Exhibit 10.1

CREDIT AGREEMENT

Dated as of July 19, 2005

among

SAFETY PRODUCTS HOLDINGS, INC.,
as a Guarantor,

SPH ACQUISITION LLC
(The Rights and Obligations of which
Hereunder are to be Assumed by
NORCROSS SAFETY PRODUCTS L.L.C.,
NORTH SAFETY PRODUCTS INC.
and
MORNING PRIDE MANUFACTURING L.L.C.,
as U.S. Borrowers),

NORTH SAFETY PRODUCTS LTD.,
which shall become a party hereto
as Canadian Borrower,

The Several Lenders
from Time to Time Parties Hereto

CREDIT SUISSE,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

GMAC COMMERCIAL FINANCE LLC

LASALLE BANK NATIONAL ASSOCIATION

and

US BANK NATIONAL ASSOCIATION,
as Documentation Agents,

and

CREDIT SUISSE, TORONTO BRANCH,
as Canadian Agent

CREDIT SUISSE,
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

SECTION 1

DEFINITIONS

1.1	Defined Terms
1.2	Other Definitional Provisions
1.3	Related Lender

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1	Term Commitments; Procedure for Term Loan Borrowing
2.2	Repayment of Term Loans
2.3	Revolving Commitments
2.4	Procedure for Revolving Loan Borrowing
2.5	U.S. Swingline Commitment; Procedure for U.S. Swingline Borrowing; Refunding of U.S. Swingline Loans
2.6	Commitment Fees, etc.
2.7	Termination or Reduction of Revolving Commitments
2.8	Optional Prepayments
2.9	Mandatory Prepayments and Commitment Reductions
2.10	Conversion and Continuation Options
2.11	Limitations on Eurodollar Tranches
2.12	Interest Rates and Payment Dates
2.13	Computation of Interest and Fees
2.14	Inability to Determine Interest Rate
2.15	Pro Rata Treatment and Payments
2.16	Requirements of Law
2.17	Taxes
2.18	Indemnity
2.19	Change of Lending Office
2.20	Replacement of Lenders under Certain Circumstances
2.21	Bankers’ Acceptances Under the Canadian Subfacility
2.22	Repayment, Rollover and Conversion of Bankers’ Acceptances and C$ Prime Loans
2.23	Power of Attorney for the Execution of Bankers’ Acceptances
2.24	Circumstances Making Bankers’ Acceptances Unavailable
2.25	Increases of the Facilities
2.26	B/A Equivalent Loans
2.27	Collection Allocation Mechanism
2.28	Special Provisions Relating to Currencies Other Than Dollars
2.29	Dollar Equivalent Calculations
2.30	Parent Borrower as Agent

SECTION 3

LETTERS OF CREDIT

3.1	U.S. L/C Commitment
3.2	Procedure for Issuance of U.S. Letter of Credit
3.3	Fees and Other Charges
3.4	U.S. L/C Participations
3.5	Reimbursement Obligations of U.S. Borrowers
3.6	Obligations Absolute
3.7	U.S. Letter of Credit Payments
3.8	Applications
3.9	Canadian L/C Commitment

SECTION 4

REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition
4.2	No Change
4.3	Existence; Compliance with Law
4.4	Power; Authorization; Enforceable Obligations
4.5	No Legal Bar
4.6	No Material Litigation
4.7	No Default
4.8	Ownership of Property; Liens
4.9	Intellectual Property
4.10	Taxes
4.11	Federal Regulations
4.12	Labor Matters
4.13	ERISA, Canadian Pension and Benefit Plans and Foreign Plans
4.14	Investment Company Act; Public Utility Holding Company Act; Other Regulations
4.15	Subsidiaries
4.16	Use of Proceeds
4.17	Environmental Matters
4.18	Accuracy of Information, etc.
4.19	Security Documents
4.20	Solvency
4.21	Senior Indebtedness.
4.22	Regulation H
4.23	Certain Documents
4.24	Capital Structure
4.25	Mortgaged Properties
4.26	Acquisition Documents; Representations and Warranties in Acquisition Agreement
4.27	Anti-Terrorism Law
4.28	Casualty Event

SECTION 5

CONDITIONS PRECEDENT

5.1	Conditions to Initial Extension of Credit
5.2	Conditions to Each Extension of Credit

SECTION 6

AFFIRMATIVE COVENANTS

6.1	Financial Statements
6.2	Certificates; Other Information
6.3	Payment of Obligations
6.4	Maintenance of Existence; Compliance
6.5	Maintenance of Property; Insurance
6.6	Inspection of Property; Books and Records; Discussions
6.7	Notices
6.8	Environmental Laws
6.9	Additional Collateral, etc.
6.10	Real Estate Documentation
6.11	Maintenance of Ratings
6.12	Post-Closing Collateral Matters

SECTION 7

NEGATIVE COVENANTS

7.1	Financial Condition Covenants
7.2	Indebtedness
7.3	Liens
7.4	Fundamental Changes
7.5	Disposition of Property
7.6	Restricted Payments
7.7	Capital Expenditures
7.8	Investments
7.9	Optional Payments and Modifications of Certain Debt Instruments
7.10	Transactions with Affiliates
7.11	Sales and Leasebacks
7.12	Changes in Fiscal Periods
7.13	Negative Pledge Clauses
7.14	Clauses Restricting Subsidiary Distributions
7.15	Lines of Business
7.16	Limitation on Lease Expense
7.17	Change of Name
7.18	Anti-Terrorism Law; Anti-Money Laundering
7.19	Embargoed Person
7.20	Limitation on Capital and Holdco Capital
7.21	Limitation on Holdco

SECTION 8

EVENTS OF DEFAULT

8.1	Events of Default

SECTION 9

THE AGENTS

9.1	Appointment
9.2	Delegation of Duties
9.3	Exculpatory Provisions
9.4	Reliance by Administrative Agent and the Canadian Agent
9.5	Notice of Default
9.6	Non-Reliance on Agents and Other U.S. Lenders
9.7	Indemnification
9.8	Agent in Its Individual Capacity
9.9	Successor Administrative Agent
9.10	Authorization to Release Guarantees and Liens
9.11	Documentation Agents

SECTION 10

MISCELLANEOUS

10.1	Amendments and Waivers
10.2	Notices
10.3	No Waiver; Cumulative Remedies
10.4	Survival of Representations and Warranties
10.5	Payment of Expenses and Taxes
10.6	Successors and Assigns; Participations and Assignments
10.7	Adjustments; Set-off
10.8	Counterparts
10.9	Severability
10.10	Integration
10.11	GOVERNING LAW
10.12	Submission to Jurisdiction; Waivers
10.13	Acknowledgements
10.14	Confidentiality
10.15	Joint and Several Obligations
10.16	WAIVERS OF JURY TRIAL
10.17	Canadian Amendments and Waivers
10.18	Judgment Currency
10.19	USA PATRIOT Act Notice

ANNEX: A	Pricing Grid

SCHEDULES:

1.1(A)	Commitments
1.1(B)	Mortgaged Property
1.1(C)	Individual Investors
1.1(D)	Refinancings
1.1(E)	Existing Letters of Credit
1.1(F)	Excluded Foreign Subsidiaries
4.4	Consents, Authorizations, Filings and Notices
4.6	Material Litigation
4.8	Real Property
4.13	ERISA Matters
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
4.19(c)	Canadian Filing Jurisdictions
4.24(b)	Capital Structure
4.26	Acquisition Documents
5.1(e)	Local Counsel
5.1(h)	Fair Market Value
5.1(h)(viii)	U.S. Mortgaged Property
6.12(a)	Leasehold Properties
6.12(b)	Owned Properties
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(o)	Permitted Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D-1	Form of Fee Mortgage
D-2	Form of Leasehold Mortgage
E	Form of Assignment and Acceptance
F-1	Form of Legal Opinion of Dechert LLP
F-2	Form of Legal Opinion of Sternthal Katznelson Montigny, L.L.P.
F-3	Form of Legal Opinion of Local Counsel
G	Form of Prepayment Option Notice
H	Form of Exemption Certificate
I	Form of Notice of Canadian Loan Utilization by way of Bankers’ Acceptances or B/A Equivalent Loans
J-1	Form of Quebec Security Documents
J-2	Form of Ontario Leasehold Mortgage
J-3	Form of General Security Agreement
K	Form of Canadian L/C Agreement
L	Form of Assumption Agreement
M	Form of Joinder Agreement

v

N	Form of Borrowing Request
O	Form of Notice of Conversion or Continuation

CREDIT AGREEMENT, dated as of July 19, 2005, among SAFETY PRODUCTS HOLDINGS, INC., a Delaware corporation (“Holdco”), as a Guarantor, SPH ACQUISITION LLC, a Delaware limited liability company (the “Acquisition Corp.” and, together with any successor by merger to Acquisition Corp.’s rights and obligations hereunder as provided herein, the “Parent Borrower”), the U.S. Subsidiary Borrowers (as hereinafter defined) (the U.S. Subsidiary Borrowers together with the Parent Borrower being collectively referred to as the “U.S. Borrowers”), the Canadian Borrower (as hereinafter defined) (the Canadian Borrower, together with the U.S. Borrowers, being collectively referred to as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement which extend a Commitment to the U.S. Borrowers (the “U.S. Lenders”), the several banks and other financial institutions or entities from time to time parties to this Agreement which extend a Commitment to the Canadian Borrower (the “Canadian Lenders” and, together with the U.S. Lenders, the “Lenders”), GMAC COMMERCIAL FINANCE LLC, LASALLE BANK NATIONAL ASSOCIATION and US BANK NATIONAL ASSOCIATION, as documentation agents (in such capacity, the “Documentation Agents”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and CREDIT SUISSE, TORONTO BRANCH, as Canadian agent (in such capacity, the “Canadian Agent”).

W I T N E S S E T H:

WHEREAS, Holdco and Acquisition Corp., Holdco’s direct U.S. Wholly Owned Subsidiary, are each newly formed companies organized by Odyssey Investment Partners, LLC and certain other investors;

WHEREAS, Holdco has entered into a purchase and sale agreement, dated as of May 20, 2005 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with NSP Holdings L.L.C. (“Seller”), a Delaware limited liability company, and Norcross Safety Products L.L.C. (“NSP”), a Delaware limited liability company, pursuant to which Holdco will acquire (the “Acquisition”) certain equity interests and stock of NSP and NSP Holdings Capital Corp., a Delaware corporation (“Holdco Capital”).

WHEREAS, simultaneously with the Acquisition, Acquisition Corp. will be merged with and into NSP (the “Merger”), with NSP surviving the merger.

WHEREAS, following the Acquisition, Holdings Capital will be merged with and into Holdco (the “Holdco Merger”), with Holdco surviving the merger.

WHEREAS, the Equity Financing (as defined below) shall be consummated simultaneously herewith.

WHEREAS, immediately upon consummation of the Acquisition and Merger described above, and on the Closing Date, Acquisition Corp. will assign to NSP, North Safety Products Inc., a Delaware corporation (“North Safety”) and Morning Pride Manufacturing L.L.C., a Delaware limited liability company (“Morning Pride,” and, together with North Safety, the “U.S. Subsidiary Borrowers”) and NSP and the U.S. Subsidiary Borrowers will assume from Acquisition Corp. (the “Assumption”) all of the rights and obligations of Acquisition Corp. in respect of the U.S. Loans and the U.S. Commitments (as defined below), as successor in interest to Acquisition Corp.  under this Agreement and other Loan Documents, pursuant to the Assumption Agreement (as defined below), NSP shall assume the obligations of Acquisition Corp. by operation of law upon consummation of the Merger, whereupon NSP shall be the Parent Borrower hereunder for all purposes hereof, and North Safety Products Ltd., a company organized and existing under the laws of Canada (the “Canadian Borrower”) shall, pursuant to the Joinder Agreement (as defined below), become a party to this agreement.

WHEREAS, immediately upon consummation of the Acquisition described above, and on the Closing Date, Seller shall assign to Holdco, and Holdco shall assume from Seller, all of the rights and obligations of Seller in respect of Seller’s existing 11.75% Senior Pay-in-Kind Notes due 2012 (the “Initial Holdco Notes”) and Holdco shall issue up to $25.0 million aggregate principal amount (prior to any applicable original issue discount) of additional Senior Pay-in-Kind Notes on substantially the same terms as the Initial Holdco Notes (the “Additional Holdco Notes” and, together with the Initial Holdco Notes and additional Senior Pay-in-Kind Notes on the same terms as the Initial Holdco Notes and the Additional Holdco Notes issued as interest on the Initial Holdco Notes and the Additional Holdco Notes, the “Holdco Notes”).

WHEREAS, in order to (i) finance a portion of the purchase price of the Acquisition, (ii) refinance certain outstanding indebtedness of the Borrowers, (iii) pay certain fees and expenses related to the Transactions (as defined below) and (iv) finance the working capital and other business requirements of the Parent Borrower and its Subsidiaries following the consummation of the Acquisition and the related transactions, Acquisition Corp. has requested that the Lenders make the Loans and issue and participate in the Letters of Credit provided for herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof:  Prime Rate shall mean the rate of interest per annum announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); the effective date of any change in the Prime Rate shall be the date of announcement of such change.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  U.S. Loans the rate of interest applicable to which is based upon the ABR.

“Acceptance Fee”:  the fee payable in C$ to the Canadian Lenders in respect of Bankers’ Acceptances computed in accordance with Section 2.21.

“Acquisition”:  as defined in the preamble hereto.

“Acquisition Agreement”:  as defined in the preamble hereto.

“Acquisition Corp.”:  as defined in the preamble hereto.

“Acquisition Documents”:  the collective reference to the Acquisition Agreement and the other documents listed on Schedule 4.26.

“Additional Holdco Notes”:  as defined in the preamble hereto.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent or the Canadian Agent, as appropriate.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agent, the Documentation Agent, the Canadian Agent and the Administrative Agent.

“Aggregate Exposure”:  with respect to any U.S. Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s U.S. Revolving Commitment then in effect or, if the U.S. Revolving Commitments have been terminated, the amount of such Lender’s U.S. Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any U.S. Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all U.S. Lenders at such time.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Currency”:  Euros.

“Alternate Currency Equivalent”:  as to any amount denominated in Dollars as of any date of determination, the amount of Alternate Currency that could be purchased with such amount of Dollars based upon the Spot Selling Rate.

“Alternate Currency Letter of Credit”:  any Letter of Credit to the extent denominated in an Alternate Currency.

“Alternate Currency Revolving Loan”:  each Revolving Loan denominated in an Alternate Currency.

“Amended Hypothec”: as defined in Section 6.12(c)

“Anti-Terrorism Laws”:  as defined in Section 4.27.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans and C$Prime Loans	Eurodollar Loans and Bankers’ Acceptances
U.S. Revolving Loans and Canadian Loans	1.25%	2.25%

Term Loans	1.00%	2.00%

provided that on and after each Adjustment Date to occur after the completion of one full fiscal quarter of the Parent Borrower following the Closing Date, the Applicable Margin with respect to U.S. Revolving Loans, U.S. Swingline Loans and Canadian Loans will be determined pursuant to the Pricing Grid.

“Application”:  an application, in such form as the U.S. Issuing Lender may specify from time to time, requesting the U.S. Issuing Lender to open a U.S. Letter of Credit.

“Approved Currency”:  each of Dollars and Alternate Currency.

“Approved Fund”:  any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a) through (g) of Section 7.5) that yields gross proceeds to the Parent Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”:  as defined in Section 10.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit E.

“Assignor”:  as defined in Section 10.6(c).

“Assumption”:  as defined in the preamble hereto.

“Assumption Agreement”: the Assignment and Assumption Agreement among Acquisition Corp. and the Lenders in substantially the form attached hereto as Exhibit L, as amended, supplemented or otherwise modified from time to time.

“Available Canadian Commitment”: as to any Canadian Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Canadian Commitment then in effect minus (b) such Lender’s Canadian Extensions of Credit then outstanding.

“Available U.S. Revolving Commitment”:  as to any U.S. Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s U.S. Revolving Commitment then in effect minus (b) such Lender’s U.S. Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s U.S. Revolving Extensions of Credit for the purpose of determining such Lender’s Available U.S. Revolving Commitment pursuant to the definition of “Commitment Fee Rate” and Section 2.6(a), the aggregate principal amount of U.S. Swingline Loans then outstanding shall be deemed to be zero.

“Bankers’ Acceptance”:  a Draft denominated in C$ drawn by the Canadian Borrower and accepted by a Canadian Lender in accordance with the provisions of Section 2.21 hereof.

“B/A Equivalent Loan”:  as defined in Section 2.26.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”:  as defined in the preamble hereto.

“Borrowing Date”:  with respect to the U.S. Loans, any Business Day specified by the Parent Borrower as a date on which the Parent Borrower requests the relevant Lenders to make Loans hereunder and with respect to the Canadian Loans, any day on which the Canadian Borrower requests the relevant Canadian Lenders to make C$ Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, (a) Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market, and (b) an Alternate Currency Revolving Loan denominated in Euros, the term “Business Day” shall also exclude any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not operating (as determined in good faith by the Administrative Agent), and provided, further, that with respect to notices and determinations in connection with, and payments of principal and interest on, a Canadian Loan, a day on which Canadian chartered banks are open for business in Toronto, Canada, but excluding Saturday, Sunday and any other day on which Canadian chartered banks are authorized or required by law to close in Toronto, Canada.

“CDOR Rate”:  the per annum rate of interest which is the rate based on the rate applicable to bankers’ acceptances for a term of 30 days (in the case of the definition of C$ Prime Rate) or for a term equivalent to the term of, and for amounts comparable to the amount of, the relevant Bankers’ Acceptances (in the case of the definition of Discount Rate appearing on the Reuters Screen CDOR Page (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) for acceptances of Schedule I banks under the Bank Act (Canada) as of 10:00 A.M., Toronto time, on such date, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, however, that if no such rate appears on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be calculated as the arithmetic mean of the rates for the term and amount referred to above applicable to  bankers’ acceptances quoted by the Canadian Agent as of 10:00 A.M., Toronto time, on such date or, if such date is not a Business Day, then on the immediately preceding Business Day.

“CAM”: the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established pursuant to Section 2.27.

“CAM Exchange”: the exchange of the Lenders’ interests provided for in Section 2.27.

“CAM Exchange Date”: the first date after the Closing Date on which there shall occur (a) any Event of Default under clause (e) or (f) of Section 8.1 with respect to Holdco or a Borrower or (b) an acceleration of Loans pursuant to Section 8.1.

“CAM Percentage”: as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum, without duplication, of (i) the aggregate outstanding principal amounts of Term Loans, if any, owed to such Lender, (ii) the Canadian Revolving Credit Exposure, if any, of such Lender, (iii) the Aggregate Exposure, if any, of such Lender and (iv) the aggregate amount of any other Obligations otherwise owed to such Lender pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate outstanding principal amounts of Term Loans owed to all the Lenders, (ii) the Aggregate Exposure of all the Lenders, (iii) the aggregate Canadian Revolving Credit Exposure of all Lenders and (iv) the aggregate amount of any other Obligations otherwise owed to any of the Lenders pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date.

“Canadian Agent”:  as defined in the preamble hereto.

“Canadian Borrower”:  as defined in the preamble hereto.

“Canadian Commitment”: as to any Canadian Lender, the obligation of such Lender, if any, to make extensions of credit to the Canadian Borrower pursuant to Sections 2.3(c) and 3.9 hereof and the Canadian Loan Documents in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Canadian Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The amount of the Total Canadian Commitments is an amount denominated in C$ having a Dollar Equivalent of $25,000,000, or such lesser amount at any time equal to an amount denominated in C$ having a Dollar Equivalent of $25,000,000 minus the amount at such time outstanding under the U.S. Revolving Extensions of Credit in excess of $25,000,000.  Upon such adjustment of the Total Canadian Commitments, the Canadian Commitment as to any Canadian Lender shall be adjusted pro rata in accordance with such Lender’s Canadian Revolving Percentage.

“Canadian Commitment Period”:  the period from but excluding the Closing Date to the Revolving Termination Date.

“Canadian Dollars” and “C$”:  dollars in lawful currency of Canada.

“C$ Prime Loans”:  Canadian Loans at such time as they bear interest at a rate based upon the C$ Prime Rate.

“C$ Prime Rate”:  the greater of (a) the annual rate of interest announced from time to time by the Canadian Agent as its reference rate then in effect for determining interest rates on C$ denominated commercial loans in Canada and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate and (ii) 0.50% per annum.

“Canadian Exposure”: with respect to any Canadian Lender at any time, the outstanding amount of Canadian Loans of such Lender plus such Lender’s pro rata share of the outstanding amount of Canadian L/C Obligations with respect to Canadian Letters of Credit.

“Canadian Extensions of Credit”:  as to any Canadian Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Canadian Loans held by such Lender outstanding and (b) such Lender’s Canadian Revolving Percentage of the Canadian L/C Obligations then outstanding.

“Canadian Issuing Lender”:  any Canadian Lender designated as the Canadian Issuing Lender in a written notice from the Canadian Agent and the Canadian Borrower to the Canadian Lenders.

“Canadian L/C Agreements”:  the various agreements regarding applications for letters of credit and indemnification agreements to be entered into among the Canadian Issuing Lender and the Canadian Borrower in substantially the forms attached hereto as Exhibit K, which forms are generally used by the Canadian Issuing Lender in connection with the issue by it of letters of credit or guarantees on behalf of its customers, as such agreements are amended, supplemented or otherwise modified from time to time.

“Canadian L/C Commitment”:  an amount denominated in C$ having a Dollar Equivalent of $1,000,000.

“Canadian L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Canadian Letters of Credit and (b) the aggregate amount of drawings under Canadian Letters of Credit that have not then been reimbursed pursuant to the Canadian L/C Agreements.

“Canadian Lenders”:  as defined in the preamble hereto.

“Canadian Lending Office”:  as to any Canadian Lender, the applicable branch or office of such Canadian Lender designated by such Canadian Lender to make Loans to the Canadian Borrower and to accept and purchase or arrange for the purchase of Bankers’ Acceptances and B/A Equivalent Loans of the Canadian Borrower; provided that any such branch or office shall be (a) of a Schedule I Lender or Schedule II Lender or (b) a branch or office either (i) of a financial institution or other entity that is a resident in Canada for the purposes of the Income Tax Act (Canada) or (ii) of a financial institution that is an “authorized foreign bank” as defined in section 2 of the Bank Act (Canada) and in section 248(1) of the Income Tax Act (Canada), and which holds the Loan as part of its “Canadian banking business” as defined in section 248(1) of the Income Tax Act (Canada).

“Canadian Letters of Credit”:  letters of credit issued by the Canadian Issuing Lender at the request of the Canadian Borrower or any of them pursuant to the provisions hereof.

“Canadian Loan Documents”:  the Canadian L/C Agreements, the Canadian Security Documents and any and all other agreements or instruments executed after the Closing Date from time to time by the Canadian Borrower with or in favor of the Canadian Lenders in connection with this Agreement.

“Canadian Loans”:  as defined in Section 2.3(c).

“Canadian Reimbursement Obligation”:  the obligation of the Canadian Borrower to reimburse the Canadian Issuing Lender pursuant to the Canadian L/C Agreements for amounts drawn under Canadian Letters of Credit.

“Canadian Required Lenders”: at any time, the holders of more than 50% of the Total Canadian Commitments then in effect or, if the Canadian Commitments have been terminated, the Total Canadian Extensions of Credit then outstanding.

“Canadian Required Prepayment Lenders”:  the Requisite Lenders in respect of the Canadian Subfacility.

“Canadian Revolving Credit Exposure”: with respect to any Canadian Lender at any time, the outstanding amount of such Lender’s Canadian Loans plus such Lender’s pro rata share of the outstanding amount of L/C Obligations with respect to Canadian Letters of Credit plus such Lender’s pro rata share of the outstanding amount of Bankers’ Acceptances and B/A Equivalent Loans.

“Canadian Revolving Percentage”: as to any Canadian Lender at any time, the percentage which such Lender’s Canadian Commitment then constitutes of the Total Canadian Commitments (or, at any time after the Canadian Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Canadian Loans then outstanding constitutes the aggregate principal amount of the Canadian Loans then outstanding).

“Canadian Secured Parties”: the Canadian Agent and the Canadian Lenders.

“Canadian Security Documents”:  the Quebec Security Documents, the Ontario Leasehold Mortgage and the General Security Agreement to be granted by the Canadian Borrower in favor of the Canadian Agent for the benefit of the Canadian Lenders in substantially the forms attached hereto as Exhibits J-1, J-2, and J-3 respectively, as amended, supplemented or otherwise modified from time to time, and the Mortgages and all other security documents heretofore and hereafter delivered to the Canadian Agent granting a Lien on any property of the Canadian Borrower or any Subsidiary thereof to secure the obligations and liabilities of the Canadian Borrower or any Subsidiary thereof to the Canadian Agent and the Canadian Lenders.

“Canadian Subfacility”:  as defined in the definition of “Facility”.

“Canadian Subsidiary”:  each Subsidiary of the Canadian Borrower that is organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantor”:  each Canadian Subsidiary.

“Canadian Wholly Owned Subsidiary”:  as to any Person, any Canadian Subsidiary all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Canadian Wholly Owned Subsidiaries.

“Canadian Wholly Owned Subsidiary Guarantor”:  any Canadian Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Canadian Borrower.

“Capital”  Norcross Capital Corp., a Delaware corporation.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate, without duplication, of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries (excluding (i) any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations, (ii)

expenditures made with the proceeds of insurance and awards of condemnation and (iii) Permitted Acquisitions).

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government (or in the case of any Foreign Subsidiary, the government of the country where such Foreign Subsidiary is organized) or issued by any agency thereof and backed by the full faith and credit of the United States (or in the case of any Foreign Subsidiary, the country where such Foreign Subsidiary is organized), in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of (i) the United States or any state thereof or (ii) in the case of any Foreign Subsidiary, the country where such Foreign Subsidiary is organized, having combined capital and surplus of not less than $500,000,000, or, in the case of a Foreign Subsidiary, the equivalent thereof; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 90 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Casualty Event”: any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Parent Borrower or any of its Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain or expropriation proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Mortgage Bond”:  the Bond issued or to be issued by the Canadian Borrower in favor of the Canadian Agent.

“Cominar Hypothec”: as defined in Section 6.12(c)

“Cominar Priority Agreement”: as defined in Section 6.12(c).

“Commitment Fee Rate”:  0.50%; provided that on and after each Adjustment Date to occur after the completion of one full fiscal quarter of the Parent Borrower following the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commitments”:  the collective reference to the U.S. Commitments and the Canadian Commitments.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Parent Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Parent Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Parent Borrower and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of U.S. Revolving Loans, U.S. Swingline Loans or Canadian Loans to the extent otherwise included therein and (c) tax reserves.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) provision for income tax expense (including any franchise taxes imposed in lieu of income taxes and any income taxes that would be payable if the entity were to become a taxable entity for purposes of Federal, state or local income taxes), (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and Letters of Credit) and Hedge Agreements, (c) amortization or writeoff of deferred financing fees, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and the Letters of Credit) and Hedge Agreements, (d) depreciation and amortization expense, (e) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), provided that the amounts referred to in this clause (f) shall not, in the aggregate, exceed (A) $3,000,000 for any fiscal year of Parent Borrower in the case of extraordinary, unusual or non-recurring cash expenses or losses (including cash losses on sales of assets outside of the ordinary course of business but excluding those described in clause (B) immediately following) or (B) $5,000,000 for any fiscal year of Parent Borrower in the case of extraordinary, unusual or non-recurring restructuring charges arising out of Permitted Acquisitions (including severance and other employee termination costs); provided, that up to $5,000,000 of any amount referred to above in this clause B, if not so charged in the initial fiscal year for which it is permitted, may be carried over to the next immediately succeeding fiscal year, but not to any subsequent fiscal years, (g) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Permitted Acquisition, (h) extraordinary, unusual or non-recurring costs or expenses in connection with the relocation and/or consolidation of facilities, merger integration costs and costs associated with the opening and permanent closing of facilities (including the closure of the facility located in Addison, Illinois and the transfer of certain of the operations conducted therein to the facility located in Charleston, South Carolina) in an amount not to exceed $1,000,000 in the aggregate, (i) any other non-cash charges or losses, (j) management, monitoring, consulting and advisory fees and related expenses and any other fees and expenses (or any accruals relating to such fees and related expenses) paid in accordance with Section 7.10(e), (k) to the extent covered by insurance proceeds actually received, expenses with respect to liability or Casualty Events or business interruption, (l) extraordinary, unusual or non-recurring expenses incurred in connection with the Transactions, not to exceed $27,000,000, including management compensation, (m) any non-cash write-off of up to $10,000,000 of losses on the Disposition of North Safety Products (Africa)(Pty) Ltd., (n) with respect to any Event of Default under any covenant set forth in Section 7.1, the Net Cash Proceeds of any equity issuance to the Permitted Holders and the Individual Investors, in each case solely to the extent that such Net Cash Proceeds (A) are actually received by the Parent Borrower no later than ten (10) days after the delivery of a Notice of Intent to Cure and (B) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.1 for any applicable period (each, a “Permitted Cure Issuance”), it being understood that this clause (n) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.1; provided that (A) no more than two Permitted Cure Issuances may be made in any four fiscal quarter period and (B) in each eight fiscal quarter period there shall be a period of at least four consecutive fiscal quarters during which no Permitted Cure Issuance is made; provided, further that to the extent the receipt of any Net Cash Proceeds of any Permitted Cure Issuance is an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the foregoing and, as a result thereof, any Event of Default of the covenants set forth in Section 7.1 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period and such addition to Consolidated EBITDA shall apply to any period of four (4) consecutive fiscal quarters that includes the fiscal quarter in respect of which such addition was made and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income or gains, all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each a “Reference Period”) pursuant to any determination of the Consolidated Total Leverage Ratio or the Consolidated Senior Leverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition,

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of business or constitutes all or substantially all of the common equity of a Person and (b) involves the payment of consideration by the Parent Borrower and its Subsidiaries in excess of $1,500,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $1,500,000.

“Consolidated Fixed Charge Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Parent Borrower and its Subsidiaries during such period on account of Capital Expenditures to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”:  for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled payments made during such period on account of principal of Indebtedness of Parent Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans), (c) payments made by Parent Borrower and its Subsidiaries during such period on account of income taxes (including any franchise taxes imposed in lieu of income taxes) and (d) the aggregate amount of Restricted Payments made during such period as permitted by Sections 7.6(b), (d), (f) and (g).

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, the excess, if any, of (a) total cash interest expense (including that attributable to Capital Lease Obligations) of Parent Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of Parent Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) over (b) total cash interest income of Parent Borrower and its Subsidiaries for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Subsidiaries, (b) the income (or loss) of any Person (other than a Subsidiary of the Parent Borrower) in which the Parent Borrower or any of its Subsidiaries has an ownership interest, except in respect of income to the extent that any such income is actually received by the Parent Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt”:  all Consolidated Total Debt other than the Senior Subordinated Notes and any other Indebtedness of the U.S. Borrowers or the Canadian Borrower that, by its terms or the terms of any applicable subordination agreement, is subordinated to the prior payment in full of the Obligations.

“Consolidated Senior Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”:  at any date, the excess, if any, of (a) the aggregate principal amount of all Funded Debt of Holdco and its Subsidiaries or Parent Borrower and its Subsidiaries, as the case may be, at such date, determined on a consolidated basis in accordance with GAAP over (b) the aggregate amount of cash and Cash Equivalents held by Holdco and its Subsidiaries or Parent Borrower and its Subsidiaries, as the case may be, in the United States on such date in excess of the lesser of (i) $2,000,000 and (ii) the aggregate amount of cash and Cash Equivalents held by Holdco and its Subsidiaries or Parent Borrower and its Subsidiaries, as the case may be, in the United States on such date.

“Consolidated Total Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contract Period”:  with respect to any Bankers’ Acceptance, the period commencing on the date such Bankers’ Acceptance is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the Canadian Borrower may elect (in each case subject to availability); provided that (i) if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day, and (ii) no Contract Period shall extend beyond the Revolving Termination Date.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Delivery Order”:  the Delivery Order relating to the Collateral Mortgage Bond.

“Discount Proceeds”:  with respect to any Bankers’ Acceptance (or, as applicable, any B/A Equivalent Loan), an amount in Canadian Dollars (rounded upward, if necessary, to the nearest C$0.01) calculated by multiplying (a) the face amount of such Bankers’ Acceptance (or, as applicable, the undiscounted amount of the B/A Equivalent Loan) by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (1) the Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance (or, as applicable, such B/A Equivalent Loan) and (2) a fraction of which the numerator is the Contract Period applicable to such Bankers’ Acceptance (or, as applicable, such B/A Equivalent Loan) and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Discount Rate”:  with respect to a Bankers’ Acceptance being accepted and purchased on any day, (a) for a Lender that is a Schedule I Lender, (i) the CDOR Rate applicable to such Bankers’ Acceptance or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Canadian Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such Schedule I Reference Lender would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such Schedule I Reference Lender having a face amount and term comparable to the face amount and Contract Period of such Bankers’ Acceptance, and (b) for a Lender that is a Schedule II Lender or a Schedule III Lender, the lesser of (i) the CDOR Rate applicable to such Bankers’ Acceptance plus 0.10% per annum and (ii) the arithmetic average (as determined by the Canadian Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Schedule II/III Reference Lenders as the percentage discount rate at which each such Schedule II/III Reference Lender would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such Bankers’ Acceptance.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”:  as defined in the preamble hereto.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Dollar Equivalent”: as to any amount denominated in an Alternate Currency or C$ as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Alternate Currency or C$ based upon the spot selling rate at which the Administrative Agent or the Canadian Agent, as appropriate, offers to sell such Alternate Currency or C$ for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“Domestic Subsidiary”:  any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.

“Draft”:  a blank non-interest bearing bill of exchange, within the meaning of the Bills of Exchange Act (Canada), or a blank depository bill within the meaning of the Depository Bills and Notes Act (Canada), as applicable, drawn by the Canadian Borrower and addressed to a Canadian Lender, denominated in and bearing such distinguishing letters and numbers as such Canadian Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Canadian Lender.

“Environmental Laws”:  any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or protection of human health as it relates to environmental hazards, as now or may at any time hereafter be in effect.

“Equity Financing”:  the cash equity investment in Holdco by the Equity Investors as the same is further invested in cash equity in the Parent Borrower on or prior to the Closing Date, in an amount not less than $109.0 million on terms and conditions reasonably satisfactory to the Administrative Agent.

“Equity Investors”:  Odyssey Investment Partners Fund III, L.P., General Electric Pension Trust and the Individual Investors.

“Equivalent”:  on any date, the amount of Canadian Dollars into which a specified amount of Dollars may be converted or, as the case may be, the amount of Dollars into which a specified amount of Canadian Dollars may be converted, in each case at the applicable Bank of Canada noon rate on such date as published on the Reuters Screen page BOFC.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” or “ €”:  the single currency of the Participating Member States.

“Euro Sublimit”:  the maximum principal amount of Loans that the Borrowers may have outstanding at any one time denominated in Euros, not to exceed the Dollar Equivalent of $25,000,000.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as Eurocurrency Liabilities in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the relevant Approved Currency (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the Eurodollar Base Rate shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in such Approved Currency are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”:  U.S. Loans, the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 –	Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of Parent Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the provision for income tax expense (including any franchise taxes imposed in lieu of income taxes and any income taxes that would be payable if the entity were to become a taxable entity for purposes of federal, state or local income taxes) deducted in arriving at such Consolidated Net Income, (iii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iv) decreases in Consolidated Working Capital for such fiscal year (excluding any changes in Consolidated Working Capital due to the effects of purchase accounting adjustments) and (v) the aggregate net amount of non-cash loss on the Disposition of property by the Parent Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income less (b) the sum, without duplication, of (i) the amount of all non-cash items included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Parent Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), including on account of Form Purchases, (iii) the aggregate amount actually paid by the Parent Borrower and its Subsidiaries during such fiscal year on account of Investments permitted by Section 7.8(h), (i) or (n) (excluding the principal amount of Indebtedness incurred to finance such Investments), (iv) the aggregate amount of all prepayments of U.S. Revolving Loans, U.S. Swingline Loans and Canadian Loans during such fiscal year to the extent accompanying permanent optional reductions of the U.S. Revolving Commitments or Canadian Commitments, as the case may be, and all optional prepayments of the Term Loans during such fiscal year, (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Parent Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (vi) increases in Consolidated Working Capital for such fiscal year (excluding any changes in Consolidated Working Capital  due to the effects of purchase accounting adjustments), (vii) the aggregate net amount of non-cash gain on the Disposition of property by the Parent Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) any cash payments made during such fiscal year in respect of non-cash charges described in clause (a)(iii) or (v) above that were deducted in determining Consolidated Net Income for a prior fiscal year, (ix) the aggregate amount of Restricted Payments made during such fiscal year as permitted by Section 7.6(b) or (f), (x) amounts paid in cash during such fiscal year by the Parent Borrower and its Subsidiaries in respect of taxes based upon income (including any franchise taxes imposed in lieu of income taxes), (xi) cash earnout and royalty payments made during such fiscal year to former owners of acquired businesses that were not deducted as expenses in determining such Consolidated Net Income, (xii) the aggregate amount of cash payments related to pension, post-retirement and deferred compensation obligations made during such fiscal year to the extent not expensed during such fiscal year, (xiii) dividends paid by the Parent Borrower during such fiscal year as permitted by Sections 7.6(d) and 7.6(e), (xiv) to the extent not already deducted in determining Consolidated Net Income, (A) cash expenses and fees incurred in connection with the Transactions, (B) fees and expenses in connection with or refinancings permitted by Section 7.2 and  (C) cash expenses and fees incurred in connection with any Investment permitted to be made pursuant to Section 7.8, Indebtedness permitted to be incurred pursuant to Section 7.2 (whether or not consummated) or early extinguishment of Indebtedness and with respect to Permitted Acquisitions, not to exceed $4,000,000 in the aggregate during such fiscal year, which amount, to the extent not expended during such fiscal year, may be carried over to the next succeeding fiscal year but not to any subsequent fiscal years and (xv) to the extent included in Consolidated Net Income, cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with the Acquisition, any Permitted Acquisition or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date).

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower.  The initial Excluded Foreign Subsidiaries are set forth on Schedule 1.1(F).

“Existing U.S. Letters of Credit”:  those letters of credit issued for the account of the U.S. Borrowers or any Subsidiary of the U.S. Borrowers and identified on Schedule 1.1(E).

“Facility”:  each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), (b) the U.S. Revolving Commitments and the extensions of credit made thereunder (the “U.S. Revolving Facility”) and (c) the Canadian Commitments and the Canadian Extensions of Credit made thereunder (the “Canadian Subfacility”).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Plan”: any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrowers or any Subsidiary with respect to employees employed outside the United States or Canada.

“Foreign Subsidiary”:  any Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Form Purchases”:  all expenditures for the acquisition of forms or molds used to manufacture certain hand protection and footwear products.

“Funded Debt”:  as to any Person, all Indebtedness of such Person other than that described in clause (f) of the definition of the term “Indebtedness” in respect of letters of credit.

“Funding Office”:  the office of the Administrative Agent or the Canadian Agent, as specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent or the Canadian Agent, as the case may be, as its funding office by written notice to the Parent Borrower and the U.S. Lenders or the Canadian Borrower, as the case may be.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Parent Borrower, the Administrative Agent and the U.S. Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  Accounting Changes refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting

Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

“General Security Agreement”:  the General Security Agreement made by the Canadian Borrower in favor of the Canadian Agent, dated as of July 19, 2005, as amended, supplemented or otherwise modified from time to time.

“Governmental Authority”:  any nation or government, any state, province, municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the National Association of Insurance Commissioners).

“Governmental Real Property Disclosure Requirements”:  any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Materials of Environmental Concern on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Group Properties”:  as defined in Section 4.17(a).

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by Holdco, the U.S. Borrowers and each U.S. Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection or customary contractual indemnities entered into, in each case in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantors”:  the collective reference to Holdco and the U.S. Subsidiary Guarantors.

“Hedge Agreements”:  all interest rate or currency swaps, caps or collar agreements or similar arrangements or foreign exchange contracts providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedge Counterparty”: as defined in the definition of “Obligations”.

“Holdco”:  as defined in the preamble hereto.

“Holdco Capital”:  as defined in the preamble thereto.

“Holdco Merger”: as defined in the preamble thereto.

“Holdco Notes”:  as defined in the preamble hereto.

“Holdco Notes Indenture”:  the indenture, dated as of January 7, 2005, as amended on July 19, 2005, governing the Holdco Notes, as amended, supplemented or otherwise modified in accordance with Section 7.9.

“Hypothec”:  the Deed of Hypothec to secure payment of bonds or other titles of indebtedness granted by the Canadian Borrower in favor of the Canadian Agent, in its capacity as fondé de pouvoir of the Quebec Collateral.  The Hypothec shall secure the Collateral Mortgage Bond and be a first Lien against the Quebec Collateral in priority to all other liens, except for Permitted Liens.

“Immaterial Subsidiary”:  any Subsidiary of the Parent Borrower, neither the net assets of which exceed $5,000,000 at any time nor the net sales of which exceed $5,000,000 during the latest twelve-month period (such net assets and net sales to be determined based on the most recent financial statements of the Parent Borrower or any such Subsidiary, as applicable, delivered to the Administrative Agent pursuant to this Agreement).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current accounts or trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) the face amount of all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) all obligations of such Person in respect of Hedge Agreements.  The amount of any Indebtedness at any date (A)  under clause (h) shall be equal to the lesser of (A) the then stated amount of the relevant obligations and (B) the then fair market value of the property subject to the relevant Lien and (y) shall exclude any fair value adjustments for purchase accounting.  For the avoidance of doubt, Indebtedness shall exclude ordinary course intercompany payables among Parent Borrower and its Subsidiaries.

“Indebtedness for Borrowed Money”:  of any Person at any date, without duplication, all Indebtedness of such Person of a type described in clauses (a) and (c) of the definition of the term “Indebtedness”.

“Individual Investors”:  the individuals listed on Schedule 1.1(C).

“Initial Holdco Notes”:  as defined in the preamble hereto.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, patent applications, trademarks, trademark licenses, trademark applications, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period, (d) as to any C$ Prime Loans, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan and (e) as to any Loan (other than any U.S. Revolving Loan that is an ABR Loan and any Swingline Loan and C$ Prime Loans), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Parent Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six months or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Parent Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Parent Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as the case may be;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                              the Parent Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan in connection with any scheduled payment of principal with respect thereto.

“Invensys”:  Invensys PLC (formerly Siebe PLC), a public limited company organized and existing under the laws of England and Wales, Siebe International Limited, a private limited company organized and existing under the laws of England and Wales, Deutsche Siebe GMBH, a private company organized under the laws of Germany and Siebe Inc., a Delaware corporation, collectively.

“Investments”:  as defined in Section 7.8.

“Joinder Agreement”: the Joinder Agreement of the Canadian Borrower in substantially the form attached hereto as Exhibit M, as amended, supplemented or otherwise modified from time to time.

“Judgment Currency”:  as defined in Section 10.18(a).

“Judgment Currency Conversion Date”:  as defined in Section 10.18(a).

“KCL”:  Kachele-Cama Latex GmbH, a company organized and existing under the laws of Germany.

“Lease Expense”:  for any period, the aggregate amount of fixed and contingent rentals payable by the Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to operating leases of real and personal property.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  the collective reference to Existing U.S. Letters of Credit, U.S. Letters of Credit and Canadian Letters of Credit.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance in respect of property other than Real Property, encumbrance in respect of Real Property which intrinsically entitles the holder to foreclose upon the property for recovery of a debt, lien (statutory or other), prior claim, charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan or advance made by any Lender pursuant to this Agreement which includes any advance made by way of acceptance of a Draft.

“Loan Documents”:  this Agreement, the Security Documents, the Assumption Agreement, the Joinder Agreement and any Notes and the Canadian Loan Documents.

“Loan Parties”:  Holdco, the U.S. Borrowers, the Canadian Borrower and each Subsidiary of the Parent Borrower that is party to a Loan Document.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies, taken as a whole, of the Administrative Agent, the Canadian Agent, the Syndication Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturing Amount”:  as defined in Section 2.22.

“Merger”:  as defined in the preamble hereto.

“Moody’s”:  as defined in the definition of “Cash Equivalents”.

“Morning Pride”:  as defined in the preamble hereto.

“Mortgaged Properties”:  the real properties listed on Schedule 1.1(B), (i) as to which the Administrative Agent for the benefit of the U.S. Lenders has been granted a Lien pursuant to the Mortgages and (ii) as to which the Canadian Agent for the benefit of the Canadian Lenders has been granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the U.S. Lenders or in favor of, or for the benefit of, the Canadian Agent for the benefit of the Canadian Lenders, (a) in the case of properties in the United States, substantially in the form of Exhibit D-1 or D-2, as the case may be, or (b) in the case of properties located in Canada, in form and substance reasonably satisfactory to the Canadian Agent (in either case with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.  For greater certainty, Mortgages shall include the Hypothec and the Ontario Leasehold Mortgage.

“Multiemployer Plan”:  a plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and with respect to which Parent Borrower or a Commonly Controlled Entity is an employer or has an obligation to make contributions.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of amounts deposited in escrow in connection therewith or reasonably expected to be paid as a result of any purchase price adjustment, indemnities or reserves related thereto (provided that such amounts shall be Net Cash Proceeds to the extent and at the time released or not required to be so used) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”:  as defined in Section 2.17(a).

“Non-U.S. Lender”:  as defined in Section 2.17(d).

“North Safety”:  as defined in the preamble hereto.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Notice of Intent to Cure”:  as defined in Section 6.2(b).

“NSP”:  as defined in the preamble hereto.

“Obligations”:  the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations of any Borrower (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent or to any Lender (or, in the case of Hedge Agreements, any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedge Agreement (a “Hedge Counterparty”)), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedge Agreement entered into by the Borrowers with any Lender (or any Affiliate of any Lender) or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Canadian Agent or to the Lenders that are required to be paid by the Borrowers pursuant hereto or to any of the foregoing agreements).

“Obligation Currency”:  as defined in Section 10.18(a).

“Ontario Leasehold Mortgage”:  the leasehold mortgage dated as of July 19, 2005 made by the Canadian Borrower in favor of the Canadian Agent with respect to 26 Dansk Court, Toronto, Ontario, as amended, supplemented or otherwise modified from time to time.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document and any interest and penalties related thereto.

“Parent Borrower”:  as defined in the preamble hereto.

“Participant”:  as defined in Section 10.6(b).

“Participating Member States”:  the member states of the European Communities that adopt or have adopted the Euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  any acquisition made by the Parent Borrower or any of its Subsidiaries of all or substantially all of the assets of, or all the Capital Stock of, or a division or business operated by, another Person engaged in a business meeting the requirements of Section 7.15, provided that (a) at the time of such acquisition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (b) such acquisition shall be consummated in all material respects in accordance with all applicable laws and regulations, (c) the applicable Borrower, prior to any such acquisition, shall have delivered to the Administrative Agent satisfactory evidence that the Person, business or division to be acquired in such acquisition had positive EBITDA (calculated in a manner consistent with the calculation of “Consolidated EBITDA”) for the period consisting of four consecutive fiscal quarters most recently completed, (d) after giving effect to such acquisition on a pro forma basis (determined giving effect to any projected cost savings set forth on a schedule prepared in good faith by the Chief Financial Officer of Parent Borrower provided to the Administrative Agent and to which the Administrative Agent does not reasonably object in a reasonable period of time (but in any event within five Business Days)) the covenants contained in Section 7.1 shall not have been violated, such covenants being recomputed as of the last day of the most recently completed fiscal quarter of Parent Borrower for which financial statements shall have been delivered to the Lenders pursuant to Section 4.1 or 6.1 as if such acquisition (and any related assumption of Indebtedness) had occurred on the first day of the period of four consecutive fiscal quarters then ended and (e) the Parent Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer setting forth calculations demonstrating compliance with the condition contained in clause (c) above and attaching all relevant and available financial information regarding the business or Person which is the subject of such acquisition.

“Permitted Holders”:  collectively, (i) Odyssey Investment Partners Fund III, L.P. and any of its Affiliates (other than any of their portfolio companies) and (ii) General Electric Pension Trust and its Affiliates.

“Permitted Lien”:  as defined in Section 7.3.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan, other than a Multiemployer Plan, that is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an employer as defined in Section 3(5) of ERISA.

“Pledge of Bond Agreement”:  the pledge of bond agreement made by the Canadian Borrower in favor of the Canadian Agent.

“PPSA”: the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec, or any other Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, Liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Prime Rate”:  as defined in the definition of ABR.

“Projections”:  as defined in Section 6.2(c).

“Quebec Collateral”: all property of the Canadian Borrower located in the Province of Quebec.

“Quebec Security Documents”: the Hypothec, the Collateral Mortgage Bond, the Delivery Order and the Pledge of Bond Agreement.

“Rawdon Property”: as defined in Section 6.12(c)

“Real Property”:  collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and other real property and real property rights incidental to the ownership, lease or operation thereof.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdco or any of its Subsidiaries with a value in excess of $500,000.

“Refinancing”:  the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.1(D) of Holdco or any of its Subsidiaries.

“Refinancing Indebtedness”:  with respect to any Person, any refunding, refinancing, or extension of any Indebtedness of such Person but only to the extent that (i) such Refinancing Indebtedness is subordinated to the Obligations to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) such Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity of the Term Loans, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Term Loans has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Term Loans, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting payment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Parent Borrower may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any wholly owned Subsidiary of the Parent Borrower.

“Refunded U.S. Swingline Loans”:  as defined in Section 2.5(d).

“Register”:  as defined in Section 10.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligations”:  the collective reference to the U.S. Reimbursement Obligations and the Canadian Reimbursement Obligations.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Parent Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.9(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Parent Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Parent Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in the Parent Borrower’s or any of its Subsidiaries’ business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets (directly or through the purchase of the Capital Stock of a Person) useful in the Parent Borrower’s or any of its Subsidiaries’ business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Parent Borrower’s or any of its Subsidiaries’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related”:  as defined in Section 1.3.

“Relevant Currency Equivalent”:  the Dollar Equivalent or Alternate Currency Equivalent, as applicable.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.

“Required Lenders”:  the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans, (ii) the U.S. Revolving Commitments or, if the U.S. Revolving Commitments have been terminated, the U.S. Revolving Extensions of Credit and (iii) the Dollar Equivalent of the Canadian Commitments or, if the Canadian Commitments have been terminated, the Dollar Equivalent of the Canadian Extensions of Credit.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, municipal by-law, building code, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans, the Total U.S. Revolving Extensions of Credit, or the Dollar Equivalent of the Canadian Extensions of Credit as the case may be, outstanding under such Facility (or, in the case of the U.S. Revolving Facility and the Canadian Subfacility, prior to any termination of the U.S. Revolving Commitments or the Canadian Commitments, the holders of more than 50% of the Total U.S. Revolving Commitments or the Dollar Equivalent of the Canadian Commitments, respectively).

“Requisite U.S. Revolving Facility Lenders”:  the Requisite Lenders in respect of the U.S. Revolving Facility.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer of the Parent Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Credit Exposure”: at any time, the aggregate of Canadian Exposure of all Canadian Lenders plus the aggregate U.S. Revolving Credit Exposure of all U.S. Revolving Lenders.

“Revolving Termination Date”:  the earliest of (i) June 30, 2010 and (ii) March 31, 2010, but only if Holdco fails to repay in full the outstanding principal amount of the Holdco Notes, together with accrued interest and any premium, on or prior to March 31, 2010 using only proceeds of Refinancing Indebtedness, no portion of which matures earlier than December 31, 2012.

“S&P”  as defined in the definition of “Cash Equivalents.”

“Schedule I Lender”:  any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Lender”:  any Schedule I Lender as may be agreed by the Canadian Borrower and the Canadian Agent from time to time.

“Schedule II Lender”:  any Lender named on Schedule II to the Bank Act (Canada) or any Lender that is a Canadian financial institution other than a Canadian chartered bank and is not a Schedule III Lender.

“Schedule II/III Reference Lenders”: Credit Suisse, Toronto Branch and other specified Canadian Lenders that are either a Schedule II Lender or a Schedule III Lender and approved by the Canadian Borrower and the Canadian Agent.

“Schedule III Lender”: any Lender named on Schedule III to the Bank Act (Canada).

“Scheduled Debt”:  all Indebtedness of Holdco and its Subsidiaries listed on Schedule 7.2(e).

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”:  the U.S. Secured Parties and the Canadian Secured Parties.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Canadian Security Documents and all other security documents hereafter delivered to and accepted by the Administrative Agent or the Canadian Agent, as the case may be, granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seller”:  as defined in the preamble hereto.

“Senior Subordinated Notes”:  the 9 7/8% Senior Subordinated Notes in the aggregate principal amount of $152,500,000 due 2011 of NSP.

“Senior Subordinated Notes Indenture”:  the indenture dated as of August 13, 2003, as amended on July 19, 2005, governing the Senior Subordinated Notes, including any refinancing, refunding or replacement thereof, as amended, supplemented or otherwise modified in accordance with Section 7.9.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) debt means liability on a claim, (ii) claim means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) the Parent Borrower may assume, so long as no Default or Event of Default shall have occurred and be continuing at the time such assumption is made, that all or a portion of the then outstanding Term Loans or other Indebtedness of the Parent Borrower hereunder will be refinanced at the maturity thereof.

“Specified Change of Control”:  a Change of Control as defined in the Holdco Notes Indenture or the Senior Subordinated Notes Indenture.

“Spot Selling Rate”:  the spot selling rate at which the Administrative Agent offers to sell the Alternate Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a Subsidiary or to Subsidiaries in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Syndication Agent”:  as defined in the preamble hereto.

“Survey”: a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state or province where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent or Canadian Agent, as applicable) to the Administrative Agent (or the Canadian Agent, as applicable), the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.01(h)(iii) or (b) otherwise acceptable to the Administrative Agent or the Canadian Agent, as applicable.

“Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan hereunder on the Closing Date in a principal amount not to exceed the amount set forth under the heading Term Commitment opposite such Lender’s name on Schedule 1.1(A).  The original aggregate amount of the Term Commitments is $88,000,000 and may be increased in accordance with Section 2.25.

“Term Lender”:  each Lender that is the holder of a Term Loan.

“Term Loan”:  as defined in Section 2.1(a).

“Term Loan Termination Date”:  the earliest of (i) June 30, 2012, (ii) the date of termination of the Commitments pursuant to Section 8.1, (iii) February 15, 2011, but only if the Parent Borrower fails to repay in full the outstanding principal amount of the Senior Subordinated Notes, together with accrued interest and any premium, on or prior to December 15, 2010 using only the proceeds of Refinancing Indebtedness, no portion of which matures earlier than December 31, 2012 and (iv) March 31, 2010, but only if Holdco fails to repay in full the outstanding principal amount of the Holdco Notes, together with accrued interest and any premium, on or prior to March 31, 2010 using only proceeds of Refinancing Indebtedness, no portion of which matures earlier than December 31, 2012.

“Term Percentage”:  as to any Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding; provided that solely for purposes of calculating the amount of each installment of Term Loans (other than the last installment) payable to a Term Lender pursuant to Section 2.2, such Term Lender’s Term Percentage shall be calculated without giving effect to any portion of any prior mandatory or optional prepayment attributable to such Term Lender’s Term Loans which shall have been declined by such Term Lender (or, in the case of any Term Lender which shall have acquired its Term Loans by assignment from another Person, by such other Person).

“Title Company”:  any title insurance company as shall be retained by the Parent Borrower and reasonably acceptable to the Administrative Agent or the Canadian Agent.

“Title Policy”: as defined in Section 5.1(A)(h)(iii)

“Total Canadian Commitments”:  at any time, the aggregate amount of the Canadian Commitments then in effect.

“Total Canadian Extensions of Credit”:  at any time, the aggregate amount of the Canadian Extensions of Credit of the Canadian Lenders outstanding at such time.

“Total Commitments”:  $50,000,000.

“Total Outstandings”:  the aggregate Dollar Equivalent principal amount of all U.S. Revolving Extensions of Credit and Canadian Loans plus (without duplication) the Canadian L/C Obligations and the U.S. L/C Obligations.

“Total U.S. Revolving Commitments”:  at any time, the aggregate amount of the U.S. Revolving Commitments then in effect.

“Total U.S. Revolving Extensions of Credit”:  at any time, the aggregate amount of the U.S. Revolving Extensions of Credit of the U.S. Revolving Lenders outstanding at such time.

“Transaction Documents”:  the Acquisition Documents and the Loan Documents.

“Transactions”:  collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the Equity Financing; (e) the issuance of the Additional Holdco Notes; (f) the transactions pursuant to the Bond Consent Solicitations; and (g) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan, a Eurodollar Loan, a C$ Prime Loan or a Bankers’ Acceptance.

“U.S. Borrowers”:  as defined in the preamble hereto.

“U.S. Commitment”:  as to any U.S. Lender, the sum of the Term Commitment and the U.S. Revolving Commitment of such Lender.

“U.S. Issuing Lender”:  any U.S. Revolving Lender designated as the U.S. Issuing Lender in a written notice from the Administrative Agent and the Parent Borrower to the U.S. Lenders.  For the avoidance of doubt, Bank of America shall serve as the U.S. Issuing Lender with respect to the Existing U.S. Letters of Credit.

“U.S. L/C Commitment”:  $5,000,000.

“U.S. L/C Fee Payment Date”:  the last Business Day of each March, June, September and December and the last day of the U.S. Revolving Commitment Period.

“U.S. L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding U.S. Letters of Credit and (b) the aggregate amount of drawings under U.S. Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“U.S. L/C Participants”:  the collective reference to all the U.S. Revolving Lenders other than the U.S. Issuing Lender.

“U.S. Lenders”:  as defined in the preamble hereto.

“U.S. Letters of Credit”:  as defined in Section 3.1(a).

“U.S. Loans”:  the collective reference to the Term Loans, the U.S. Revolving Loans and the U.S. Swingline Loans.

“U.S. Reimbursement Obligation”:  the obligation of the U.S. Borrowers to reimburse the relevant U.S. Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“U.S. Required Lenders”:  at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total U.S. Revolving Commitments then in effect or, if the U.S. Revolving Commitments have been terminated, the Total U.S. Revolving Extensions of Credit then outstanding.

“U.S. Required Prepayment Lenders”:  the Requisite Lenders in respect of each of the Term Facility and the U.S. Revolving Facility.

“U.S. Revolving Commitment”:  as to any U.S. Lender, the obligation of such Lender, if any, to make U.S. Revolving Loans and participate in U.S. Swingline Loans and U.S. Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “U.S. Revolving Commitment” opposite such Lender’s name on Schedule 1.1(A) or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The amount of the Total U.S. Revolving Commitments is $50,000,000 minus the amount at such time outstanding under the Canadian Subfacility.  Upon such adjustment of the Total U.S. Revolving Commitments, the U.S. Revolving Commitment as to any U.S. Lender shall be reduced pro rata in accordance with such Lender’s U.S. Revolving Percentage.

“U.S. Revolving Commitment Period”:  the period from but excluding the Closing Date to and excluding the Revolving Termination Date; provided, that in regard to U.S. Swingline Loans not to exceed $2,000,000, the “U.S. Revolving Commitment Period” shall include the Closing Date.

“U.S. Revolving Credit Exposure”: with respect to any U.S. Revolving Lender at any time, the outstanding amount of such Lender’s U.S. Revolving Loans plus such Lender’s pro rata share of the outstanding amount of L/C Obligations with respect to U.S. Letters of Credit plus such Lender’s pro rata share of the outstanding amount of U.S. Swingline Loans.

“U.S. Revolving Extensions of Credit”:  as to any U.S. Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all U.S. Revolving Loans held by such Lender then outstanding, (b) such Lender’s U.S. Revolving Percentage of the U.S. L/C Obligations then outstanding and (c) such Lender’s U.S. Revolving Percentage of the aggregate principal amount of U.S. Swingline Loans then outstanding.

“U.S. Revolving Lender”:  at any time, each U.S. Lender that then has a U.S. Revolving Commitment or that then holds U.S. Revolving Loans.

“U.S. Revolving Loans”:  as defined in Section 2.3(a).

“U.S. Revolving Percentage”:  as to any U.S. Revolving Lender at any time, the percentage which such Lender’s U.S. Revolving Commitment then constitutes of the Total U.S. Revolving Commitments (or, at any time after the U.S. Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s U.S. Revolving Loans then outstanding constitutes the aggregate principal amount of the U.S. Revolving Loans then outstanding).

“U.S. Secured Parties”: the Administrative Agent, the U.S. Lenders and the Hedging Counterparties.

“U.S. Subsidiary Borrowers”:  as defined in the recitals hereto.

“U.S. Subsidiary Guarantor”:  each Subsidiary of the Parent Borrower other than any Excluded Foreign Subsidiary.

“U.S. Swingline Commitment”:  the obligation of the U.S. Swingline Lender to make U.S. Swingline Loans pursuant to Section 2.5 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“U.S. Swingline Lender”:  Credit Suisse, in its capacity as the lender of U.S. Swingline Loans.

“U.S. Swingline Loans”:  as defined in Section 2.5(a).

“U.S. Swingline Participation Amount”:  as defined in Section 2.5(e).

“U.S. Wholly Owned Subsidiary”:  as to any Person, any Domestic Subsidiary all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other U.S. Wholly Owned Subsidiaries.

“U.S. Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a U.S. Wholly Owned Subsidiary of the Parent Borrower.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“United States”:  the United States of America.

1.2                                 Other Definitional Provisions.

(a)                                  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdco and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3                                 Related Lender.  Each Canadian Lender is, or is an affiliate of, a U.S. Lender (although not all U.S. Lenders are affiliates of Canadian Lenders at the date of this Agreement.)  The term “Related” when used with respect to a U.S. Lender or a Canadian Lender means the Canadian Lender or U.S. Lender, as the case may be, of which such former Lender is an affiliate (or which is the same Person as such former Lender).

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1                                 Term Commitments; Procedure for Term Loan Borrowing.

(a)                                  Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to Acquisition Corp. on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Term Lender.  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.1(b) and 2.10.

(b)                                 The Parent Borrower shall give the Administrative Agent irrevocable telephonic notice confirmed promptly in writing in form and substance as provided in Exhibit N (which telephonic notice must be received by the Administrative Agent prior to 12:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed.  The Term Loans made on the Closing Date shall initially be ABR Loans, and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 10 days after the Closing Date.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.  The Administrative Agent shall transfer to the account of the U.S. Borrowers specified by the Parent Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.2                                 Repayment of Term Loans.  The principal amount of the Term Loan of each Term Lender shall mature in twenty-eight consecutive quarterly installments, commencing on September 30, 2005, each of which shall be in an amount equal to such Term Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Quarterly Installment	Principal Amount

1-24	$220,000
25-28	$20,680,000

; provided, that the outstanding principal amount of the Term Loan of each Lender, together with accrued interest thereon to the date of repayment, shall be paid in full on the Term Loan Termination Date (whether or not such Term Loan Termination Date, as determined from time to time, is earlier than any of the applicable dates above).

2.3                                 Revolving Commitments.

(a)                                  Subject to the terms and conditions hereof, each U.S. Revolving Lender severally agrees to make revolving credit loans (“U.S. Revolving Loans”) in any Approved Currency to the U.S. Borrowers from time to time during the U.S. Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such U.S. Lender’s U.S. Revolving Percentage of the sum of (i) the U.S. L/C Obligations then outstanding and (ii) the aggregate principal amount of the U.S. Swingline Loans then outstanding, does not exceed the amount of such U.S. Lender’s Revolving Commitment.  During the U.S. Revolving Commitment Period the U.S. Borrowers may use the U.S. Revolving Commitments by borrowing, prepaying the U.S. Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The U.S. Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.4 and 2.10.

(b)                                 The U.S. Borrowers shall repay all outstanding U.S. Revolving Loans on the Revolving Termination Date in the Approved Currency in which such Loan is denominated.

(c)                                  Subject to the terms and conditions hereof and in the Canadian Loan Documents, the Canadian Lenders agree to make revolving credit loans to, and to accept Drafts from, the Canadian Borrower (such loans and acceptances of Drafts, the “Canadian Loans”) from time to time during the Canadian Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the Canadian L/C Obligations then outstanding does not exceed the Canadian Commitments then in effect.

(d)                                 The Canadian Loans shall be denominated in C$ and may from time to time be (i) C$ Prime Loans, (ii) Bankers’ Acceptances or B/A Equivalent Loans or (iii) a combination thereof, as determined by the Canadian Borrower and notified to the Canadian Agent in accordance with the provisions hereof and of the Canadian Loan Documents.

(e)                                  C$ Prime Loans may be borrowed, repaid without premium or penalty and reborrowed from time to time by the Canadian Borrower during the Canadian Commitment Period in accordance with the provisions hereof and of the Canadian Loan Documents.

(f)                                    The Canadian Borrower shall repay all outstanding Canadian Loans on the Revolving Termination Date.

2.4                                 Procedure for Revolving Loan Borrowing.

(a)                                  The U.S. Borrowers may borrow under the U.S. Revolving Commitments during the U.S. Revolving Commitment Period on any Business Day, provided that the Parent Borrower shall give the Administrative Agent irrevocable telephonic notice confirmed promptly in writing in form and substance as provided in Exhibit N (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans in Dollars, and (ii) four Business Days prior to the requested Borrowing Date in the case of Eurodollar Loans in Alternate Currency, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of U.S. Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) the account to which the proceeds of such Loans should be transferred and (iv) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor as well as the requested Approved Currency.  Unless otherwise agreed by the Administrative Agent in its sole discretion, no U.S. Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 10 days after the Closing Date.  Each borrowing under the U.S. Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available U.S. Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, or, in the case of Eurodollar Loans to be made in Alternate Currency, the Dollar Equivalent of the principal amount thereof shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that the U.S. Swingline Lender may request, on behalf of the Parent Borrower, borrowings under the U.S. Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.5.  Upon receipt of any such notice from the Parent Borrower, the Administrative Agent shall promptly notify each U.S. Revolving Lender thereof.  Each U.S. Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 12:00 Noon, New York City time (or, if denominated in Alternate Currency, 12:00 Noon, local time), on the Borrowing Date requested by the Parent Borrower in funds immediately available to the Administrative Agent; provided, that the amount of U.S. Loans at any time outstanding shall not exceed the U.S. Commitment, and provided, further, that the Total Outstandings shall not at any time exceed the Total Commitments.  Such borrowing will then be made available to the U.S. Borrowers by the Administrative Agent transferring to the account of the U.S. Borrowers specified by the Parent Borrower the aggregate of the amounts made available to the Administrative Agent by the U.S. Revolving Lenders and in like funds as received by the Administrative Agent.

(b)                                 The Canadian Borrower may obtain a Canadian Loan during the Canadian Commitment Period on any Business Day, provided that the Canadian Borrower shall give the Canadian Agent irrevocable telephonic notice confirmed promptly in writing in form and substance as provided in Exhibit N (which notice must be received by the Canadian Agent prior to (i) by 11:00 A.M., Toronto time, one Business Day prior to the requested Borrowing Date, in the case of C$ Prime Loans, or (ii) in accordance with Section 2.21(e), in the case of Canadian Loans comprised of Bankers’ Acceptances, specifying the amount and Type of Canadian Loans to be borrowed; the initial Contract Period for any Bankers’ Acceptances to be included in such borrowing; whether a Canadian Lender is required to purchase the Bankers’ Acceptances accepted by it; in the case of a rollover or conversion of any Bankers’ Acceptance as contemplated by Section 2.22, the particulars of the maturing Bankers’ Acceptance; the date of such borrowing (which shall be a Business Day); and the location and number of the Canadian Borrower’s account to which funds are to be disbursed.  If no election as to the Type of borrowing is specified, then the requested borrowing shall be a C$ Prime Loan.  Each borrowing under the Canadian Commitments shall be in an amount equal to C$1,000,000 or a whole multiple thereof (or, if then aggregate Available Canadian Commitments are less than C$1,000,000, such lesser amount).  If no Contract Period is specified with respect to any requested Bankers’ Acceptance, then the Canadian Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.  Upon receipt of any such notice of borrowing from the Canadian Borrower, the Canadian Agent shall promptly notify each Canadian Lender thereof and, in the case of a notice requesting Bankers’ Acceptances, the Canadian Agent shall advise each Canadian Lender of the face amount and term of each Draft to be accepted by it and whether such Lender is required, pursuant to the notice by the Canadian Borrower, to purchase the Bankers’ Acceptances accepted by it.  Each Canadian Lender will make the amount of its pro rata share of each borrowing (except that, if the face amount of any Draft to be accepted by a Canadian Lender, determined as provided for above, would not be C$100,000 or a whole multiple of C$100,000, the Canadian Agent shall either increase or decrease such face amount to the nearest whole multiple of C$100,000) available to the Canadian Agent for the account of the Canadian Borrower at the Funding Office prior to 12:00 Noon, Toronto time, on the Borrowing Date requested by the Canadian Borrower in funds immediately available to the Canadian Agent; provided, that the amount of Canadian Loans at any time outstanding shall not exceed the Canadian Commitments; and provided, further, that the Total Outstandings shall not at any time exceed the Total Commitments.  Such borrowing will then be made available to the Canadian Borrower by the Canadian Agent transferring to the account of the Canadian Borrower specified by the Canadian Borrower the aggregate of the amounts made available to the Canadian Agent by the Canadian Lenders and in like funds as received by the Canadian Agent.

(c)                                  The Canadian Agent shall open and maintain on its books at its Toronto main branch, accounts and records evidencing the Canadian Loans made available to the Canadian Borrower by the Canadian Lenders under this Agreement.  The Canadian Agent shall record therein the amount of such Canadian Loans, each payment of principal and interest made thereon, the Bankers’ Acceptances and B/A Equivalent Loans accepted, paid and cancelled by the Canadian Borrower hereunder, the Canadian Letters of Credit outstanding, paid or expired and all other amounts becoming due to the Canadian Lenders under this Agreement, including Acceptance Fees, commitment fees, administration fees and letters of credit fees, and all payments on account thereof.  Such accounts and records maintained by the Canadian Lenders will constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Canadian Borrower to the Canadian Lenders pursuant to this Agreement, the date the Canadian Lenders made each Canadian Extension of Credit available to the Canadian Borrower and the amounts the Canadian Borrower has paid from time to time on account thereof.

2.5                                 U.S. Swingline Commitment; Procedure for U.S. Swingline Borrowing; Refunding of U.S. Swingline Loans.

(a)                                  Subject to the terms and conditions hereof, the U.S. Swingline Lender agrees to make a portion of the credit otherwise available to the Parent Borrower under the U.S. Revolving Commitments from time to time during the U.S. Revolving Commitment Period by making swing line loans (“U.S. Swingline Loans”) to the Parent Borrower; provided that (i) the aggregate principal amount of U.S. Swingline Loans outstanding at any time shall not exceed the U.S. Swingline Commitment then in effect (notwithstanding that the U.S. Swingline Loans outstanding at any time, when aggregated with the U.S. Swingline Lender’s outstanding U.S. Revolving Loans, may exceed the U.S. Swingline Commitment then in effect) and (ii) the Parent Borrower shall not request, and the U.S. Swingline Lender shall not make, any U.S. Swingline Loan if, after giving effect to the making of such U.S. Swingline Loan, the aggregate amount of the Available U.S. Revolving Commitments would be less than zero.  During the U.S. Revolving Commitment Period, the Parent Borrower may use the U.S. Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  U.S. Swingline Loans shall be ABR Loans only.

(b)                                 The Parent Borrower shall repay to the U.S. Swingline Lender the then unpaid principal amount of each U.S. Swingline Loan on the Revolving Credit Termination Date.

(c)                                  Whenever the Parent Borrower desires that the U.S. Swingline Lender make a U.S. Swingline Loan it shall give the U.S. Swingline Lender irrevocable telephonic notice confirmed promptly in writing in form and substance as provided in Exhibit N (which telephonic notice must be received by the U.S. Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the U.S. Revolving Commitment Period).  Each borrowing under the U.S. Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of U.S. Swingline Loans, the U.S. Swingline Lender shall make available to the Parent Borrower an amount in immediately available funds equal to the amount of the U.S. Swingline Loans to be made by the U.S. Swingline Lender on such Borrowing Date by depositing such proceeds in the account of the Parent Borrower specified in the notice to the U.S. Swingline Lender.

(d)                                 The U.S. Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Parent Borrower (which hereby irrevocably directs the U.S. Swingline Lender to act on its behalf), on one Business Day’s notice given by the U.S. Swingline Lender no later than 12:00 Noon, New York City time, request each U.S. Revolving Lender to make, and each U.S. Revolving Lender hereby agrees to make, a U.S. Revolving Loan, in an amount equal to such U.S. Revolving Lender’s U.S. Revolving Percentage of the aggregate amount of the U.S. Swingline Loans (the “Refunded U.S. Swingline Loans”) outstanding on the date of such notice, to repay the U.S. Swingline Lender.  Each U.S. Revolving Lender shall make the amount of such U.S. Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 11:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such U.S. Revolving Loans shall be immediately made available by the Administrative Agent to the U.S. Swingline Lender for application by the U.S. Swingline Lender to the repayment of the Refunded U.S. Swingline Loans.  The Parent Borrower irrevocably authorizes the U.S. Swingline Lender to charge the Parent Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) to pay immediately the amount of such Refunded U.S. Swingline Loans to the extent amounts received from the U.S. Revolving Lenders are not sufficient to repay in full such Refunded U.S. Swingline Loans.

(e)                                  If prior to the time a U.S. Revolving Loan would have otherwise been made pursuant to Section 2.5(d), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Parent Borrower or if for any other reason, as determined by the U.S. Swingline Lender in its sole discretion, U.S. Revolving Loans may not be made as contemplated by Section 2.5(d), each U.S. Revolving Lender shall, on the date such U.S. Revolving Loan was to have been made pursuant to the notice referred to in Section 2.5(d), purchase for cash an undivided participating interest in the then outstanding U.S. Swingline Loans by paying to the U.S. Swingline Lender an amount (the “U.S. Swingline Participation Amount”) equal to (i) such U.S. Revolving Lender’s U.S. Revolving Percentage times (ii) the sum of the aggregate principal amount of U.S. Swingline Loans then outstanding that were to have been repaid with such U.S. Revolving Loans.

(f)                                    Whenever, at any time after the U.S. Swingline Lender has received from any U.S. Revolving Lender such Lender’s U.S. Swingline Participation Amount, the U.S. Swingline Lender receives any payment on account of the U.S. Swingline Loans, the U.S. Swingline Lender will distribute to such U.S. Revolving Lender its U.S. Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such U.S. Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all U.S. Swingline Loans then due); provided, however, that in the event that such payment received by the U.S. Swingline Lender is required to be returned, such U.S. Revolving Lender will return to the U.S. Swingline Lender any portion thereof previously distributed to it by the U.S. Swingline Lender.

(g)                                 Each U.S. Revolving Lender’s obligation to make the U.S. Revolving Loans referred to in Section 2.5(d) and to purchase participating interests pursuant to Section 2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such U.S. Revolving Lender or the Parent Borrower may have against the U.S. Swingline Lender, the Parent Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower, (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower, any other Loan Party or any other U.S. Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.6                                 Commitment Fees, etc.

(a)                                  The U.S. Borrowers agree to pay to the Administrative Agent for the account of each U.S. Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the U.S. Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available U.S. Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)                                 The U.S. Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Parent Borrower and the Administrative Agent.

2.7                                 Termination or Reduction of Revolving Commitments.

(a)                                  The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the U.S. Revolving Commitments or, from time to time, to reduce the amount of the U.S. Revolving Commitments; provided that no such termination or reduction of U.S. Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the U.S. Revolving Loans and U.S. Swingline Loans made on the effective date thereof, the Total U.S. Revolving Extensions of Credit would exceed the Total U.S. Revolving Commitments.  Any such reduction shall be in an amount equal to the Dollar Equivalent of $1,000,000, or a whole multiple thereof, and shall reduce permanently the U.S. Revolving Commitments then in effect.  Upon receipt of any such notice from the Parent Borrower, the Administrative Agent shall promptly notify each U.S. Revolving Lender thereof.

(b)                                 The Canadian Borrower shall have the right, upon not less than three Business Days’ notice to the Canadian Agent, to terminate the Canadian Commitments or, from time to time, to reduce the amount of the Canadian Commitments without premium or penalty; provided that no such termination or reduction of Canadian Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Canadian Loans made on the effective date thereof, the Canadian Extensions of Credit would exceed the Canadian Commitments at that time.  Any such reduction shall be in an amount equal to C$1,000,000, or a whole multiple thereof (unless the entire balance of the Canadian Commitments is then terminated), and shall reduce permanently the Canadian Commitments then in effect.

2.8                                 Optional Prepayments.  (a)  Each U.S. Borrower may at any time and from time to time prepay the U.S. Loans made to it, in whole or in part, without premium or penalty, in the Approved Currency in which such Loan is denominated, upon irrevocable telephonic notice confirmed promptly in writing substantially in the form of Exhibit G, which telephonic notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto otherwise, which notice shall specify the date and amount of prepayment and the Type of Loan to be prepaid, and, if a combination thereof, the amount allocable to each; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the U.S. Borrowers shall also pay any amounts owing pursuant to Section 2.18.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant U.S. Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of U.S. Revolving Loans that are ABR Loans and U.S. Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and U.S. Revolving Loans shall be in an aggregate principal amount of or, in the case of Alternate Currency Revolving Loans, the Dollar Equivalent of the principal amount thereof shall be in an amount equal to $1,000,000 or a whole multiple thereof.  Partial prepayments of U.S. Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.  Amounts prepaid pursuant to this Section 2.8 shall be applied as directed by the Parent Borrower.

(b)                                 The Canadian Borrower may at any time and from time to time prepay the C$ Prime Loans made to it, in whole or in part, without premium or penalty, upon irrevocable telephonic notice confirmed promptly in writing substantially in the form of Exhibit G which telephonic notice must be received by the Canadian Agent prior to 12:00 noon, Toronto time, at least one Business Day prior thereto, which notice shall specify the date and amount of prepayment, and, if a combination thereof, the amount allocable to each.  Upon receipt of any such notice, the Canadian Agent shall promptly notify each relevant Canadian Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments of C$ Prime Loans shall be in an aggregate principal amount of C$1,000,000 or a whole multiple thereof.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the applicable Borrower may rescind any notice of prepayment under Section 2.8(a) or (b) if such prepayment would have resulted from a refinancing of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

2.9                                 Mandatory Prepayments and Commitment Reductions.

(a)                                  Unless, with respect to the Term Loans or the U.S. Revolving Credit Facility, the U.S. Required Prepayment Lenders or, with respect to the Canadian Subfacility, the Canadian Required Prepayment Lenders shall otherwise agree, (x) if any Capital Stock shall be issued by Parent Borrower or any of its Subsidiaries (each an “Equity Issuance Prepayment Event”)  and (y) if any Indebtedness of the type referred to in clause (a) or (c) of the definition thereof set forth in Section 1.1. shall be incurred by Parent Borrower or any of its Subsidiaries (other than any Indebtedness permitted by Section 7.2) (each a “Debt Issuance Prepayment Event”), an amount equal to (i) in the case of an Equity Issuance Prepayment Event, 50% of the Net Cash Proceeds thereof and (ii) in the case of a Debt Issuance Prepayment Event, 100% of the Net Cash Proceeds thereof shall be applied promptly (and in any event, within three Business Days of the receipt thereof) toward the prepayment of the Term Loans, the prepayment of the U.S. Revolving Loans and the prepayment of the Canadian Loans as set forth in Section 2.9(d).

(b)                                 Unless, with respect to the Term Loans or the U.S. Revolving Credit Facility, the U.S. Required Prepayment Lenders or, with respect to the Canadian Subfacility, the Canadian Required Prepayment Lenders, shall otherwise agree, if on any date Parent Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered promptly in respect thereof, such Net Cash Proceeds shall be applied promptly (and in any event within three Business Days of the receipt thereof) toward the prepayment of the Term Loans, the prepayment of the U.S. Revolving Loans and the prepayment of the Canadian Loans as set forth in Section 2.9(d); provided that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any fiscal year of the Parent Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans, the prepayment of the U.S. Revolving Loans and the prepayment of the Canadian Loans as set forth in Section 2.9(d); provided, further, that a Reinvestment Notice may not be provided in respect of an Asset Sale consisting of a transaction permitted by Section 7.11.

(c)                                  Unless, with respect to the Term Loans or the U.S. Revolving Credit Facility, the U.S. Required Prepayment Lenders or, with respect to the Canadian Subfacility, the Canadian Required Prepayment Lenders, shall otherwise agree, if for any fiscal year of the Parent Borrower, commencing with the fiscal year ending December 31, 2006, there shall be Excess Cash Flow, the Borrowers shall, on the relevant Excess Cash Flow Application Date (as defined below), apply 50% (if the Consolidated Total Leverage Ratio of Parent Borrower as of the end of such fiscal year is equal to or greater than 3.0 to 1.0), 25% (if the Consolidated Total Leverage Ratio of Parent Borrower as of the end of such fiscal year is less than 3.0 to 1.0 and equal to or greater than 2.50 to 1.0) or zero percent (0%) (if the Consolidated Total Leverage Ratio of Parent Borrower as of the end of such fiscal year is less than 2.50 to 1.0) of such Excess Cash Flow for such prior year toward the prepayment of the Term Loans, the prepayment of the U.S. Revolving Loans and the prepayment of the Canadian Loans as set forth in Section 2.9(d).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)                                 Unless otherwise agreed by the U.S. Required Prepayment Lenders or the Canadian Required Prepayment Lenders, as the case may be, amounts to be applied in connection with prepayments  made pursuant to Section 2.9(a), 2.9(b) or 2.9(c) shall be applied, first, to the prepayment of the Term Loans (in each case pro rata to the remaining scheduled installments) until the Term Loans have been paid in full and, second, to prepay, pro rata, any outstanding U.S. Revolving Loans (in each case pro rata to each U.S. Lender in accordance with such Lender’s U.S. Revolving Percentage) and any outstanding Canadian Loans (in each case pro rata to each Canadian Lender in accordance with such Lender’s Canadian Revolving Percentage) (without a corresponding commitment reduction of the U.S. Revolving Commitments or the Canadian Commitments) and, after all of the U.S. Revolving Loans and all of the Canadian Loans have been repaid, and to the extent of the balance of any excess remaining after the foregoing prepayments, the U.S. Borrowers shall cash collateralize outstanding U.S. L/C Obligations by depositing a corresponding amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the U.S. Lenders on terms and conditions satisfactory to the Administrative Agent and, to the extent of any excess remaining the Canadian Borrower shall cash collateralize outstanding Canadian L/C Obligations by depositing a corresponding amount in cash in a cash collateral account established with the Canadian Agent for the benefit of the Canadian Lenders on terms and conditions satisfactory to the Canadian Agent.  To the extent there remains Net Cash Proceeds after the Canadian Letters of Credit have been cash collateralized, Borrower shall be entitled to retain such remaining Net Cash Proceeds.  The application of any prepayment pursuant to Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans in such manner as to minimize break funding costs set forth in Section 2.18.  All prepayments made pursuant to this Section 2.9 shall be made without premium or penalty, provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, Borrowers shall also pay amounts owing pursuant to Section 2.18.  Each prepayment of the Loans under Section 2.9 (except in the case of U.S. Revolving Loans that are ABR Loans, U.S. Swingline Loans or Canadian Loans that are C$ Prime Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10                           Conversion and Continuation Options.

(a)                                  The Parent Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least three Business Days’ (or, in the case of Eurodollar Loans denominated in Alternate Currency that are to be continued, at least four Business Days’) prior irrevocable telephonic notice confirmed promptly in writing in form and substance as provided in Exhibit O (which telephonic notice must be received by the Administrative Agent not later than 12:00 Noon, New York City time) of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  If on any date the aggregate Dollar Equivalent principal amount of all Eurodollar Loans denominated in Alternate Currency exceeds the Euro Sublimit, one or more of the U.S. Borrowers shall promptly make a prepayment of such Eurodollar Loans (in accordance with the procedures set forth in this paragraph) in an aggregate amount equal to or greater than such excess.  The Parent Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable telephonic notice confirmed promptly in writing in form and substance as provided in Exhibit O (which telephonic notice must be received by the Administrative Agent not later than 12:00 Noon, New York City time) of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Requisite Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  Loans consisting of Alternate Currency Revolving Loans may not be converted to ABR Loans.

(b)                                 Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Requisite Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans other than Alternate Currency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  Eurodollar Loans denominated in an Alternate Currency shall not be converted to an ABR Loan, but shall continue as a Eurodollar Loan having an Interest Period of one month in the circumstance described above.

2.11                           Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to or, in the case of Alternate Currency Revolving Loans, the Dollar Equivalent of the principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.12                           Interest Rates and Payment Dates.

(a)                                  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                                 Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                  Each C$ Prime Loan shall bear interest at a rate per annum equal to the C$ Prime Rate plus the Applicable Margin.

(d)                                 (i)  If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding U.S. Loans, U.S. Reimbursement Obligations, Canadian Loans and Canadian Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (w) in the case of the U.S. Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (x) in the case of U.S. Reimbursement Obligations, the rate applicable to ABR Loans under the U.S. Revolving Facility plus 2%, (y) in the case of Canadian Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, or (z) in the case of Canadian Reimbursement Obligations, the rate applicable to C$ Prime Loans under the Canadian Subfacility plus 2%, and (ii) if all or a portion of any interest payable on any U.S. Loan or U.S. Reimbursement Obligation or any commitment fee or other amount payable hereunder to the U.S. Lenders shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the U.S. Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e)                                  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.  Interest in respect of U.S. Loans and U.S. Reimbursement Obligations (and all other amounts denominated in $ or €) shall be payable in $ or €, respectively, and interest in respect of Canadian Loans or Canadian Reimbursement Obligations (and all other amounts denominated in C$) shall be payable in C$.

2.13                           Computation of Interest and Fees.

(a)                                  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and C$ Prime Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  Acceptance Fees and commitment fees and interest calculated on the basis of the CDOR Rate shall be calculated on the basis of a 365-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant U.S. Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR, the C$ Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective (it being agreed that the effective date of any change in the ABR or the C$ Prime Rate shall be the date of announcement of such change).  The Administrative Agent or the Canadian Agent shall as soon as practicable notify the Parent Borrower and the relevant U.S. Lenders or the Canadian Borrower and the relevant Canadian Lenders, as the case may be, of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent or the Canadian Agent pursuant to any provision of this Agreement shall be conclusive and binding on the relevant Borrowers and the relevant Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Parent Borrower, deliver to the Parent Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

(c)                                  For the purposes of the Interest Act (Canada), in any case in which an interest rate is stated in this Agreement to be calculated on the basis of a year of 365 days, as the case may be, the yearly rate of interest to which such interest rate is equivalent is equal to such interest rate multiplied by the number of days in the year in which the relevant interest payment accrues and divided by 365.

(d)                                 For the purposes of any Canadian Loan, the rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement in respect to any Canadian Loan.  If any provision of this Agreement or any of the Canadian Loan Documents would oblige the Canadian Borrower to make any payment of interest or other amount payable to any Canadian Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Canadian Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Canadian Lender of “interest” at a “criminal rate,” such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)                                     first, by reducing the amount or rate of interest required to be paid to the affected Canadian Lender; and

(ii)                                  thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Canadian Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

2.14                           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the U.S. Borrowers in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for the Approved Currency in which any Eurodollar Loan is determined or the currency specified in the notice requesting such borrowing pursuant to Section 2.4 in accordance with the terms hereof for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Requisite Lenders in respect of the relevant Facility that the Eurodollar Rate for the Approved Currency in which any Eurodollar Loan is denominated or the currency specified in the notice requesting such borrowing pursuant to Section 2.4 determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such U.S. Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the first day of the next succeeding Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent (which the Administrative

Agent shall be obligated to do when the circumstances giving rise to such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Parent Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.15                           Pro Rata Treatment and Payments.

(a)                                  Each borrowing by the U.S. Borrowers from the U.S. Lenders hereunder, each payment by the U.S. Borrowers on account of any commitment fee and any reduction of the Commitments of the U.S. Lenders shall be made pro rata according to the respective Term Percentages or U.S. Revolving Percentages, as the case may be, of the relevant Lenders.  Each borrowing by the Canadian Borrower from the Canadian Lenders hereunder and any reduction of the Commitments of the Canadian Lenders shall be made pro rata according to the respective Canadian Revolving Percentages of the relevant Lenders.

(b)                                 Each payment (including each prepayment) by the U.S. Borrowers on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders).  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amount thereof.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)                                  Each payment (including each prepayment) by the U.S. Borrowers on account of principal of and interest on the U.S. Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the U.S. Revolving Loans then held by the U.S. Revolving Lenders.

(d)                                 All payments (including prepayments) to be made by the Parent Borrower or the Canadian Borrower, as the case may be, hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time (in the case of U.S. Loans or obligations) or, in the case of Loans denominated in Alternate Currency, 12:00 Noon, local time or 12:00 Noon, Toronto time (in the case of Canadian Loans or obligations), on the due date thereof to the Administrative Agent, for the account of the U.S. Lenders, or, as the case may be, the Canadian Agent, for the account of the Canadian Lenders at the applicable Funding Office, in Dollars or Canadian Dollars, as the case may be, and in immediately available funds.  The Administrative Agent or the Canadian Agent, as the case may be, shall distribute such payments received by it to the U.S. Lenders or the Canadian Lenders, as the case may be, promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be moved to the preceding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)                                  Unless the Administrative Agent or the Canadian Agent, as appropriate, shall have been notified in writing by any Lender prior to the date of a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent or the Canadian Agent, as appropriate, the Administrative Agent or the Canadian Agent, as appropriate, may assume that such Lender is making such amount available to the Administrative Agent or the Canadian Agent, as appropriate, and the Administrative Agent or the Canadian Agent, as appropriate, may, in reliance upon such assumption, make available to the Parent Borrower or the Canadian Borrower, as appropriate, a corresponding amount.  If such amount is not made available to the Administrative Agent or the Canadian Agent, as appropriate, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Canadian Agent, as appropriate, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate, or in the case of Canadian Loans, the C$ Prime Rate for the period until such Lender makes such amount immediately available to the Administrative Agent or the Canadian Agent, as appropriate.  A certificate of the Administrative Agent or the Canadian Agent, as appropriate, submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If and to the extent that such Lender’s share of such borrowing is not made available to the Administrative Agent or the Canadian Agent, as appropriate, by such Lender within three Business Days of such Borrowing Date, the Administrative Agent or the Canadian Agent, as appropriate, shall also be entitled to recover such amount with interest thereon (and no other interest) at the rate per annum applicable to ABR Loans or the C$ Prime Loans under the relevant Facility, on demand, from the Borrowers.

(f)                                    Unless the Administrative Agent or the Canadian Agent, as appropriate, shall have been notified in writing by the Parent Borrower or the Canadian Borrower, as appropriate, prior to the date of any payment being made hereunder that the Borrowers will not make such payment to the Administrative Agent or the Canadian Agent, as appropriate, the Administrative Agent or the Canadian Agent, as appropriate, may assume that the Borrowers are making such payment, and the Administrative Agent or the Canadian Agent, as appropriate, may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent or the Canadian Agent, as appropriate, by the Borrowers within three Business Days of such required date, the Administrative Agent or the Canadian Agent, as appropriate, shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon (net of any interest or other reimbursement received from such Lender) at the rate per annum equal to the daily average Federal Funds Effective Rate or, in the case of the Canadian Lenders, the C$ Prime Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Canadian Agent as appropriate, or any Lender against the Borrowers.

2.16                           Requirements of Law.

(a)                                  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case after the date hereof, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan or other Loan made by it or any Bankers’ Acceptance or B/A Equivalent Loan purchased or accepted by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income or capital of such Lender);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder or the Discount Rate hereunder; or

(iii)                               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or other Loans or issuing or participating in Letters of Credit or purchasing or accepting Bankers’ Acceptances or B/A Equivalent Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the U.S. Borrowers or the Canadian Borrower, as the case may be, shall promptly (and in any event within 3 Business Days) after receipt by the U.S. Borrowers or the Canadian Borrower, as the case may be, of a reasonably detailed invoice therefor pay such Lender any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Parent Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the Parent Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor and provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof, in each case after the date hereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit or Bankers’ Acceptance or B/A Equivalent Loan to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower or the Canadian Borrower, as the case may be (with a copy to the Administrative Agent) of a reasonably detailed written request therefor, the relevant Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that such Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor and provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Parent Borrower (with a copy to the Administrative Agent) shall be presumptively correct.  The obligations of any of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17                           Taxes.

(a)                                  Except as otherwise required by applicable law, all payments made by the Loan Parties under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, the Canadian Agent or any Lender as a result of a present or former connection between the Administrative Agent, the Canadian Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Canadian

Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any interest and penalties related thereto (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Canadian Agent or any Lender hereunder, the amounts so payable to the Administrative Agent, the Canadian Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Canadian Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes, including Non-Excluded Taxes or Other Taxes imposed on amounts payable under this  Section 2.17(a)) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Loan Parties shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section, (ii) with respect to the U.S. Loans, that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the U.S. Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph, or (iii) with respect to the Canadian Loans, that are Canadian withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Canadian Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)                                 In addition, the Parent Borrower and the Canadian Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Parent Borrower shall send to the Administrative Agent or the Canadian Agent, as the case may be, for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Parent Borrower showing payment thereof.  The Borrowers shall jointly and severally indemnify the Administrative Agent, the Canadian Agent and each Lender, within 30 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the Canadian Agent or such Lender, as the case may be, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted.

(d)                                 Each U.S. Lender (or Transferee) that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Parent Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN (claiming eligibility for benefits of an income tax treaty to which the United States is a party) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.

Each Non-U.S. Lender shall promptly notify the Parent Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Parent Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)                                  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by the Parent Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender or otherwise be materially disadvantageous to such Lender.

(f)                                    If the Administrative Agent or any Lender receives a refund or otherwise would have received a refund but for the offset of the amount of such refund against the Lender’s Non-Excluded Taxes (“Tax Refund”), which in the good faith judgment of such Lender is allocable to Non-Excluded Taxes paid by the Parent Borrower, it shall promptly pay the portion of such Tax Refund to the Parent Borrower that will leave it in no better or worse after-tax position (taking into account all out-of-pocket expenses of such Lender incurred in obtaining such Tax Refund) then if the Non-Excluded Taxes giving rise to such refund had never been imposed in the first instance, provided, however, that the Parent Borrower agrees to promptly return such Tax Refund to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such Tax Refund but only if such repayment is required because the initial Tax Refund was permitted in error.

(g)                                 The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18                           Indemnity.  The U.S. Borrowers agree to indemnify each U.S. Lender and to hold each U.S. Lender harmless from any loss or expense (other than any loss of Applicable Margin) that such Lender may sustain or incur as a consequence of (a) the failure by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) the failure by the Borrowers in making any prepayment of or conversion from Eurodollar Loans after the Parent Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Parent Borrower by any U.S. Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19                           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

2.20                           Replacement of Lenders under Certain Circumstances.  The Parent Borrower or the Canadian Borrower, as appropriate, shall be permitted to (a) replace any Lender which (i) defaults in its obligation to make Loans hereunder or (ii) in connection with any proposed amendment, modification, supplement or waiver with respect to any of the provisions of the Loan Documents as contemplated in Section 10.1 where such amendment, modification, supplement or waiver has been approved by (x) the U.S. Required Lenders (and, if applicable, the U.S. Required Prepayment Lenders and/or the Requisite Lenders), or (y) the Canadian Required Lenders (and, if applicable, the Canadian Required Prepayment Lenders and/or the Requisite Lenders), if applicable, in accordance with such Section, fails to consent to any such proposed amendment, modification, supplement or waiver and (b) replace or remove any Lender which requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17 and, if the Parent Borrower or the Canadian Borrower, if appropriate, elects to remove such Lender, terminate such Lender’s U.S. Revolving Commitment or Canadian Commitment hereunder; provided that (A)(i) such replacement or removal, as the case may be, does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement or removal, as the case may be, (iii) prior to any such replacement or removal, as the case may be, pursuant to clause (b) above such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17, (iv) the Parent Borrower shall be liable to such replaced or removed U.S. Lender under Section 2.18 if any Eurodollar Loan owing to such replaced or removed Lender shall be purchased other than on the last day of the Interest Period relating thereto and (v) any such replacement or removal, as the case may be, shall not be deemed a waiver of any rights which the Parent Borrower or the Canadian Borrower, if appropriate, the Administrative Agent or the Canadian Agent, as appropriate, or any other Lender shall have against the replaced or removed Lender, (B) in the case of replacement of a Lender under this Section 2.20, (i) the replacement financial institution shall purchase, at par, all Loans including all accrued, but unpaid interest and fees and other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent or the Canadian Agent, as appropriate, and the U.S. Issuing Lender and the Canadian Issuing Lender, as appropriate, (iii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 and (iv) until such time as such replacement shall be consummated, the Parent Borrower or the Canadian Borrower, if appropriate, shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17, (C) if the Parent Borrower or the Canadian Borrower, if appropriate, elects to remove a Lender under clause (b) of this Section 2.20 and if such Lender has any Loans outstanding at such time, the consent of the Administrative Agent or the Canadian Agent, as appropriate, and the U.S. Required Lenders or the Canadian Required Lenders, as appropriate, shall be required to terminate such Lender’s U.S. Revolving Commitment or Canadian Commitment, as appropriate, and (D) in the case of replacement of a non-consenting Lender under clause (a)(ii) of this Section 2.20, the Parent Borrower or the Canadian Borrower, if appropriate, shall replace such Lender within 60 days of such Lender’s failure to consent to the proposed action.

2.21                           Bankers’ Acceptances Under the Canadian Subfacility.  The Canadian Borrower may issue Drafts denominated in C$ for acceptance by the Canadian Lenders subject to the following provisions:

(a)                                  Bankers’ Acceptances shall be denominated in C$, for acceptance and, at the Canadian Borrower’s option, purchased by the Canadian Lenders at the Discount Rate;

(b)                                 each utilization by way of Bankers’ Acceptances is for a minimum aggregate face amount of C$1,000,000 or any greater amount which is a whole multiple of C$100,000;

(c)                                  each Bankers’ Acceptance has a term of not less than one (1) month and not more than six (6) months;

(d)                                 each Bankers’ Acceptance will mature on a Business Day on or before the Revolving Termination Date;

(e)                                  the Canadian Agent has been notified verbally by 11:00 A.M. (Toronto time) two (2) Business Days prior to the date of issuance, of the Canadian Borrower’s intention to issue Bankers’ Acceptances, such verbal notice to be followed by written confirmation in the form and substance provided in Exhibit N not later than 3:00 P.M. (Toronto time) on the same day;

(f)                                    an Acceptance Fee shall be payable by the Canadian Borrower to a Canadian Lender in advance upon the issuance of a Bankers’ Acceptance to be accepted by such Canadian Lender calculated at the rate per annum (based on a 365-day year) equal to the Applicable Margin for Bankers’ Acceptances, such Acceptance Fee to be calculated on the face amount of such Bankers’ Acceptance and to be computed on the basis of the number of days in the term of such Bankers’ Acceptance;

(g)                                 the face amount of Bankers’ Acceptances shall be used when calculations are made to determine the amount of the Canadian Loans;

(h)                                 Bankers’ Acceptances issued by the Canadian Borrower hereunder and outstanding at any particular time may not be repaid or prepaid prior to the respective scheduled maturity thereof except with the prior consent of a Canadian Lender, which consent shall only be granted upon such terms and conditions with respect to timing, breakage costs or otherwise as such Canadian Lender shall alone determine in its reasonable discretion; and

(i)                                     upon acceptance of a Bankers’ Acceptance by a Canadian Lender, such Lender shall purchase, or arrange for the purchase of, each Bankers’ Acceptance from the Borrower at the Discount Rate for such Canadian Lender applicable to such Bankers’ Acceptance accepted by it and provide to the Canadian Agent the Discount Proceeds for the account of the Canadian Borrower.  The Acceptance Fee payable by the Canadian Borrower to a Canadian Lender shall be set off against the Discount Proceeds payable by such Canadian Lender under this Section 2.21.

2.22                           Repayment, Rollover and Conversion of Bankers’ Acceptances and C$ Prime Loans.  With respect to each Canadian Loan which is outstanding as a Bankers’ Acceptance, at or before 11:00 A.M. (Toronto time) two (2) Business Day prior to the maturity date of such Banker’s Acceptance, the Canadian Borrower shall notify the Canadian Agent verbally of its intention to either (i) issue new or replacement Bankers’ Acceptances on such maturity date to provide for the payment of such maturing Bankers’ Acceptance or (ii) convert such maturing Bankers’ Acceptance on its maturity date into C$ Prime Loans.  Such notice shall be irrevocable and to be followed by written confirmation in form and substance as provided in Exhibit O not later than 3:00 P.M. (Toronto time) on the same day.  The provisions of Section 2.21 shall apply mutatis mutandis to each such new issue of Bankers’ Acceptances.  If the Canadian Borrower fails to give the notices required in this Section 2.22, then such Bankers’ Acceptance so maturing shall be automatically converted on its maturity date into a C$ Prime Loan.  Provided that the Canadian Agent has received a notice in accordance with this Section requesting:

(i)                                     the Canadian Lenders to accept Bankers’ Acceptances, if applicable (or advance B/A Equivalent Loans), to replace all or a portion of outstanding Bankers’ Acceptances as they mature, the Canadian Lenders shall, on the maturity of such Bankers’ Acceptances and concurrent with the payment by the Canadian Agent of the face (and, if applicable, principal) amount of such Bankers’ Acceptances or the portion thereof to be replaced (the “Maturing Amount”) (or arrangements satisfactory to the Canadian Agent being effected to ensure the Discount Proceeds from the replacement Bankers’ Acceptances are applied to repay the Maturing Amount and the Canadian Borrower concurrently paying to the Canadian Agent any positive difference between the Maturing Amount and such Discount Proceeds), accept (and purchase if required) on the terms herein Bankers’ Acceptances (or, if applicable, advance B/A Equivalent Loans) having an aggregate face (and, if applicable, principal) amount equal to the Maturing Amount; or

(ii)                                  the Canadian Lenders to continue all or a portion of any outstanding maturing Bankers’ Acceptances into C$ Prime Loans, each such Canadian Lender shall, upon the maturity date of such Bankers’ Acceptances accepted or advanced by it, provide a borrowing to the Canadian Borrower by way of a C$ Prime Loan into which the matured Bankers’ Acceptances or a portion thereof are being continued in a principal amount equal to the aggregate face (or principal) amount of the matured Bankers’ Acceptances or the portion thereof that are being continued.

(b)                                 With respect to each Canadian Loan which is outstanding as a C$ Prime Loan, the Canadian Borrower may elect from time to time to convert such C$ Prime Loan to Bankers’ Acceptances (or, if applicable, B/A Equivalent Loans) by giving the Canadian Agent at least two Business Days prior verbal notice of such election.  Such notice shall be irrevocable and to be followed by written confirmation in form and substance as provided in Exhibit O not later than 3:00 P.M. (Toronto time) on the same day.  Provided that the Canadian Agent has received a notice in accordance with this Section requesting the Canadian Lenders to accept (and if required, purchase) Bankers’ Acceptances (or if applicable, advance B/A Equivalent Loans) to replace all or a portion of an outstanding C$ Prime Loan, then upon receipt by each such Canadian Lender on the applicable Borrowing Date of a payment equal to the principal amount of the outstanding C$ Prime Loan continued, each such Canadian Lender shall accept (and if required, purchase) Bankers’ Acceptances (or if applicable, advance B/A Equivalent Loans) in an aggregate face (and, if applicable, principal) amount equal to the outstanding principal amount of the C$ Prime Loans to be continued.

(c)                                  Notwithstanding receipt of such notices by the Canadian Agent, the Canadian Agent and the Canadian Lenders may refuse to give effect to any such notices if any Event of Default has occurred and is continuing and the Canadian Agent has or the Canadian Lenders have determined in its or their sole discretion not to permit such new issue of Bankers’ Acceptances and/or conversions.

2.23                           Power of Attorney for the Execution of Bankers’ Acceptances.  To facilitate availment of the Canadian Loans by way of Bankers’ Acceptances, the Canadian Borrower hereby appoints each Canadian Lender as its agent to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of Bankers’ Acceptances in order to allow such Canadian Lender to complete and accept from time to time such instruments in the aggregate and face amounts and for the maturities chosen by a Canadian Borrower (subject to the provisions of Sections 2.21 and 2.22 hereof).  The Canadian Borrower recognizes and agrees that all Banker’s Acceptances signed and/or endorsed on its behalf by a Canadian Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower.  In this connection, the parties also agree as follows:

(a)                                  each Canadian Lender shall deal prudently in accordance with Canadian Banking Standards with any Bankers’ Acceptance forms purported to have been pre-signed and/or pre-endorsed by the Canadian Borrower and shall use them only in accordance with the instructions of the Canadian Borrower given to such Canadian Lender in conformity with this Agreement.  Each Canadian Lender shall be presumed to have acted prudently when following such instructions in the absence of gross negligence, bad faith or willful misconduct; alternatively, the Canadian Borrower agrees that, at the request of the Canadian Agent, the Canadian Borrower shall deliver to the Canadian Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities;

(b)                                 on request of the Canadian Borrower, each Canadian Lender shall cancel all forms of Bankers’ Acceptance which have been pre-signed or pre-endorsed by or on behalf of the Canadian Borrower and which are held by such Canadian Lender and have not yet been issued in accordance with the Canadian Borrower’s instructions hereunder;

(c)                                  each Canadian Lender shall maintain a record with respect to Bankers’ Acceptances (i) completed by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder and (iv) cancelled at their respective maturities.  The Canadian Lenders agree to provide such records to the Canadian Borrower promptly upon request; and

(d)                                 the Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance and purchased by it pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Lender in its own right, and the Canadian Borrower agrees not to claim any days of grace if such Canadian Lender, as holder, sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder.  On the last day of the Contract Period of a Bankers’ Acceptance, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Canadian Lender that has accepted and purchased such Bankers’ Acceptance the full face amount of such Bankers’ Acceptance and, after such payment, the Canadian Borrower shall have no further liability in respect of such Bankers’ Acceptance and such Canadian Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such Bankers’ Acceptance.

2.24                           Circumstances Making Bankers’ Acceptances Unavailable.

(a)                                  If the Canadian Agent determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrower, and notifies the Canadian Borrower that, by reason of circumstances affecting the money market, there is no market for Bankers’ Acceptances, then:

(i)                                     the right of the Canadian Borrower to request a borrowing by way of Bankers’ Acceptance shall be suspended until the Canadian Agent determines that the circumstances causing such suspension no longer exist and the Canadian Agent so notifies the Canadian Borrower; and

(ii)                                  any notice relating to a borrowing by way of Bankers’ Acceptance which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of C$ Prime Loans.

(b)                                 The Canadian Agent shall promptly notify the Canadian Borrower of the suspension of the Canadian Borrower’s right to request a borrowing by way of Bankers’ Acceptance and of the termination of such suspension.

2.25                           Increases of the Facilities.

(a)                                  At the discretion of the U.S. Borrowers, the U.S. Borrowers may request in writing at any time after the Closing Date that the then effective aggregate principal amount of any Type or Types of Term Loans be increased; provided that (1) the aggregate principal amount of the increases in the Term Loans pursuant to this Section 2.25 shall not exceed $100,000,000 and each increase shall not be less than $10,000,000, (2) no Event of Default shall have occurred and be continuing or occur as a result of such increases in the Term Loans, (3) the proceeds of such increases in the Term Loans shall be used solely for Permitted Acquisitions and the costs and expenses related thereto, and (4) the Borrowers shall, and shall cause their Subsidiaries to, execute and deliver evidence that, on a pro forma basis, after giving effect to the increase and use of proceeds, the Consolidated Senior Leverage Ratio shall not exceed 3.25 to 1.00 and evidence of compliance, on a pro forma basis (as set forth in the definition of the term “Permitted Acquisition”), with Section 7.1 of this Agreement, and such other documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with such  increases.  Any request under this Section 2.25 shall be submitted by the Borrowers to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase and be accompanied by an officer’s certificate stating on behalf of the Borrowers that no Event of Default exists or will occur as a result of such increase.

(b)                                 No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its applicable Term Loans.  Only the consent of each Lender (an “Increasing Lender”) which agrees to increase the principal amount of its Term Loans shall be required for an increase in the aggregate principal amount of the applicable Term Loans pursuant to this Section 2.25.  Amendments to this Agreement that are required to give effect to any such increases shall only require the consent of the Parent Borrower and the Administrative Agent.  No Lender which elects not to increase the principal amount of its Term Loans may be replaced in respect of its existing applicable Term Loans as a result thereof without such Lender’s consent.  Each Increasing Lender shall as soon as practicable specify the amount of the proposed increase which it is willing to assume.  The U.S. Borrowers may accept some or all of the offered amounts or designate new lenders which, if they satisfy the requirements of Section 10.6(c) as if they were Assignees seeking to become Lenders, shall qualify as additional Lenders hereunder in accordance with this Section 2.25 (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the increase in the aggregate principal amount of the applicable Term Loans.  The U.S. Borrowers and the Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the applicable Term Loans among Increasing Lenders and New Lenders.

(c)                                  Each New Lender designated by the U.S. Borrowers shall become an additional party hereto as a Lender concurrently with the effectiveness of the proposed increase in the aggregate principal amount of the applicable Term Loans, upon its execution of an instrument of joinder, in each case in form and substance satisfactory to the Administrative Agent.  Subject to the foregoing, any increase requested by the U.S. Borrowers shall be effective as of the date proposed by the U.S. Borrowers and shall be in the principal amount equal to (i) the principal amount which Increasing Lenders are willing to assume as increases to the principal amount of their applicable Term Loans, plus (ii) the principal amount offered by New Lenders with respect to the applicable Term Loans, in either case as adjusted by the U.S. Borrowers and the Administrative Agent pursuant to this Section 2.25.

(d)                                 All new Term Loans to be made under this Section 2.25 shall be made to the U.S. Borrowers on the same day as such increase in the applicable Term Loans under this Section 2.25 becomes effective.  The initial Interest Periods applicable to such new and/or increased Term Loans shall end on dates which correspond to the respective next succeeding Interest-Period-end dates applicable to the Term Loans on the date such new and increased Term Loans are made.  Any Term Loan made pursuant to this Section 2.25 shall mature in that number of consecutive quarterly installments as is equal to the number of then remaining installments payable in respect of the Term Loans made on the Closing Date, all but the last four of which shall be in an amount equal to ¼ of 1% of the original principal amount of such Term Loan and the last four of which shall be in an amount equal to ¼ of the remaining amount thereof.  Upon effectiveness of any such increase, the Term Loan Percentage of each U.S. Lender will be adjusted to give effect to the increase in the applicable Term Loans and the Administrative Agent shall distribute to the Lenders a revised Schedule 1.1(A) reflecting the applicable Term Loans of each Lender after giving effect to such increase.

(e)                                  To the extent that the Applicable Margins on any Term Loan made or committed to be made pursuant to this Section are greater than those applicable to the then existing Term Loans, the Applicable Margins on all the then existing Term Loans shall be increased upon the effectiveness of the applicable increase effected pursuant to this Section.  In the event that the upfront fee payable on any Term Loan increased pursuant to this Section exceeds the upfront fee payable on the original extension of Term Loans (in the case of first increase under this Section), or the upfront fee payable on the immediately preceding increase of Term Loans (in the case of any subsequent increase under this Section), the Borrowers shall pay to each Lender an amount, calculated on the Term Loan (including any prior increased Term Loan) of such Lender, equal to the number of basis points by which the fee payable on such Term Loan increased pursuant to this Section exceeded the upfront fee payable on such original or immediately preceding, as the case may be, increase of Term Loan.  If any Term Loans made or committed to pursuant to this Section are issued at a discount, such discount shall be treated as an upfront fee.

(f)                                    Without the prior written consent of each holder of the then outstanding Term Loans, no Term Loan shall be made pursuant to this Section 2.25 the proceeds to the U.S. Borrowers of which (after deducting any fees payable in connection therewith and taking into account any applicable original issue discount) are less than the price the applicable Lender would have then been required to pay in the market for a Term Loan in an amount equal to such Term Loan.

2.26                           B/A Equivalent Loans.  If a Canadian Lender is not a chartered bank under the Bank Act (Canada) or if a Canadian Lender notifies the Canadian Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Canadian Lender will, instead of accepting and purchasing Bankers’ Acceptances, make a Loan (a “B/A Equivalent Loan”) from its Canadian Lending Office to the Canadian Borrower in the amount and for the same term as the draft that such Canadian Lender would otherwise have been required to accept and purchase hereunder.  Each such Canadian Lender may request that such B/A Equivalent Loan be evidenced by a non-interest bearing promissory note, in a form approved by the Canadian Borrower and the Canadian Agent.  Each such Canadian Lender will provide to the Canadian Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Canadian Borrower in the same manner as such Canadian Lender would have provided the Discount Proceeds in respect of the draft that such Canadian Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Canadian Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Canadian Borrower as the Bankers’ Acceptance that such B/A Equivalent Loan replaces).  All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.  Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Canadian Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.  For greater certainty, unless the context requires otherwise, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

2.27                           Collection Allocation Mechanism.

(a)                                  On the CAM Exchange Date, (i) each U.S. Revolving Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the U.S. Administrative Agent in accordance with Section 2.5(d)) participations in the U.S. Swingline Loans in an amount equal to such U.S. Revolving Lender’s pro rata share of each U.S. Swingline Loan outstanding on such date, (ii) simultaneously with the automatic conversions pursuant to clause (iii) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.5) be deemed to have exchanged interests in the Loans (other than the U.S. Swingline Loans) and Bankers’ Acceptances and B/A Equivalent Loans and participations in the U.S. Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan, Bankers’ Acceptance, B/A Equivalent Loan and L/C Obligations in which it shall participate as of such date (including such Lender’s interest in the Obligations, Guaranty and Collateral of each Loan Party in respect of each such Loan, Bankers’ Acceptance, and B/A Equivalent Loan and L/C Obligations), such Lender shall hold an interest in every one of the Loans (other than the U.S. Swingline Loans) and Bankers’ Acceptances and B/A Equivalent Loans and a participation in every one of the U.S. Swingline Loans and all of the L/C Obligations (including the Obligations, guaranty and Collateral of each Loan Party in respect of each such Loan), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interest in the Loans and Bankers’ Acceptances and B/A Equivalent Loans denominated in Canadian Dollars to be received in such deemed exchange shall be converted into Obligations denominated in Dollars and on and after such date all amounts accruing and owed to Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.  It is understood and agreed that Lenders holding interests in Bankers’ Acceptances and B/A Equivalent Loans on the CAM Exchange Date shall discharge the obligations to such Bankers’ Acceptances and B/A Equivalent Loans at maturity in exchange for the interests acquired by such Lenders in the CAM Exchange.  Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or Bankers’ Acceptance or B/A Equivalent Loan or any participation in any U.S. Swingline Loan or Letter of Credit.  Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent or the Canadian Agent, as appropriate, all such promissory notes and other instruments and documents as the Administrative Agent or the Canadian Agent, as appropriate, shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent or the Canadian Agent, as appropriate, against delivery of any promissory notes evidencing its interests in the Loans and Bankers’ Acceptances and B/A Equivalent Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)                                 As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or the Canadian Agent pursuant to any Loan Document in respect of any of the Obligations, and each distribution made by the Administrative Agent or the Canadian Agent in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

2.28                           Special Provisions Relating to Currencies Other Than Dollars.

(a)                                  All funds to be made available to Administrative Agent pursuant to this Agreement in Euros shall be made available to Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in such Participating Member State (or in London) as Administrative Agent shall from time to time nominate for this purpose.

(b)                                 In relation to the payment of any amount denominated in Euros, Administrative Agent shall not be liable to Borrower or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by Administrative Agent if Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euros) to the account with the bank in the principal financial center in the Participating Member State which Borrower or, as the case may be, any Lender shall have specified for such purpose.  In this Section 2.28(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Administrative Agent may from time to time determine for the purpose of clearing or settling payments of Euros.  Furthermore, and without limiting the foregoing, Administrative Agent shall not be liable to Borrower or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).

2.29                           Dollar Equivalent Calculations.  For purposes of this Agreement, the Dollar Equivalent of each Loan that is a Eurodollar Loan or Letter of Credit denominated in Alternate Currency and the Dollar Equivalent of the stated amount of each Canadian Extension of Credit shall be calculated on the date when any such Loan is made, such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by the Administrative Agent or the Canadian Agent, as appropriate.  Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent or the Canadian Agent as provided above and notice of such recalculation is received by the Borrowers, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrowers by the Administrative Agent or the Canadian Agent, as appropriate.  The Administrative Agent shall promptly notify the U.S. Borrowers and the U.S. Lenders of each such determination of the Dollar Equivalent.  The Canadian Agent shall promptly notify the Canadian Borrower and the Canadian Lenders of each such determination of the Dollar Equivalent.

2.30                           Parent Borrower as Agent  The U.S. Borrowers appoint the Parent Borrower as their agent for all purposes under Section 2 and authorize the Administrative Agent to accept instruction from the Parent Borrower on their behalf.

SECTION 3

LETTERS OF CREDIT

3.1                                 U.S. L/C Commitment.

(a)                                  Subject to the terms and conditions hereof, the U.S. Issuing Lender, in reliance on the agreements of the other U.S. Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“U.S. Letters of Credit”) denominated in any Approved Currency for the account of the U.S. Borrowers until the date that is 30 days prior to the U.S. Revolving Termination Date in such form as may be approved from time to time by the U.S. Issuing Lender; provided that the U.S. Issuing Lender shall have no obligation to issue any U.S. Letter of Credit if, after giving effect to such issuance, (i) the U.S. L/C Obligations would exceed the U.S. L/C Commitment (including on any date on which Dollar Equivalents are determined), (ii) the aggregate amount of the Available U.S. Revolving Commitments would be less than zero or (iii) the Total Outstandings would exceed the Total Commitments.  Each U.S. Letter of Credit shall (i) be denominated in any Approved Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the U.S. Revolving Termination Date, provided that any U.S. Letter of Credit with a one-year term may provide for the renewal thereof, unless notice of termination thereof is given by the U.S. Issuing Lender prior to the expiry date thereof, for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  Each of the Existing U.S. Letters of Credit shall be deemed to be a U.S. Letter of Credit issued hereunder for all purposes of the Loan Documents and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)                                 Each U.S. Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c)                                  The U.S. Issuing Lender shall not at any time be obligated to issue any U.S. Letter of Credit hereunder if such issuance would conflict with, or cause the U.S. Issuing Lender or any U.S. L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2                                 Procedure for Issuance of U.S. Letter of Credit.  The Parent Borrower may from time to time request that the U.S. Issuing Lender issue a U.S. Letter of Credit by delivering to the U.S. Issuing Lender an Application therefor, completed to the satisfaction of the U.S. Issuing Lender at the address given to the Parent Borrower by the Administrative Agent in the written notice designating the U.S. Issuing Lender as such, and such other certificates, documents and other papers and information as the U.S. Issuing Lender may request.  Upon receipt of any Application, the U.S. Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the U.S. Letter of Credit requested thereby (but in no event shall the U.S. Issuing Lender be required to issue any U.S. Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such U.S. Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the U.S. Issuing Lender and the Parent Borrower.  The U.S. Issuing Lender shall furnish a copy of such U.S. Letter of Credit to the Parent Borrower promptly following the issuance thereof.  The U.S. Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each U.S. Letter of Credit (including the amount thereof).

3.3                                 Fees and Other Charges.

(a)                                  The U.S. Borrowers will pay a fee on the undrawn face amount of all outstanding U.S. Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the U.S. Revolving Facility, shared ratably among the U.S. Revolving Lenders and payable quarterly in arrears on each U.S. L/C Fee Payment Date after the issuance date.  In addition, the U.S. Borrowers shall pay to the U.S. Issuing Lender for its own account a fronting fee of 20 basis points per annum or such other rate as shall be agreed upon between the U.S. Issuing Lender and the U.S. Borrowers on the undrawn and unexpired amount of each U.S. Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b)                                 In addition to the foregoing fees, the U.S. Borrowers shall pay or reimburse the U.S. Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the U.S. Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any U.S. Letter of Credit issued by it.

3.4                                 U.S. L/C Participations.

(a)                                  The U.S. Issuing Lender irrevocably agrees to grant and hereby grants to each U.S. L/C Participant, and, to induce the U.S. Issuing Lender to issue U.S. Letters of Credit hereunder, each U.S. L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the U.S. Issuing Lender, on the terms and conditions hereinafter stated, for such U.S. L/C Participant’s own account and risk an undivided interest equal to such U.S. L/C Participant’s U.S. Revolving Percentage in the U.S. Issuing Lender’s obligations and rights under each U.S. Letter of Credit issued hereunder and the amount of each draft paid by the U.S. Issuing Lender thereunder.  Each U.S. L/C Participant unconditionally and irrevocably agrees with the U.S. Issuing Lender that, if a draft is paid under any U.S. Letter of Credit for which the U.S. Issuing Lender is not reimbursed in full by the Parent Borrower in accordance with the terms of this Agreement, such U.S. L/C Participant shall pay to the U.S. Issuing Lender upon demand at the U.S. Issuing Lender’s address for notices specified herein an amount equal to such U.S. L/C Participant’s U.S. Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)                                 If any amount required to be paid by any U.S. L/C Participant to the U.S. Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the U.S. Issuing Lender under any U.S. Letter of Credit is paid to the U.S. Issuing Lender within three Business Days after the date such payment is due, such U.S. L/C Participant shall pay to the U.S. Issuing Lender on demand an amount equal to the product of (i) the amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the U.S. Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any U.S. L/C Participant pursuant to Section 3.4(a) is not made available to the U.S. Issuing Lender by such U.S. L/C Participant within three Business Days after the date such payment is due, the U.S. Issuing Lender shall be entitled to recover from such U.S. L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the U.S. Issuing Lender submitted to any U.S. L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)                                  Whenever, at any time after the U.S. Issuing Lender has made payment under any U.S. Letter of Credit and has received from any U.S. L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the U.S. Issuing Lender receives any payment related to such

U.S. Letter of Credit (whether directly from the Parent Borrower or otherwise, including proceeds of collateral applied thereto by the U.S. Issuing Lender), or any payment of interest on account thereof, the U.S. Issuing Lender will distribute to such U.S. L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the U.S. Issuing Lender shall be required to be returned by the U.S. Issuing Lender, such U.S. L/C Participant shall return to the U.S. Issuing Lender the portion thereof previously distributed by the U.S. Issuing Lender to it.

3.5                                 Reimbursement Obligations of U.S. Borrowers.  The U.S. Borrowers, jointly and severally, agree in accordance with the terms and provisions of this Section to reimburse the U.S. Issuing Lender on each date on which the U.S. Issuing Lender notifies the Parent Borrower of the date and amount of a draft presented under any U.S. Letter of Credit and paid by the U.S. Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the U.S. Issuing Lender in connection with such payment.  Each such payment shall be made to the U.S. Issuing Lender at its address for notices specified herein in the Approved Currency in which the obligation giving rise to such payment is denominated and in immediately available funds.  Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.12(b) and (ii) thereafter, Section 2.12(d).

3.6                                 Obligations Absolute.  The U.S. Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the U.S. Issuing Lender, any beneficiary of a U.S. Letter of Credit or any other Person.  The U.S. Borrowers also agree with the U.S. Issuing Lender that the U.S. Issuing Lender shall not be responsible for, and the U.S. Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any U.S. Borrower and any beneficiary of any U.S. Letter of Credit or any other party to which such U.S. Letter of Credit may be transferred or any claims whatsoever of any U.S. Borrower against any beneficiary of such U.S. Letter of Credit or any such transferee.  The U.S. Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any U.S. Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the U.S. Issuing Lender.  The U.S. Borrowers agree that any action taken or omitted by the U.S. Issuing Lender under or in connection with any U.S. Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the U.S. Borrowers and shall not result in any liability of the U.S. Issuing Lender to the U.S. Borrowers.

3.7                                 U.S. Letter of Credit Payments.  If any draft shall be presented for payment under any U.S. Letter of Credit, the U.S. Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof.  The responsibility of the U.S. Issuing Lender to the Borrowers in connection with any draft presented for payment under any U.S. Letter of Credit shall, in addition to any payment obligation expressly provided for in such U.S. Letter of Credit, be limited to determining that the documents (including each draft) delivered under such U.S. Letter of Credit in connection with such presentment are substantially in conformity with such U.S. Letter of Credit.

3.8                                 Applications.  To the extent that any provision of any Application related to any U.S. Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9                                 Canadian L/C Commitment.  No Canadian Letter of Credit shall be issued hereunder if, after giving effect thereto, (a) the aggregate face amount of the Canadian Letters of Credit then outstanding plus the aggregate unreimbursed amount of drawings under Canadian Letters of Credit would exceed the Canadian L/C Commitment, (b) the aggregate Canadian Extensions of Credit would exceed the Total Canadian Commitment at that time, or (c) the Total Outstandings would exceed the Total Commitments.  All other terms and conditions of the Canadian L/C Commitment and all Canadian Letters of Credit issued from time to time by the Canadian Issuer Lender shall, to the extent not covered by this Agreement, be governed by the relevant Canadian L/C Agreements.  The Canadian Borrower agrees to pay fees in accordance with the schedule previously agreed to.  At the time the Canadian Issuing Lender wants to issue a Canadian Letter of Credit at the request of the Canadian Borrower, the Canadian Issuing Lender shall send a notice to the Canadian Agent.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Syndication Agent, the Administrative Agent, the Canadian Agent and the relevant Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdco and the Borrowers hereby jointly and severally represent and warrant to the Syndication Agent, the Administrative Agent, the Canadian Agent and each Lender that:

4.1                                 Financial Condition.

(a)                                  The audited consolidated balance sheets of NSP Holdings L.L.C. and NSP as at December 31, 2002, December 31, 2003 and December 31, 2004 and the related statements of operations, changes in members’ deficit and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young, LLP, present fairly in all material respects the consolidated financial condition of NSP Holdings L.L.C. and NSP as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of NSP Holdings L.L.C. and NSP as at April 2, 2005, and the related unaudited statements of operations and cash flows for the 3-month period ended on such date, present fairly in all material respects the consolidated financial condition of NSP Holdings L.L.C. and NSP as at such date, and the consolidated results of its operations and its consolidated cash flows for the 3-month period then ended (subject to normal year-end audit adjustments).  The (x) unaudited consolidated balance sheets of NSP Holdings L.L.C. and NSP as at April 30, 2005 and May 28, 2005, and the related unaudited consolidated statements of operations and cash flows for the fiscal months ended on such dates, and (y) the unaudited balance sheets of NSP’s general industrial, fire service and utility/high voltage business segments as at April 30, 2005 and May 28, 2005 and the related statements of operations and cash flows for the fiscal months ended at such dates, present fairly in all material respects the consolidated financial condition of NSP Holdings L.L.C. and NSP, and the business segments as at such dates, and the consolidated results of its operations and its consolidated cash flows for the monthly periods then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and for the absence of certain notes thereto).  NSP and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the Closing Date.  During the period from December 31, 2004 to and including the date hereof there has been no Disposition by NSP or any of its subsidiaries of any material part of its business or property.

(b)                                 The Parent Borrower has heretofore delivered to the Lenders the Confidential Offering Circular dated June 28, 2005 of NSP Holdings L.L.C. and NSP Holdings Capital Corp. in respect of the 11 3/4% Senior Pay in Kind due 2012, and any amendment or supplement thereto which contains the unaudited pro forma consolidated balance sheet and statements of operations of NSP Holdings L.L.C., and as of and for the three-month period ended April 2, 2005, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of operations.  Such pro forma financial statements have been prepared in good faith by NSP Holdings L.L.C. and its Subsidiaries, based on the assumptions stated therein (which assumptions are believed by NSP Holdings L.L.C. and its Subsidiaries on the date hereof and on the Closing Date to be reasonable), are based on the best information available to NSP Holdings L.L.C. and its Subsidiaries as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and in accordance with Regulation S-X, and present fairly in all material respects the pro forma consolidated financial position and results of operations of NSP Holdings L.L.C. as of such date and for such periods, assuming that the Transactions had occurred at such dates.

4.2                                 No Change.  Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                                 Existence; Compliance with Law.  Each of the Parent Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate (or other equivalent) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation (or equivalent thereof) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to be so qualified and/or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                                 Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate (or, in the case of any Loan Party which is not a corporation, such equivalent) power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder.  Each Loan Party has taken all necessary corporate (or, in the case of any Loan Party which is not a corporation, such equivalent) action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (other than such consents, authorizations, filings and notices the failure to obtain or make which could not reasonably be expected to have a Material Adverse Effect) and (ii) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Parent Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Parent Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6                                 No Material Litigation.  Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7                                 No Default.  Neither the Parent Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8                                 Ownership of Property; Liens.  Each of the Parent Borrower and its Subsidiaries is the sole registered and beneficial owner of, and has title in fee simple to, or a valid leasehold interest in, all its real property material to the conduct of its business, and good title to, or a valid leasehold interest in, all its other property material to the conduct of its business, and none of such property is subject to any Lien except as permitted by Section 7.3.  Schedule 4.8 contains a true and complete list of each interest in Real Property (i) owned by the Parent Borrower and its Subsidiaries as of the date hereof and describes the type of interest therein held by the Parent Borrower and its Subsidiaries and (ii) leased, subleased or otherwise occupied or utilized by the Parent Borrower and its Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by the Parent Borrower and its Subsidiaries and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

4.9                                 Intellectual Property.  The Parent Borrower and each of its Subsidiaries owns, is licensed under, or otherwise has a right to use, all Intellectual Property used in the conduct of its business as currently conducted, except for any failure to so own or license Intellectual Property which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  No written claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property used in the conduct  of the business of the Parent Borrower and its Subsidiaries, nor does the Parent Borrower know of any valid basis for any such claim except for any claims which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Parent Borrower and its Subsidiaries, the use of Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the rights of any Person in any respect, except for any infringement which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

4.10                           Taxes.  The Parent Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state, provincial and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Parent Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

4.11                           Federal Regulations.  No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12                           Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Parent Borrower or any of its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of the Parent Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Parent Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Parent Borrower or the relevant Subsidiary.

4.13                           ERISA, Canadian Pension and Benefit Plans and Foreign Plans.  (a)  Except as disclosed on Schedule 4.13, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan which could reasonably be expected to have a Material Adverse Effect and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred which could reasonably be expected to result in a material liability, and no Lien in favor of the PBGC or a Plan or Multiemployer Plan has arisen, during such five-year period.  Except as disclosed on Schedule 4.13, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Parent Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA; and neither the Parent Borrower nor any Commonly Controlled Entity is reasonably likely to incur withdrawal liability having a Material Adverse Effect as a result of participation in Multiemployer Plans.

(b)                                 Each of the Canadian Borrower and its Subsidiaries has withheld from each payment to each of their respective officers, directors and employees the amount of all taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including income tax, pension plan, unemployment insurance and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with all Requirements of Law.  None of the Canadian Borrower nor any of its Subsidiaries is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Canadian Security Documents.  No pension plan or fund maintained by or on behalf of the Canadian Borrower or any of its Subsidiaries for the benefit of any officer, director or employee of the Canadian Borrower or any such Subsidiaries is a so-called defined benefit plan.  For any pension plan or fund, and for any other employee benefit plan, which is a defined contribution plan requiring the Canadian Borrower or any of its Subsidiaries to contribute thereto, or to deduct from payments to any individual and pay such deductions into or to the credit of such pension plan or fund, all required employer contributions have been properly withheld by the Canadian Borrower or such Subsidiary and fully paid into the funding arrangements for the applicable pension plan or fund.  Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due.  None of the Canadian Borrower, any of its Subsidiaries or any of their respective Affiliates is subject to ERISA.

(c)                                  Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and neither the Borrowers nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the Borrowers or Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

4.14                           Investment Company Act; Public Utility Holding Company Act; Other Regulations.  No Loan Party is (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15                           Subsidiaries.  Except as disclosed to the Administrative Agent by the Parent Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Subsidiary, except as created by the Loan Documents or as listed on Schedule 4.15.

4.16                           Use of Proceeds.  The proceeds of the Term Loans made on the Closing Date, the Equity Financing and the Additional Holdco Notes, together with up to $2,000,000 proceeds of U.S. Swingline Loans, will be used to pay the Acquisition consideration, refinance certain existing indebtedness and pay fees and expenses in connection with the Transactions.  The proceeds of the U.S. Revolving Loans and other U.S. Swingline Loans shall be used for general corporate purposes.  The proceeds of the U.S. Letters of Credit shall be used to support payment obligations in the ordinary course of business.  The proceeds of the Canadian Loans shall be used to finance the working capital needs of the Canadian Borrower.  The proceeds of any increase in the Term Loans pursuant to Section 2.25 shall be used to fund Permitted Acquisitions, pay the fees and expenses related thereto, and to refinance Indebtedness of the Person or associated with the assets to be so acquired.

4.17                           Environmental Matters.  Except as set forth on Schedule 4.17, and except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                                  the facilities and properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries (the “Group Properties”) do not contain, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)                                 neither the Parent Borrower nor any of its Subsidiaries has received or has knowledge of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Group Properties or the business operated by the Parent Borrower or any of its Subsidiaries (the “Business”), nor does the Parent Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                                  Materials of Environmental Concern have not been transported or disposed of from the Group Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Group Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)                                 no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent Borrower, threatened, under any Environmental Law to which the Parent Borrower or any Subsidiary is or will be named as a party with respect to the Group Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Group Properties or the Business;

(e)                                  there has been no release or threat of release of Materials of Environmental Concern at or from the Group Properties, or arising from or related to the operations of the Parent Borrower or any Subsidiary in connection with the Group Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)                                    the Group Properties and all operations at the Group Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Group Properties or violation of any Environmental Law with respect to the Group Properties or the Business; and

(g)                                 neither the Parent Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

4.18                           Accuracy of Information, etc.  Subject to the next succeeding sentence and to the qualifications provided therein, no statement or information contained in this Agreement, any other Loan Document, or to the best of the Parent Borrower’s knowledge, any other document or written certificate or written statement furnished by or on behalf of any Loan Party to the Syndication Agent, the Administrative Agent, the Canadian Agent or the Lenders, or any of them, pursuant to the Loan Documents or at the request of Credit Suisse, as Sole Lead Arranger and Sole Bookrunner, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date this Agreement or such other Loan Document was delivered or such statement, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances in which they were made in any material respect.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Syndication Agent, the Administrative Agent, the Canadian Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents when taken as a whole.

4.19                           Security Documents.

(a)                                  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the U.S. Secured Parties and the Canadian Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (other than Collateral described as “all other property not otherwise described above” and the proceeds thereof) and the proceeds thereof which can be perfected by filings described in Schedule 4.19(a).  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, stock certificates representing such Pledged Stock having been delivered to the Administrative Agent and, in the case of the other Collateral described in the Guarantee and Collateral Agreement, financing statements and other filings specified on Schedule 4.19(a) in appropriate form having been filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Collateral described as “all other property not otherwise described above” and the proceeds thereof) and the proceeds thereof, as security for the Borrower Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 that have priority by operation of law).

(b)                                 Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, or the Canadian Agent, for the benefit of the Canadian Lenders, as applicable, a legal, valid and enforceable first priority Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages have been filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person other than Liens permitted by Section 7.3 that have priority by operation of law.

(c)                                  The Hypothec creates in favor of the Canadian Agent for the benefit of the Canadian Lenders a legal, valid and enforceable Lien in the Quebec Collateral described therein and proceeds thereof.  In the case of certified Pledged Stock (as defined in the Canadian Security Documents), certificates representing such Pledged Stock having been delivered to the Canadian Agent, and in the case of the other Collateral described in the Canadian Security Documents, financing statements in appropriate form having been filed in the offices specified on Schedule 4.19(c), the Canadian Security Documents constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the obligations described therein as being secured thereby, in each case prior and superior in right to any other person except for Liens permitted under Section 7.3 to the extent such Liens have priority under applicable law.

(d)                                 To evidence and secure the due payment and performance of the Canadian Extensions of Credit and the other covenants and obligations of the Canadian Borrower under this Credit Agreement, the Canadian Borrower shall execute and deliver or cause to be executed and delivered the following documents to the Canadian Agent for the benefit of the Canadian Lenders, all in the Canadian Agent’s required form and otherwise satisfactory to the Canadian Agent in its sole discretion: (i) the Hypothec, (ii) the Collateral Mortgage Bond, (iii) the Delivery Order and (iv) the Pledge of Bond Agreement.

4.20                           Solvency.  Each Loan Party is, and after giving effect to the Transactions, incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent.

4.21                           Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” of the U.S. Borrowers under and as defined in the Subordinated Note Indenture.  The obligations of each U.S. Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such U.S. Subsidiary Guarantor under and as defined in the Subordinated Note Indenture.

4.22                           Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.23                           Certain Documents.  The Parent Borrower has delivered to the Administrative Agent and Syndication Agent a complete and correct copy of each document or instrument pursuant to which the Scheduled Debt has been created or is evidenced, including any modifications with respect to any of the foregoing.

4.24                           Capital Structure.

(a)                                  All of the issued and outstanding shares of the Capital Stock of the Parent Borrower are owned by Holdco.

(b)                                 Set forth on Schedule 4.24(b) is a complete and correct list of all Subsidiaries of the Parent Borrower on the date hereof, including, for each of the Borrowers, the Subsidiary Guarantors and any Subsidiary the capital stock of which is being pledged for the benefit of the Lenders pursuant to the terms of the Loan, the number of issued and outstanding shares of the Capital Stock thereof.  The Parent Borrower owns, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries.  The direct owner of the Capital Stock of each such Subsidiary is set forth on Schedule 4.24(b).

4.25                           Mortgaged Properties.  Schedule 1.1(B) includes a complete and correct list of all interests in real property owned on the date hereof by the Parent Borrower and/or any of its Subsidiaries having a value (together with improvements thereon) of at least $1,000,000, and in the case of leased real property, has a remaining term of at least one year, and an annual base rent in excess of $100,000, except for the leased Real Property at 6303 and 6311 Roper Road, Edmonton, Alberta.

4.26                           Acquisition Documents; Representations and Warranties in Acquisition Agreement.  Schedule 4.26 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition on or prior to the Closing Date or any material agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition after the Closing Date.  The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.  All representations and warranties of each Seller and NSP set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

4.27                           Anti-Terrorism Law.

(a)                                  No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)                                 No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.28                           Casualty Event.  The Parent Borrower and its Subsidiaries have not received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property.

SECTION 5

CONDITIONS PRECEDENT

5.1                                 Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver pursuant to Section 10.1, prior to or concurrently with the making of such extension of credit on the Closing Date (but in any event no later than July 19, 2005), of the following conditions precedent:

(a)                                  Loan Documents.  The Administrative Agent and the Canadian Agent shall have received (i) this Agreement, executed and delivered by the Syndication Agent, the Administrative Agent, the Canadian Agent, the Borrowers and the Lenders, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdco, the U.S. Borrowers and each U.S. Subsidiary Guarantor, (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein) organized under the laws of any jurisdiction within the United States, if any, that is not a Loan Party or a Grantor under the Guarantee and Collateral Agreement and (iv) the Canadian Loan Documents, executed and delivered by the Canadian Agent and the Canadian Borrower.

(b)                                 Financings and Other Transactions, etc.

(i)                                     The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.

(ii)                                  Holdco shall have received not less than $25.0 million in gross proceeds (prior to any applicable original issue discount) from the issuance and sale of the Additional Holdco Notes.

(iii)                               The Equity Financing shall have been consummated.  The terms of the Equity Financing shall not require any payments or other distributions of cash or property in respect thereof other than payments in kind, or any purchases, redemptions or other acquisitions thereof for cash or property other than payments in kind, in each case prior to the payment in full of all obligations under the Loan Documents, except as permitted by the Loan Documents.

(iv)                              The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all Liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, PPSA financing charge statements, mortgage releases, releases of assignments of leases and rents, releases of Liens in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(c)                                  Fees.  The Lenders, the Syndication Agent, the Canadian Agent and the Administrative Agent each shall have received all fees required to be paid by the Borrowers, and all expenses required to be paid by the Borrowers for which invoices have been presented to Parent

Borrower (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(d)                                 Closing Certificate.  The Administrative Agent and the Canadian Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(e)                                  Legal Opinions.  The Administrative Agent and the Canadian Agent, as appropriate, shall have received the executed legal opinions of (i) Dechert LLP, counsel to the Parent Borrower and its Subsidiaries, substantially in the form of Exhibit F-1, (ii) Sternthal Katznelson Montigny, L.L.P., counsel to the Canadian Borrower and its Subsidiaries, substantially in the form of Exhibit F-2, and (iii) each local counsel listed on Schedule 5.1(e), substantially to the effect set forth in Exhibit F-3.  Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent, the Canadian Agent and Syndication Agent may reasonably require.

(f)                                    Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that are represented by certificates, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.  The Canadian Agent shall have received each promissory note, if any, pledged to the Canadian Agent pursuant to the Canadian Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Canadian Agent) by the pledgor thereof.  The Administrative Agent or the Canadian Agent, as appropriate, shall have received certified copies of UCC, PPSA, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state or provincial and county jurisdictions in which any property of any Loan Party is located and the state or provincial and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the U.S. Security Documents or the Canadian Security Documents (other than Permitted Liens or any other Liens acceptable to the Administrative Agent or the Canadian Agent, as applicable);

(g)                                 Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent or the Canadian Agent to be executed, filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the U.S. Lenders or in favor of the Canadian Agent  for the benefit of the Canadian Lenders, as applicable, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation and shall have been delivered to the Administrative Agent and the Syndication Agent, or the Canadian Agent, as applicable.

(h)                                 Real Property Requirements.  (A) Except as provided in Section 5.1(h)(B) in respect of Mortgaged Property of the Canadian Borrower and its Subsidiaries, the Administrative Agent shall have received:

(i)                                     a Mortgage encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Lenders, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(ii)                                  with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property, in each case, to the extent obtainable using commercially reasonable efforts;

(iii)                               with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 5.1(h), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot  and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions acceptable to the Administrative Agent;

(iv)                              with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)                                 evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)                              with respect to each Real Property or Mortgaged Property, copies of all leases in which Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Administrative Agent;

(vii)                           with respect to each Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii)                        Surveys with respect to each of the Mortgaged Properties set forth on Schedule 5.1(h)(viii); and

(ix)                                a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(B)  The Canadian Agent shall have received:

(i)                                     a Mortgage encumbering each Mortgaged Property of the Canadian Borrower and any of its Subsidiaries in favor of the Canadian Agent, for the benefit of the Canadian Lenders, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Canadian Agent;

(ii)                                  with respect to each Mortgaged Property of the Canadian Borrower and any of its Subsidiaries, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Canadian Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)                                  with respect to each Mortgage relating to owned Real Property made by the Canadian Borrower and any of the its Subsidiaries, a Title Policy, which shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Canadian Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Canadian Agent) as shall be reasonably requested by the Canadian (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions acceptable to the Canadian Agent;

(iv)                              with respect to each Mortgage relating to owned Real Property of the Canadian Borrower and any of its Subsidiaries, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)                                 evidence reasonably acceptable to the Canadian Agent of payment by the Canadian Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)                              with respect to each Real Property or Mortgaged Property of the Canadian Borrower and any of its Subsidiaries, copies of all leases in which the Canadian Borrower or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Canadian Agent;

(vii)                           with respect to each Mortgaged Property of the Canadian Borrower and any of its Subsidiaries, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Requirements of Law applicable to such Mortgaged Property; and

(i)                                     Insurance.  The Administrative Agent and the Canadian Agent shall have received insurance certificates satisfying the requirements of the Security Documents.

(j)                                     Leverage Ratios.  The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that as of the Closing Date and calculated as described below, the Parent Borrower’s pro forma Consolidated Total Leverage Ratio is not greater than 3.8 to 1.0 and Holdco’s pro forma Consolidated Total Leverage Ratio is not greater than 5.7 to 1.0.  For the purposes of the computation of the Ratios described in the preceding sentence, Consolidated Total Debt shall be calculated as of the Closing Date, giving effect to any borrowings and prepayments to occur hereunder on such Date (with good faith estimates of the amount of cash and Cash Equivalents as of the Closing Date), and Consolidated EBITDA shall be calculated for the period of four consecutive fiscal quarters ending April 2, 2005 after giving pro forma effect to the Transactions.

(k)                                  Solvency.  The Administrative Agent shall have received a certificate from the chief financial officer of Holdco certifying that Holdco and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

(l)                                     Patriot Act.  The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(m)                               Consents.  The Lenders shall be satisfied that all requisite Governmental Authorities and third parties (except for third parties the consents of which are not required pursuant to clause (h) of this Section 5.1) shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(n)                                 Litigation.  There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Holdco, the Parent Borrower or their Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(o)                                 Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Loan Party shall have outstanding any Indebtedness or preferred stock other than (i) Indebtedness outstanding hereunder, (ii) the Senior Subordinated Notes, (iii) the Holdco Notes, (iv) the Indebtedness listed on Schedule 7.2(e) and (v) Indebtedness owed to the Borrowers or any Guarantor.

5.2                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                  Requests for Loans.

(i)                                     In the case of a Term Loan, the Administrative Agent shall have received a notice requesting such Loan as required by Section 2.1(b).

(ii)                                  In the case of a U.S. Revolving Loan, the Administrative Agent shall have received a notice requesting such Loan as required by Section 2.4(a).

(iii)                               In the case of a U.S. Swingline Loan, the U.S. Swingline Lender shall have received a notice requesting such Loan as required by Section 2.5(c).

(iv)                              In the case of a Canadian Revolving Loan, the Canadian Agent shall have received a notice requesting such Loan as required by Section 2.3(d).

(v)                                 In the case of Bankers’ Acceptances and B/A Equivalent Loans, the Canadian Agent shall have received a notice (x) of the Canadian Borrower’s intention to issue Bankers’ Acceptances pursuant to Section 2.21(e), or (y) requesting a B/A Equivalent Loan pursuant to Section 2.26.

(vi)                              In the case of the issuance, amendment, extension or renewal of a U.S. Letter of Credit, the U.S. Issuing Lender shall have received a notice requesting the issuance, execution, amendment, extension or renewal of such Letter of Credit, as applicable, as required by Section 3.2.

(b)                                 Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for such representations and warranties expressly stated to be made as of a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(c)                                  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

The Parent Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the Syndication Agent, the Canadian Agent or the Administrative Agent hereunder (other than contingent and indemnification obligations), the Parent Borrower shall and shall cause each of its Subsidiaries to:

6.1                                 Financial Statements.

(a)                                  Furnish to the Administrative Agent for distribution to each Lender:

(i)                                     as soon as available, but in any event within 90 days after the end of each fiscal year of Holdco, a copy of the audited consolidated balance sheets of Holdco and its consolidated Subsidiaries and Parent Borrower and its consolidated subsidiaries as at the end of such year and the related audited consolidated statements of operations for such year, setting forth in each case in comparative form (to the extent practicable taking into account predecessors) the figures for the previous year of such entities and any predecessors, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(ii)                                  as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdco, the unaudited consolidated balance sheets of Holdco and its consolidated Subsidiaries and Parent Borrower and its consolidated subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form (to the extent practicable taking into account predecessors) the figures for the previous year of such entities and any predecessors, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of certain footnotes);

(iii)                               as soon as available, but in any event not later than 30 days after the end of each month or 45 days in the case of the end of the third, sixth, ninth and twelfth months occurring during each fiscal year of Holdco, the unaudited consolidated balance sheets of Holdco and its Subsidiaries and Parent Borrower and its consolidated subsidiaries as at the end of such month and the related unaudited consolidated statements of operations for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form (to the extent practicable taking into account predecessors) the figures for the previous year of such entities and any predecessors, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of certain footnotes and final purchase accounting adjustments); provided, however, that if the Parent Borrower is required to commence a new fiscal period as of the Closing Date, then no July 2005 month-end financial statements shall be required to be furnished hereunder; and

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(b)                                 Cause the Canadian Borrower to deliver to the Administrative Agent and the Canadian Agent for distribution to each Lender:

(i)                                     within 90 days after the end of each fiscal year of the Canadian Borrower, a copy of its unaudited balance sheet of the Canadian Borrower as at the end of such year and the related unaudited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, prepared in accordance with GAAP; and

(ii)                                  as soon as available, but in any event not later than 30 days after the end of each month or 45 days in the case of the third, sixth, ninth and twelfth months occurring during each fiscal year of the Canadian Borrower, its unaudited balance sheet of the Canadian Borrower as at the end of such month and the related unaudited statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end adjustments and the absence of certain footnotes).

6.2                                 Certificates; Other Information.  Furnish to the Administrative Agent for distribution to each Lender (or, in the case of clause (g), furnish to the relevant Lender):

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.1(a)(i), (i) a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate and (ii) all “management letters”, if any, delivered by such accountants in connection therewith;

(b)                                 concurrently with the delivery of any financial statements pursuant to Section 6.1(a), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Parent Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Parent Borrower, and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.1, the Permitted Holders and the Individual Investors may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default through capital contributions or the purchase of Equity interests as contemplated pursuant to clause (n) of the definition of “Consolidated EBITDA”; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document;

(c)                                  as soon as available, and in any event no later than 60 days after the end of each fiscal year of Parent Borrower, a detailed consolidated budget for the new fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its subsidiaries as of the end of the new fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and supporting information applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year which are delivered to the Board of Directors of Parent Borrower for its review (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions at the time made in light of the circumstances then existing and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)                                 concurrently with the delivery of any financial statements pursuant to Section 6.1(a)(ii), a narrative discussion and analysis of the financial condition and results of operations of Parent Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year and, for each of the three month periods included in such quarter, a narrative discussion and analysis of the financial condition and results of operations of Parent Borrower and its Subsidiaries for such month and to the portion of the Projections covering such periods;

(e)                                  no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Scheduled Debt;

(f)                                    within five days after the same are sent, copies of all financial statements and reports that Holdco or the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdco or the Parent Borrower may make to, or file with, the SEC; and

(g)                                 promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3                                 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including all taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be or (b) the failure to so pay, discharge or otherwise satisfy any such obligations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4                                 Maintenance of Existence; Compliance.  Except for the Merger to be effected in connection with the Acquisition, (a) (i)  preserve, renew and keep in full force and effect its legal existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                                 Maintenance of Property; Insurance.  (a)  Keep all material tangible property useful and necessary in its business in as good working order and condition as currently maintained, ordinary wear and tear and damage occurring as a result of a Casualty Event excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6                                 Inspection of Property; Books and Records; Discussions.  (a)  Keep books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, at its own expense, to visit and inspect (but not collect soil, groundwater, sediment, surface water or air samples) any of its properties and examine and make abstracts from any of its books and records, at such reasonable times during normal business hours upon reasonable advance written notice to the Parent Borrower and, subject to the proviso below, as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Subsidiaries with officers and employees of the Parent Borrower and its Subsidiaries and with its independent certified public accountants (subject to such independent certified public accountants’ customary procedures) (such visits and inspections shall be coordinated by the Lenders to the extent reasonably practicable); provided that such visits shall occur no more than two times per year if no Event of Default has occurred and is continuing.  In the absence of an Event of Default, the Administrative Agent and the Lenders shall give Parent Borrower the opportunity to participate in any discussions with Parent Borrower’s independent certified public accountants.

6.7                                 Notices.  Promptly give notice to the Administrative Agent and the Canadian Agent of:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of the Parent Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Parent Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting Parent Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought and, with respect to any litigation or proceeding relating to respiratory claims, Parent Borrower shall provide to the Administrative Agent notice of such litigations and proceedings as disclosed in the periodic reports and public filings of Parent Borrower, provided that after such notice is provided to the Administrative Agent, and to the extent reasonably requested by the Administrative Agent, the Parent Borrower shall provide to the Administrative Agent any supporting documentation with respect to such litigations and proceedings;

(d)                                 any of the following events which could reasonably be expected to result in a liability in excess of $1,000,000, as soon as possible and in any event within 30 days after the Parent Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent Borrower or any Commonly Controlled Entity or any

Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)                                  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdco or the Parent Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8                                 Environmental Laws.

(a)                                  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.  For the purposes of this Section 6.8(a) noncompliance by the Parent Borrower shall be deemed not to constitute a breach of this covenant; provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower shall in a timely fashion undertake reasonable efforts to achieve compliance; and provided, further, that, in any case, such noncompliance, and any other noncompliance with any Environmental Law, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.  For the purposes of this Section 6.8(b) noncompliance by the Parent Borrower shall be deemed not to constitute a breach of this covenant; provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower shall in a timely fashion undertake reasonable efforts to achieve compliance; and provided, further, that, in any case, such noncompliance, and any other noncompliance with any Environmental Law, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  At all times have appointed one or more employees of the Parent Borrower or its Subsidiaries who together have responsibility for the management of all environmental matters and issues applicable to the Parent Borrower and its Subsidiaries and for implementing programs and procedures to assure compliance with all Environmental Laws.

6.9                                 Additional Collateral, etc.

(a)                                  With respect to any property acquired after the Original Closing Date by the Parent Borrower or any of its Subsidiaries (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) if the agreement in which such Lien is granted prohibits the creation of any other Lien on such property and (z) property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the U.S. Secured Parties and the Canadian Secured Parties, a security interest in such property, (ii) in the case of property acquired by the Canadian Borrower or any Canadian Subsidiary Guarantor, execute and deliver to the Canadian Agent such amendments to the Canadian Security Documents or such other documents as the Canadian Agent deems necessary or advisable to grant to the Canadian Agent, for the benefit of the Canadian Lenders, a security interest in such property and (iii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the U.S. Secured Parties and the Canadian Secured Parties, or to the Canadian Agent, for the benefit of the Canadian Lenders, as the case may be, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code or other financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Canadian Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Canadian Agent, as the case may be.

(b)                                 With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary) or in the case of leases with a remaining term of more than one year and an annual base rent in excess of $100,000, promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the U.S. Lenders or the Canadian Agent, for the benefit of the Canadian Lenders, as the case may be, covering such real property, (ii) if requested by the Administrative Agent or the Canadian Agent, as the case may be, provide the U.S. Lenders or the Canadian Lenders, as the case may be, with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Canadian Agent, as the case may be) as well as a current ALTA survey thereof, together with a surveyor’s certificate or an existing Survey (together with an affidavit of no change) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy or commitment and (y) to the extent obtainable by Parent Borrower or any Subsidiary, as applicable, within a commercially reasonable period of time using commercially reasonable efforts, any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Canadian Agent, as the case may be, in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, and (iii) if requested by the Administrative Agent or the Canadian Agent, as the case may be, deliver to the Administrative Agent or the Canadian Agent, as the case may be, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be.

(c)                                  With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), and, with respect to any Subsidiary in existence on the date hereof which is not a party to the Guarantee and Collateral Agreement on the Closing Date as to which the Administrative Agent reasonably requests, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new or existing Subsidiary, as the case may be, that is owned by the Parent Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, (iii) cause such new or existing Subsidiary, as the case may be, (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new or existing Subsidiary, as the case may be, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)                                 With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (other than the Canadian Borrower or any Subsidiaries thereof), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the U.S. Secured Parties and the Canadian Secured Parties, a perfected first priority security interest in the Capital Stock entitled to vote of such new Subsidiary, as the case may be, that is owned by the Parent Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary, as the case may be, be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)                                  With respect to any new Canadian Wholly Owned Subsidiary created or acquired after the Closing Date by the Canadian Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Canadian Agent such amendments to the Canadian Security Documents as the Canadian Agent deems necessary or advisable to grant to the Canadian Agent, for the benefit of the Canadian Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary, that is owned by the Canadian Borrower or any of its Subsidiaries, (ii) deliver to the Canadian Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Canadian Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Canadian Agent, desirable to perfect the Canadian Lenders’ security interest therein, (iii) cause such new Subsidiary (A) to become a party to the applicable Canadian Security Documents and (B) to take such actions necessary or advisable to grant to the Canadian Agent, for the benefit of the Canadian Lenders, a perfected first priority security interest or first-ranking hypothec, as the case may be, in the Collateral or in Collateral similar to the one described in the Canadian Security Documents with respect to such new Subsidiary (except to the extent of Liens on such Collateral permitted by Section 7.3 which have priority in accordance with applicable law), including, without limitation, the filing of appropriate financing statements in such jurisdictions as may be required by the applicable Canadian law or as may be requested by the Canadian Agent, and (iv) if requested by the Canadian Agent, deliver to the Canadian Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Canadian Agent.

6.10                           Real Estate Documentation.  Furnish to the Canadian Agent all real estate documentation reasonably required by the Canadian Agent with respect to the Mortgaged Property of the Canadian Borrower and each of its Subsidiaries to perfect such first priority Lien.

6.11                           Maintenance of Ratings.  Use commercially reasonable efforts to maintain at all times ratings for the Facilities by both Standard & Poor’s and Moody’s.

6.12                           Post-Closing Collateral Matters.  The applicable Loan Parties shall use their commercially reasonable efforts to obtain and deliver to Administrative Agent, within the time periods set forth below (unless waived or extended by Administrative Agent in its discretion), to the extent such items have not been delivered as of the Closing Date, or delivery has not been waived by Administrative Agent in its discretion, the following:

(a)                                  the property owners’ consents to leasehold mortgage financing, on terms and conditions reasonably satisfactory to the Administrative Agent, with respect to each of the leased Real Properties set forth on Schedule 6.12(a) within thirty (30) days after the Closing Date, and if any such consents are obtained, the applicable Loan Party will use commercially reasonably efforts to deliver to Administrative Agent with respect to any Real Property for which such consent has been obtained, within forty-five (45) days after the Closing Date, the following:

(1)                                  duly executed and acknowledged Mortgages, financing statements and other instruments meeting the requirements of Section 5.1(h)(i);

(2)                                  consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments meeting the requirements of Section 5.1(h)(ii);

(3)                                  policies of title insurance meeting the requirements of Section 5.1(h)(iii);

(4)                                  affidavits, certificates, information and instruments as required by Section 5.1(h)(iv);

(5)                                  evidence of payment of all applicable title insurance premiums, mortgage recording taxes, fees, charges, costs and expenses required for the re-cording of each Mortgage and issuance of the title insurance policies as required by Section 5.1(h)(v);

(6)                                  copies of all leases or other agreements as required by Section 5.1(h)(vi);

(7)                                  notifications, registrations and filings meeting the requirements of Section 5.1(h)(vii);

(8)                                  Surveys as required by Section 5.1(h)(viii);

(9)                                  a completed Federal Emergency Management Agency Standard Flood Hazard Determination as required by Section 5.1(h)(ix); and

(10)                            written opinions of local counsel in the states in which each such Real Property is located, as required by Section 5.1(e).

(b)                                 with respect to each of the owned Real Properties set forth on Schedule 6.12(b), within thirty (30) days after the Closing Date, the applicable Loan Party will use commercially reasonable efforts to deliver to Administrative Agent the following:

(1)                                  duly executed and acknowledged Mortgages, financing statements and other instruments meeting the requirements of Section 5.1(h)(i);

(2)                                  to the extent applicable, consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments meeting the requirements of Section 5.1(h)(ii);

(3)                                  policies of title insurance meeting the requirements of Section 5.1(h)(iii);

(4)                                  affidavits, certificates, information and instruments as required by Section 5.1(h)(iv);

(5)                                  evidence of payment of all applicable title insurance premiums, mortgage recording taxes, fees, charges, costs and expenses required for the re-cording of each Mortgage and issuance of the title insurance policies as required by Section 5.1(h)(v);

(6)                                  copies of all leases or other agreements as required by Section 5.1(h)(vi);

(7)                                  notifications, registrations and filings meeting the requirements of Section 5.1(h)(vii);

(8)                                  Surveys as required by Section 5.1(h)(viii);

(9)                                  a completed Federal Emergency Management Agency Standard Flood Hazard Determination as required by Section 5.1(h)(ix); and

(10)                            written opinions of local counsel in the states in which each such Real Property is located, as required by Section 5.1(e).

(c)                                  The Canadian Borrower shall use its commercially reasonable efforts to obtain and deliver to the Canadian Agent, within the time periods set forth below (unless waived or extended by the Canadian Agent in its discretion), to the extent such items have not been delivered as of the Closing Date, or delivery has not been waived by the Canadian Agent in its discretion, the following:

(1)                                  a priority agreement (the “Cominar Priority Agreement”) from Cominar Real Estate Investment Trust, on terms and conditions satisfactory to the Canadian Agent, with respect to the lease of 10550 Parkway Boulevard, Anjou, Quebec, pursuant to which Cominar Real Estate Investment Trust subordinates its hypothec granted by the Canadian Borrower (the “Cominar Hypothec”) in favor of the Canadian Agent so that the Hypothec ranks prior to the Cominar Hypothec within thirty (30) days after the Closing Date;

(2)                                  confirmation of registration of the Cominar Priority Agreement with the Quebec Register of Personal and Moveable Real Rights within thirty (30) days after the Closing Date;

(3)                                  an up-to-date Survey with respect to the Mortgaged Property of the Canadian Borrower located at the municipal address known as 3719 rue des Commissaires, Rawdon, Quebec (the “Rawdon Property”) within thirty (30) days after the Closing Date;

(4)                                  an updated title opinion, in form and substance satisfactory to the Canadian Agent, from Solomon & Malus reflecting the Rawdon Survey within thirty (30) days after the Closing Date;

(5)                                  a duly executed amended Hypothec to the extent required (the “Amended Hypothec”), in form and substance satisfactory to the Canadian Agent, amended to reflect the correct legal description of the Rawdon Property within forty-five (45) days after the Closing Date;

(6)                                  confirmation of registration of the Amended Hypothec with the Quebec land registry division of Montcalm within forty-five (45) days after the Closing Date; and

(7)                                  a duly executed bailee letter from 1197727 Ontario Inc. (carrying on business under the trade name of Quality Manufacturing), in form and substance satisfactory to the Canadian Agent, with respect to the third party warehouse located at 10 Allison Avenue, Morrisburg, Ontario within (30) days after the Closing Date.

SECTION 7

NEGATIVE COVENANTS

Holdco (solely in respect of Section 7.21) and Parent Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the Canadian Agent or the Administrative Agent hereunder (other than contingent or indemnification obligations), Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, and Holdco, in respect of Section 7.21, shall not:

7.1                                 Financial Condition Covenants.

(a)                                  Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Parent Borrower ending with any fiscal quarter ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Consolidated Total Leverage Ratio

9/30/05 through 3/31/06	4.60x
6/30/06 through 12/31/06	4.50x
3/31/07 through 12/31/07	4.25x
3/31/08 through 12/31/08	4.00x
3/31/09 through 12/31/09	3.75x
3/31/10 through 6/30/12	3.50x

(b)                                 Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Parent Borrower ending with any fiscal quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Consolidated Interest Coverage Ratio

9/30/05 through 12/31/07	2.25x
3/31/08 through 6/30/12	2.50x

(c)                                  Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Parent Borrower ending with any fiscal quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Consolidated Fixed Charge Coverage Ratio

9/30/05 through 12/31/06	1.25x
3/31/07 through 12/31/08	1.30x
3/31/09 through 6/30/12	1.40x

7.2                                 Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness of any Loan Party pursuant to any Loan Document;

(b)                                 Indebtedness of the Parent Borrower to any Subsidiary and of any U.S. Subsidiary Guarantor to the Parent Borrower or any other Subsidiary;

(c)                                  Indebtedness of the Canadian Borrower to any Canadian Subsidiary Guarantor and of any Canadian Subsidiary Guarantor to the Canadian Borrower or any other Canadian Subsidiary Guarantor;

(d)                                 Guarantee Obligations incurred in the ordinary course of business by the Parent Borrower or any of its Subsidiaries of obligations of any U.S. Subsidiary Guarantor, the Canadian Borrower or any Canadian Subsidiary Guarantor, respectively;

(e)                                  Indebtedness outstanding on the date hereof and listed on Schedule 7.2(e);

(f)                                    additional Indebtedness of the Parent Borrower or any of its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $11,500,000 (calculated based upon the exchange rate in effect on the date such Indebtedness is incurred);

(g)                                 Indebtedness of any Foreign Subsidiary (other than the Canadian Borrower or any Subsidiary thereof incorporated or organized in Canada) not to exceed $8,000,000 in the aggregate of principal amount at any one time outstanding (calculated based upon the exchange rate in effect on the date such Indebtedness is incurred);

(h)                                 Indebtedness of Foreign Subsidiaries to the Parent Borrower, any U.S. Subsidiary Guarantor, the Canadian Borrower or any Canadian Subsidiary Guarantor not to exceed $25,000,000 in the aggregate of principal amount at any one time outstanding for all such Foreign Subsidiaries (calculated based upon the exchange rate in effect on the date such Indebtedness is incurred) to be used for Permitted Acquisitions; provided, that any such Indebtedness shall be evidenced by an intercompany note that is pledged, in the case of a note held by the Parent Borrower or any U.S. Subsidiary Guarantor, to the Administrative Agent for the benefit of the Secured Parties and, in the case of a note held by the Canadian Borrower or any Canadian Subsidiary, to the Canadian Agent for the benefit of the Canadian Secured Parties;

(i)                                     Indebtedness of Foreign Subsidiaries to the Parent Borrower, any U.S. Subsidiary Guarantor, the Canadian Borrower or any Canadian Subsidiary Guarantor including, without limitation, Indebtedness arising from push down accounting, allocations of transfer pricing and allocations of the purchase price paid in acquisitions, provided, however, that none of such Indebtedness shall have been incurred in connection with the transfer of cash or Cash Equivalents to the Foreign Subsidiary.

(j)                                     Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary (other than the Canadian Borrower or any Subsidiary thereof which is a Guarantor);

(k)                                  purchase money Indebtedness hereafter incurred by the Parent Borrower or any of its Subsidiaries to finance the purchase, repair or improvement of fixed or capital assets in an amount not to exceed $5,000,000 at any one time outstanding (calculated based upon the exchange rate in effect on each date such Indebtedness is incurred);

(l)                                     Capital Lease Obligations permitted to be incurred under Section 7.7;

(m)                               Indebtedness to sellers to finance Permitted Acquisitions in an amount not to exceed $10,000,000 at any one time outstanding (calculated based upon the exchange rate in effect on each date such Indebtedness is incurred);

(n)                                 Indebtedness in the form of surety bonds and appeal bonds, customs bonds, utility bonds, performance or bid bonds and return of money bonds and other similar obligations incurred in the ordinary course of business consistent with past practice and not in connection with debt for money borrowed;

(o)                                 Indebtedness in the form of obligations under indemnification, purchase price adjustments, incentive, non-compete, consulting, deferred compensation, earn-out and similar obligations incurred in connection with the Acquisition, an Investment permitted under Section 7.8 or a Disposition;

(p)                                 obligations (contingent or otherwise) of the Parent Borrower existing or arising under any Hedge Agreement entered into in the ordinary course of business and not for speculative purposes; provided, that if such obligations relate to interest rates, (i) such obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such obligations related;

(q)                                 Indebtedness assumed in connection with a Permitted Acquisition after the date hereof (and not created in contemplation thereof);

(r)                                    Indebtedness representing deferred compensation to employees of the Parent Borrower and any of its Subsidiaries incurred in the ordinary course of business;

(s)                                  Refinancing Indebtedness in respect of clauses (e) and (q).

7.3                                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for the following Liens (each, a “Permitted Lien”):

(a)                                  Liens for taxes, assessments or governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business imposed by law that do not secure amounts in each case overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, utility bonds, return of money bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, restrictions, minor defects or irregularities of title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Subsidiaries;

(f)                                    Liens in existence on the date hereof listed on Schedule 7.3(f), including Liens securing Indebtedness permitted by Sections 7.2(e) for which collateral is described on Schedule 7.2(e) and Refinancing Indebtedness related thereto, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)                                 Liens securing Indebtedness of the Parent Borrower or any other Subsidiary incurred pursuant to Section 7.2(k) and (l) to finance the acquisition of fixed or capital assets, provided that (i) such Liens and the Indebtedness secured thereby are incurred within 120 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and products thereof and (iii) the amount of Indebtedness secured thereby is not increased;

(h)                                 Liens created pursuant to this Agreement and the Security Documents, or which are specifically permitted by the terms of any Security Document;

(i)                                     any interest or title of a lessor under any lease entered into by the Parent Borrower or any other Subsidiary as tenant (A) in the ordinary course of its business and covering only the assets so leased, (B) as provided in such lease, or (C) as otherwise available at law or equity;

(j)                                     all building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal and other governmental authority now or hereafter enacted;

(k)                                  Liens securing reimbursement of obligations in respect of (i) documentary letters of credit, provided that such Liens cover only the documents, the goods covered thereby and the proceeds thereof and (ii) bankers’ acceptances created in respect of drawings under such letters of credit, provided that such Liens cover only the specific goods covered by such letter of credit and the proceeds thereof;

(l)                                     Liens consisting of rights of set-off of a customary nature or bankers’ liens on amounts on deposit, whether arising by contract or operation of law, in each case incurred in the ordinary course of business;

(m)                               Liens encumbering customary initial deposits in respect of commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(n)                                 Liens not otherwise permitted by this Section 7.3 on assets of Foreign Subsidiaries (other than the Canadian Borrower or any Subsidiary thereof) so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Foreign Subsidiaries) $1,500,000 at any one time;

(o)                                 Liens on goods in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of such goods;

(p)                                 Liens securing obligations (other than Indebtedness) under operating, reciprocal easements or similar agreements entered into in the ordinary course of business by the Parent Borrower and its Subsidiaries which do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries;

(q)                                 Liens on property or assets of, or any shares of stock of or secured debt of, any Person existing at the time of the acquisition thereof pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(r)                                    Liens arising from the filing, for notice purposes only, of financing statements in respect of operating leases;

(s)                                  Liens securing Indebtedness of any Foreign Subsidiary incurred pursuant to Section 7.2(g);

(t)                                    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.8 (i) or (n) to be applied against the purchase price for such Investment, and (ii) on any assets that are the subject of an agreement for a Disposition thereof permitted hereunder that arise pursuant to such agreement, so long as such assets are disposed within six (6) months of the date such agreement shall have been entered into;

(u)                                 Liens consisting of restrictions on the transfer of securities pursuant to applicable federal and state securities laws;

(v)                                 any attachment or judgment lien not constituting an Event of Default; and

(w)                               Liens not otherwise permitted by this Section 7.3 on assets not constituting Collateral securing Indebtedness and other obligations and liabilities in an aggregate amount not to exceed $1,500,000 at any one time outstanding.

7.4                                 Fundamental Changes.  Except for the Merger to be effected in connection with the Acquisition, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)                                  any Subsidiary of the Parent Borrower may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any U.S. Wholly Owned Subsidiary Guarantor (provided that a U.S. Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)                                 any Subsidiary of the Parent Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any U.S. Wholly Owned Subsidiary Guarantor;

(c)                                  Dispositions permitted under Section 7.5;

(d)                                 any Canadian Subsidiary Guarantor may be merged or consolidated with or into any Canadian Borrower (provided that a Canadian Borrower shall be the continuing or surviving corporation) or with or into any Canadian Wholly Owned Subsidiary Guarantor (provided that a Canadian Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(e)                                  any Canadian Subsidiary Guarantor may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or any other Canadian Subsidiary Guarantor;

(f)                                    any Subsidiary of the Parent Borrower (other than the Canadian Borrower or any Guarantor) may be merged into or consolidated with any other Subsidiary of the Parent Borrower (other than the Canadian Borrower or any Guarantor);

(g)                                 any Subsidiary of Parent Borrower may merge with any other Person in connection with a Permitted Acquisition; provided however, that if such Subsidiary is a U.S. Borrower or a U.S. Subsidiary Guarantor, such Person, upon consummation of the merger, shall become a U.S. Borrower or a U.S. Subsidiary Guarantor, respectively; and

(h)                                 any Immaterial Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable could not reasonably be expected to have a Material Adverse Effect.

7.5                                 Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                                  the Disposition of obsolete, worn out, salvage or surplus property in the ordinary course of business; provided that the aggregate consideration received for all such property is at least equal to the aggregate fair market value thereof;

(b)                                 the sale of inventory or sale or lease of equipment in the ordinary course of business;

(c)                                  Dispositions permitted by Section 7.4 (a), (b), (d), (e), (f), (g) or (h);

(d)                                 the sale or issuance of any Subsidiary’s Capital Stock to the Parent Borrower or any U.S. Wholly Owned Subsidiary Guarantor or the sale or issuance of the Parent Borrower’s Capital Stock to Holdco;

(e)                                  the sale of North Safety Products (Africa) (Pty) Ltd. and its subsidiaries;

(f)                                    Restricted Payments permitted under Section 7.6;

(g)                                 Dispositions of Cash Equivalents; provided that the aggregate consideration received for all such Cash Equivalents is at least equal to the aggregate fair market value thereof; and

(h)                                 Dispositions of property by the Parent Borrower or any of its Subsidiaries not otherwise permitted under this Section 7.5 having a fair market value not to exceed $15,000,000 in the aggregate for any fiscal year of the Parent Borrower; provided that (x) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (y) the purchase price for such property shall be paid to the Parent Borrower or such Subsidiary for not less than 75% cash or Cash Equivalent consideration (provided further that to the extent any debt obligations or other securities received in connection with any Disposition pursuant to this clause (h) are actually converted into cash within six months following the receipt thereof by the Parent Borrower or any of its Subsidiaries, such debt obligations or other securities shall be treated as cash for purposes of such 75% cash consideration requirement) and (z) the aggregate consideration received for all such property is at least equal to the fair market value thereof.

7.6                                 Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Parent Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower or any Subsidiary (collectively, “Restricted Payments”), except:

(a)                                  that any Subsidiary may make Restricted Payments to the Parent Borrower or any U.S. Wholly Owned Subsidiary Guarantor, and any Subsidiary of the Canadian Borrower may make Restricted Payments to the Canadian Borrower or to any Canadian Subsidiary Guarantor;

(b)                                 payments made to Holdco for corporate overhead expenses reasonably incurred by Holdco, including without limitation, the (i) insurance premiums, (ii) legal, administration, accounting, audit and tax fees and expenses (including franchise fees or similar taxes and fees required to maintain its corporate existence), (iii) reimbursement payments to investors for their ordinary course out-of-pocket expenses and (iv) fees and expenses of board meetings; provided that the payments permitted under this clause (b) shall not exceed $1,250,000 in the aggregate for any fiscal year of the Parent Borrower;

(c)                                  so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower may make Restricted Payments to Holdco to permit Holdco to purchase Holdco’s common stock or common stock options from present or former officers, directors or employees of any Loan Party, members of management of any Loan Party, the Parent Borrower or any Subsidiary upon the death, disability or termination of employment of such director, member of management, officer or employee, provided that the aggregate amount of payments under this clause (c) after the date hereof (net of any proceeds received by Holdco and contributed to the Parent Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,500,000 in any fiscal year or $10,000,000 in the aggregate from and after the Closing Date;

(d)                                 the Parent Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, pay cash dividends to Holdco from time to time in amounts necessary for Holdco to pay interest on the Holdco Notes when and as (and only when and as) such interest becomes due and payable, provided that the Parent Borrower shall not make any such cash dividend payments to Holdco before the Revolver Termination Date;

(e)                                  Any Subsidiary of KCL may, so long as no Default or Event of Default shall have occurred and be continuing, make Restricted Payments to its shareholders other than KCL in an aggregate amount which bears the same ratio to the Restricted Payments made by such Subsidiary to KCL as the number of shares of the common stock of such Subsidiary owned by such shareholders bears to the aggregate number of shares of the common stock of such Subsidiary owned by KCL not to exceed €1,000,000 in any fiscal year;

(f)                                    that the Parent Borrower or any Subsidiary may make Restricted Payments to Holdco to pay (i) taxes of Holdco attributable to earnings of its Subsidiaries (ii) customary compensation and other amounts payable to members of the board of directors; and (iii) indemnification in favor its directors, officers and agents in respect of its services as such which indemnification is either (A) required or permitted under the applicable provisions of the Delaware General Corporation Law or (B) required or permitted by Holdco’s bylaws; and

(g)                                 that the Parent Borrower or any Subsidiary may make Restricted Payments to Holdco to enable the payment of management, monitoring, consulting and advisory fees and related expenses and any other fees and expenses (or any accruals relating to such fees and related expenses) permitted under Section 7.10(e).

7.7                                 Capital Expenditures.  Make or commit to make any Capital Expenditure, except:

(a)                                  Capital Expenditures of the Parent Borrower and its Subsidiaries in the ordinary course of business not exceeding $15,000,000 during any fiscal year of the Parent Borrower; provided that (A) up to $7,500,000 of any amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year but not in any subsequent fiscal years and (B) Capital Expenditures made pursuant to this paragraph (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (A) above; provided that, in connection with any Permitted Acquisition, the amount of Capital Expenditures that would otherwise be permitted in any such fiscal year pursuant to this clause (a) (including as a result of the application of subclause (B) of this clause (a)) may be increased in an amount equal to the greater of 2% of revenues of the Permitted Acquisition for the latest twelve months for which financial statements are available and 125% of the average historical capital expenditures for the previous three fiscal years of the acquired business (excluding for purposes hereof, any capital expenditures constituting a portion of the purchase price of, or in contemplation of, acquisitions made by or for the acquired business within the previous three fiscal years) (“Incremental Capital Expenditures”); provided further that up to 50% of such Incremental Capital Expenditure amount, if not so expended in the initial fiscal year for which it is permitted, may be carried over for expenditure in the next fiscal year but not in any subsequent fiscal years in addition to any amounts carried over pursuant to this Section 7.7(a)(A) above; however, that in no event shall Incremental Capital Expenditures exceed $10,000,000 in the aggregate in any fiscal year; and

(b)                                 Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

7.8                                 Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except (without duplication):

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 investments in cash and Cash Equivalents;

(c)                                  Guarantee Obligations permitted by Section 7.2;

(d)                                 loans and advances to employees of the Parent Borrower or any Subsidiary of the Parent Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Parent Borrower or any Subsidiary of the Parent Borrower not to exceed at any one time outstanding $350,000;

(e)                                  Investments in assets useful in the business of the Parent Borrower and its Subsidiaries made by the Parent Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)                                    (i) Investments by the Parent Borrower or any of its Subsidiaries in the Parent Borrower or any Person that, prior to such Investment, is a U.S. Borrower or a U.S. Wholly Owned Subsidiary Guarantor and (ii) Investments by any U.S. Borrower or any U.S. Subsidiary Guarantor in any newly-formed U.S. Wholly Owned Subsidiary of a U.S. Borrower or a U.S. Subsidiary Guarantor that has no material assets or liabilities prior to such Investment and with respect to which all the requirements of Section 6.9 shall be satisfied;

(g)                                 loans to officers and employees of the Borrowers for the sole purpose of purchasing equity of Holdco, secured with the equity purchased therewith and not exceeding $5,000,000 at any one time outstanding;

(h)                                 Investments in joint ventures and unconsolidated subsidiaries useful in the business of the Parent Borrower and its Subsidiaries and in Foreign Subsidiaries in amounts not to exceed $3,000,000 individually and $6,000,000 in the aggregate at any one time outstanding (calculated based on the date such Investment was made);

(i)                                     in addition to Investments otherwise expressly permitted by this Section, Permitted Acquisitions completed subsequent to the Closing Date for an aggregate purchase price (including cash, Capital Stock and promissory notes and contingent obligations (which shall be deemed to be made when such contingent purchase obligations are paid) given as consideration therefor and Indebtedness assumed in connection therewith, but excluding investment banking, brokerage, legal, accounting and other similar fees paid in connection therewith and fees paid in connection with the financing thereof) not to exceed $150,000,000 for all such Permitted Acquisitions (calculated based on the date such Investment was made);

(j)                                     Investments in respect of any Hedge Agreement permitted under Section 7.2;

(k)                                  loans permitted by Sections 7.2(h) and any Scheduled Debt owing by a Subsidiary to another Subsidiary;

(l)                                     (i) Investments by the Canadian Borrower or any Canadian Subsidiary Guarantor in the Canadian Borrower or any Person that, prior to such Investment, is a Canadian Subsidiary Guarantor and (ii) Investments by the Canadian Borrower or any Canadian Subsidiary Guarantor in any newly-formed Canadian Wholly Owned Subsidiary of the Canadian Borrower that has no material assets or liabilities prior to such Investment and with respect to which all the requirements of Section 6.9 shall be satisfied;

(m)                               Investments by any Foreign Subsidiary that is not a Guarantor in any other Foreign Subsidiary, any Borrower or any Guarantor;

(n)                                 Investments not otherwise permitted by this Section in an aggregate amount not to exceed $5,000,000 subsequent to the Closing Date (calculated based on the date such Investment was made);

(o)                                 Investments set forth on Schedule 7.8(o);

(p)                                 the Acquisition; and

(q)                                 Investments in joint ventures and unconsolidated subsidiaries in South Africa in amounts not to exceed $1,500,000 in the aggregate.

7.9                                 Optional Payments and Modifications of Certain Debt Instruments.  (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise optionally or voluntarily defease or segregate funds with respect to Holdco to defease or segregate funds with respect to, any Indebtedness (other than any Scheduled Debt that is not subordinated in right of payment to the Obligations), other than with the proceeds of Refinancing Indebtedness or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any subordinated Indebtedness included in the Scheduled Debt (including the Senior Subordinated Notes and the Holdco Notes), other than any such amendment, modification, waiver or other change that (i) (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or (B) is not adverse in any respect to the interests of the Borrowers or Lenders in the reasonable opinion of the U.S. Required Lenders and (ii) does not involve the payment of a consent fee or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Notes and the Senior Subordinated Notes Indenture or the Holdco Notes and Holdco Notes Indenture.

7.10                           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than between or among (x) the Parent Borrower or any U.S. Wholly Owned Subsidiary Guarantor, (y) the Canadian Borrower and/or any Canadian Subsidiary Guarantor(s) and (z) any Foreign Subsidiary (other than the Canadian Borrower or any Canadian Subsidiary Guarantor) and any other such Foreign Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Parent Borrower or such Subsidiary, as the case may be, (c) upon fair and reasonable terms (i) no less favorable to the Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (ii) in the case of a transaction between the Parent Borrower and such Subsidiary, more favorable to the Parent Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (d) any of the Transactions, (e)  the payment of management, monitoring, consulting and advisory fees and related expenses and any other fees and expenses (or any accruals relating to such fees and related expenses) paid to Equity Investors in an amount not to exceed $1,000,000 in any fiscal year and (f) the payment of transaction fees and expenses to Equity Investors in connection with Permitted Acquisitions or other Investments permitted under Section 7.8 made on usual and customary terms and, in respect of any such fees and expenses in connection with each Permitted Acquisition or other permitted Investment that exceed $1,000,000 in the aggregate, which fees and expenses are approved by a majority of the disinterested members of the board of directors of the Parent Borrower.

7.11                           Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Parent Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary unless such arrangement is entered into in connection with the financing of the acquisition of such property through the proceeds of a Capital Lease Obligation permitted by Section 7.3(g) and the sale or transfer of such property occurs within ninety days following the acquisition thereof by the Parent Borrower or any of its Subsidiaries except for Sale and Leasebacks by Parent Borrower or any of its Subsidiaries not exceeding $5,000,000 during any fiscal year of the Parent Borrower; provided that up to $5,000,000 of any amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year but not in any subsequent fiscal years.

7.12                           Changes in Fiscal Periods.  Permit the fiscal year of the Parent Borrower to end on a day other than December 31 or change the Parent Borrower’s method of determining fiscal quarters.

7.13                           Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Parent Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.14                           Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Parent Borrower or any other Subsidiary of the Parent Borrower, (b) make loans or advances to, or other Investments in, the Parent Borrower or any other Subsidiary of the Parent Borrower or (c) transfer any of its assets to the Parent Borrower or any other Subsidiary of the Parent Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, and (iii) any restrictions on the ability of any Subsidiary to transfer any such asset imposed by the provisions of the documentation pursuant to which there shall have been created a Lien permitted by Section 7.3.

7.15                           Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for the manufacture, distribution and sale of personal protection and safety equipment and related products.

7.16                           Limitation on Lease Expense.  Permit Lease Expense to exceed $12,500,000 for any fiscal year of the Parent Borrower; provided that, the amount of Lease Expense that would otherwise be permitted in any such fiscal year pursuant to this Section 7.16 may be increased in an amount proportionate to the increase in Consolidated EBITDA resulting from Permitted Acquisitions, and any such increase shall be calculated based upon the Consolidated EBITDA of Parent Borrower for the twelve months immediately preceding the consummation of the Permitted Acquisition and on a pro forma basis for the Permitted Acquisition as if such Permitted Acquisition was completed on the first day of such period.

7.17                           Change of Name.  Permit the Canadian Borrower or any Canadian Subsidiary Guarantor to change its name, unless a 30-day prior written notice has been given to the Canadian Agent.

7.18                           Anti-Terrorism Law; Anti-Money Laundering.

(a)                                  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 4.27, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.18).

(b)                                 Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

7.19                           Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

7.20                           Limitation on Capital and Holdco Capital.  Capital may not hold any material properties, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (a) the issuance of its equity interests to the Parent Borrower or any wholly owned subsidiary of the Parent Borrower and the activities incidental or related thereto and (b) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Senior Subordinated Notes, the Loan Documents and any other Indebtedness that is permitted to be incurred by Borrower under the Loan Documents and the activities incidental or related thereto; provided that the net proceeds of such Indebtedness are retained by the Parent Borrower or loaned to or contributed as capital to one or more Subsidiaries other than Capital.  Neither the Parent Borrower nor any of its Subsidiaries shall engage in any transactions with Capital in violation of the immediately preceding sentence.  Holdco Capital may not hold any properties, become liable for any obligations, engage in any trade or business or conduct any activity, other than consummation of the Holdco Merger.

7.21                           Limitation on Holdco.  Holdco may not hold any material properties, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (a) the ownership of equity interests of the Parent Borrower and the activities incidental or related thereto, (b) liabilities under the Holdco Notes and activities incidental thereto and any refinancing thereof contemplated by the definitions of “Term Loan Termination Date” or “Revolving Termination Date”, (c) liabilities under the Loan Documents, (d) cash and Cash Equivalents and (e) corporate, administrative and operating expenses in the ordinary course of business.  Neither the Parent Borrower nor any of its Subsidiaries shall engage in any transactions with Holdco in violation of the immediately preceding sentence.

SECTION 8

EVENTS OF DEFAULT

8.1                                 Events of Default.  If any of the following events shall occur and be continuing:

(a)                                  the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)                                  (i)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Parent Borrower only), Section 6.7(a) or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Mortgage or in any of the Canadian Loan Documents shall have occurred and be continuing; or

(d)                                 any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Parent Borrower from the Administrative Agent or any Lender; or

(e)                                  the Parent Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the Dollar Equivalent of $5,000,000; or

(f)                                    (i) Holdco, the Parent Borrower or any of their Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdco, the Parent Borrower or any of their Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdco, the Parent Borrower or any of their Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdco, the Parent Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdco, the Parent Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdco, the Parent Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                 (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or Multiemployer Plan or any Lien in favor of the PBGC, a Plan or a Multiemployer Plan shall arise on the assets of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the U.S. Required Lenders, likely to result in the termination of such Plan under Title IV of ERISA, (iv) any Single Employer Plan shall terminate under Title IV of ERISA, (v) the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the U.S. Required Lenders becomes likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the opinion of the U.S. Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)                                 one or more judgments or decrees shall be entered against the Parent Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or Invensys as to which the relevant insurance company or Invensys, as the case may be, has acknowledged coverage) of the Dollar Equivalent of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)                                     any of the Security Documents shall cease, for any reason, to be in full force and effect in all material respects, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby other than as to Collateral having an aggregate value less than $1,000,000 or as a result of the Administrative Agent’s or the Canadian Agent’s, as applicable, failure to take any necessary action with respect to the Collateral or the Security Documents; or

(j)                                     any guarantee contained in Section 2 of the Guarantee and Collateral Agreement or in any Canadian Security Document shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)                                  (i)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including such person’s or group’s Affiliates and associates, other than the Permitted Holders shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 33-1/3% of the outstanding common stock of the Parent Borrower, (ii) at any time after consummation of the Transactions, Holdco shall cease to be the sole manager of NSP or a majority of the directors of Holdco shall not have been elected by the Permitted Holders, (iii) the approval by the holders of Capital Stock of Holdco of any plan or proposal for the liquidation or dissolution of Holdco, or (iv) a Specified Change of Control shall occur; or

(l)                                     the Senior Subordinated Notes or the guarantees of the Senior Subordinated Notes shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the U.S. Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Note Agreement, or any Loan Party, any Affiliate of any Loan Party, or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (including the face amount of all Bankers’ Acceptances and B/A Equivalent Loans accepted by the Canadian Lenders), with accrued interest thereon and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken:  (i) with the consent of the Requisite U.S. Revolving Facility Lenders, the Administrative Agent may, or upon the request of the Requisite U.S. Revolving Facility Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the U.S. Revolving Commitments to be terminated forthwith, whereupon the U.S. Revolving Commitments shall immediately terminate; (ii) the Canadian Agent may, by notice to the Canadian Borrower, declare the Canadian Commitments to be terminated forthwith, whereupon the Canadian Commitments shall immediately terminate; (iii) with the consent of the U.S. Required Lenders, the Administrative Agent may, or upon the request of the U.S. Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the U.S. Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder to the U.S. Borrowers) to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) with the consent of the Canadian Required Lender, the Canadian Agent may, or upon request of the Canadian Required Lenders, the Canadian Agent shall, by notice to the Canadian Borrower, declare the Canadian Loans hereunder (including the face amount of all Bankers’ Acceptances accepted by the Canadian Lenders), with accrued interest thereon, and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all U.S. Letters of Credit and Canadian Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the U.S. Borrowers and the Canadian Borrower, as the case may be, shall at such time deposit in a cash collateral account opened by the Administrative Agent or the Canadian Agent, as the case may be, an amount equal to the aggregate then undrawn and unexpired amount of such U.S. Letters of Credit or Canadian Letters of Credit, as the case may be.  Amounts held in such cash collateral account shall be applied by the Administrative Agent or the Canadian Agent, as the case may be, to the payment of drafts drawn under such U.S. Letters of Credit or Canadian Letters of Credit, as the case may be, and the unused portion thereof after all such U.S. Letters of Credit or Canadian Letters of Credit, as the case may be, shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the U.S. Borrowers and the Canadian Borrower, as the case may be, hereunder and under the other Loan Documents.  After all such U.S. Letters of Credit or Canadian Letters of Credit, as the case may be, shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Parent Borrower and the Canadian Borrower, as the case may be, hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the relevant Borrowers (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Parent Borrower and the Canadian Borrower.

With respect to all Bankers’ Acceptances and B/A Equivalent Loans which are outstanding at the time the Canadian Agent takes any action pursuant to clause (iv) of the second preceding paragraph, the Canadian Borrower shall at such time deposit in a cash collateral account opened by the Canadian Agent an amount of cash equal to the aggregate undiscounted face amount of all unmatured Bankers’ Acceptances and B/A Equivalent Loans.  Amounts held in such account shall be applied to pay maturing Bankers’ Acceptances and B/A Equivalent Loans, and the unused portion thereof after all such Bankers’ Acceptances and B/A Equivalent Loans shall have matured, if any, shall be applied to repay other obligations of the Canadian Borrower hereunder.  After all Bankers’ Acceptances and B/A Equivalent Loans shall have been satisfied and all other obligations of the Canadian Borrower hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Canadian Borrower.

SECTION 9

THE AGENTS

9.1                                 Appointment.

(a)                                  Each U.S. Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any U.S. Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)                                 Each Canadian Lender hereby irrevocably designates and appoints the Administrative Agent and the Canadian Agent as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Canadian Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Canadian Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Canadian Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Canadian Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Canadian Agent.

(c)                                  For greater certainty, and without limiting the powers of the Canadian Agent, or any other Person acting as an agent or mandatory for the Canadian Agent hereunder or under any of the other Loan Documents, the Canadian Borrower hereby acknowledges that, for purposes of holding any security granted by the Canadian Borrower on property pursuant to the laws of the Province of Quebec to secure obligations of the Canadian Borrower under any bond, debenture or other title of indebtedness issued by the Canadian Borrower, the Canadian Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Canadian Lenders and in particular for all present and future holders of any bond, debenture or other title of indebtedness issued by the Canadian Borrower.  Each Canadian Lender hereby irrevocably constitutes, to the extent necessary, the Canadian Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by the Canadian Borrower in the Province of Quebec to secure the obligations of the Canadian Borrower under bond, debenture or other title of indebtedness issued by the Canadian Borrower, and hereby agrees that the Canadian Agent may act as the bondholder and mandatary (i.e. agent) with respect to any bond, debenture or similar title of indebtedness that may be issued by the Canadian Borrower and pledged in favor of the Canadian Agent for the benefit of the Canadian Agent and the Canadian Lenders.  Each assignee of a Canadian Lender shall be deemed to have confirmed and ratified the constitution of the Canadian Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of an Assignment and Acceptance.  Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Canadian Agent may acquire and be the holder of any hypothec or debenture.  The Canadian Borrower hereby acknowledges that each such hypothec or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The execution by the Canadian Agent as the holder of an irrevocable power of attorney (fondé de pouvoir), prior to the Credit Agreement, of any deeds of hypothec or other security documents is hereby ratified and confirmed.

The Lenders shall have the right to appoint a successor agent (and fondé de pouvoir), Credit Suisse Toronto Branch from time to time without notice to or the consent of the Canadian Borrower.  Upon such appointment, the successor agent shall succeed to and become the agent (and fondé de pouvoir) with all the rights, powers and privileges of the retiring agent (and fondé de pouvoir) and the retiring agent (and fondé de pouvoir) shall thereupon be immediately discharged from all further duties and obligations under this Agreement.

The parties hereto acknowledge and agree that the Collateral Mortgage Bond is issued in order to comply with and so as to make available to the Lenders the security contemplated by Article 2692 of the Civil Code of Quebec and, accordingly, Section 32 of the Act respecting the special powers of legal persons (Quebec) has no application to the holding by Credit Suisse, Toronto Branch of the Collateral Mortgage Bond.

9.2                                 Delegation of Duties.  The Administrative Agent and the Canadian Agent may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3                                 Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the U.S. Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any U.S. Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4                                 Reliance by Administrative Agent and the Canadian Agent.  The Administrative Agent and Canadian Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower), independent accountants and other experts selected by the Administrative Agent or Canadian Agent, as the case may be.  The Administrative Agent or Canadian Agent, as the case may be, may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent or Canadian Agent, as the case may be.  The Administrative Agent or Canadian Agent shall each be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent or Canadian Agent shall each in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5                                 Notice of Default.  Neither the Administrative Agent nor the Canadian Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Canadian Agent, as the case may be, has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent or the Canadian Agent receives such a notice, the Administrative Agent or the Canadian Agent shall give notice thereof to the Lenders.  The Administrative Agent or the Canadian Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all  Lenders); provided that unless and until the Administrative Agent or the Canadian Agent shall have received such directions, the Administrative Agent or the Canadian Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders; provided, further, that with respect to the termination of the U.S. Revolving Commitments and Canadian Commitments and/or the acceleration of the U.S. Loans, the Administrative Agent or the Canadian Agent shall take such action with respect to such termination and/or acceleration as shall be reasonably directed by the U.S. Revolving Facility Lenders and/or the U.S. Required Lenders and Canadian Required Lenders, respectively.

9.6                                 Non-Reliance on Agents and Other U.S. Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any  Lender.  Each  Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other  Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each  Lender also represents that it will, independently and without reliance upon any Agent or any other  Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the  Lenders by the Administrative Agent or the Canadian Agent, as applicable, hereunder, the Administrative Agent nor the Canadian Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or the Canadian Agent, as applicable, or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7                                 Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8                                 Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, (i) each Agent (other than the Canadian Agent) shall have the same rights and powers under this Agreement and the other Loan Documents as any U.S. Lender and may exercise the same as though it were not an Agent, and the terms “U.S. Lender” and “U.S. Lenders” shall include each Agent in its individual capacity, and (ii) the Canadian Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Canadian Lender and may exercise the same as though it were not the Canadian Agent, and the terms “Canadian Lender” and “Canadian Lenders” shall include the Canadian Agent in its individual capacity.

9.9                                 Successor Administrative Agent.  (a)  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the U.S. Lenders and the Parent Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the U.S. Required Lenders shall appoint from among the U.S. Lenders a successor agent for the U.S. Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the U.S. Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the U.S. Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b)                                 The Canadian Agent may resign as Canadian Agent upon 30 days’ notice to the Canadian Lenders and the Canadian Borrower.  If the Canadian Agent shall resign as Canadian Agent under this Agreement and the other Loan Documents, then the Canadian Required Lenders shall appoint from among the Canadian Lenders a successor agent for the Canadian Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Canadian Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Canadian Agent, and the term “Canadian Agent” shall mean such successor agent effective upon such appointment and approval, and the former Canadian Agent’s rights, powers and duties as Canadian Agent shall be terminated, without any other or further act or deed on the part of such former Canadian Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Canadian Agent by the date that is 30 days following a retiring Canadian Agent’s notice of resignation, the retiring Canadian Agent’s resignation shall nevertheless thereupon become effective and the Canadian Lenders shall assume and perform all of the duties of the Canadian Agent hereunder until such time, if any, as the Canadian Required Lenders appoint a successor agent as provided for above.  After any retiring Canadian Agent’s resignation as Canadian Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Canadian Agent under this Agreement and the other Loan Documents.

9.10                           Authorization to Release Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each of the U.S. Lenders (without requirement of notice to or consent of any U.S. Lender except as expressly required by Section 10.1) to take any action requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Canadian Agent is hereby irrevocably authorized by each of the Canadian Lenders (without requirement of notice to or consent of any Canadian Lender except as expressly required by Section 10.1) to take any action requested by the Canadian Borrower having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1.

9.11                           Documentation Agents.  Neither the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in their capacity as such.

SECTION 10

MISCELLANEOUS

10.1                           Amendments and Waivers.  Except as provided in Section 2.25, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent (or the Canadian Agent, as applicable) and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent (or the Canadian Agent, as applicable), as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the consent of each Lender directly affected thereby; (ii)  reduce any percentage specified in the definition of Required Lenders or U.S. Required Prepayment Lenders, consent to the assignment or transfer by the Parent of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any material Guarantor from its obligations under the Guarantee and Collateral Agreement (other than in connection with permitted asset sales), in each case without the written consent of all U.S. Lenders; (iii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iv) amend, modify or waive any condition precedent to any extension of credit under the U.S. Revolving Facility set forth in Section 5.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Requisite U.S. Revolving Facility Lenders; (v) amend, modify or waive any provision of Section 2.17 without the consent of the Requisite Lenders in respect of each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Requisite Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent (or the Canadian Agent, as applicable); (viii) amend, modify or waive any provision of Section 2.5 without the written consent of the Swingline Lender; or (ix) amend, modify or waive any provision of Section 3 without the written consent of the U.S. Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent (or the Canadian Agent, as applicable) and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent (or the Canadian Agent, as applicable) shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2                           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Parent Borrower, the Administrative Agent and the Canadian Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the U.S. Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdco:                                                                                                                                              c/o Odyssey Investment Partners, LLC
280 Park Avenue
West Tower, 38th Floor
New York, New York  10017
Attention:  Brian Kwait
Telecopy:  (212) 351-7925

The Parent Borrower:                                                                       2211 York Road, Suite 215
Oak Brook, Illinois  60523
Attention:  David Myers
Telecopy:  (630) 572-8518
Telephone:  (630) 572-8234

The Canadian Borrower                                                          10,550 Parkway Boul.

Ville d’Anjou, Quebec HlJ 2K4

Attention :  VP Finance

Telecopy :  (514) 351-3361

Telephone: (514) 351-7233

With a copy to:                                                                                                     Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania  19103-2793
Attention:  Geraldine A. Sinatra, Esq.
Telecopy:  (215) 994-2222
Telephone:  (215) 994-2824

and

Sternthal Katznelson Montigny, L.L.P.
Place du Canada, Suite 1020
Montreal, Canada
H3B 2N2
Attention:  David Sternthal
Telecopy:  (514) 878-9195
Telephone:  (514) 878-1011

The Administrative Agent:                                         11 Madison Avenue
New York, New York  10010
Attention:  Thomas Lynch
                  Agency Group Manager
Telecopy:  (212) 325-8304
Telephone:  (212) 325-9205

and

The Canadian Agent:                                                                      Credit Suisse, Toronto Branch
1 First Canadian Place
Suite 3000, PO Box 301
Toronto, Ontario
Canada  M5X 1C9
Attention:  Agency Operations
Fax:  416-352-4574

provided that any notice, request or demand to or upon the Administrative Agent, the Canadian Agent, the U.S. Lenders or the Canadian Lenders shall not be effective until received.

10.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Canadian Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                           Payment of Expenses and Taxes.  The Borrowers agree (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Canadian Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent, the Syndication Agent and the Canadian Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Canadian Agent and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under or workout or restructuring of this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent and the Canadian Agent, (c) to pay, indemnify, and hold each Lender, the Arranger, the Canadian Agent and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Arranger, the Administrative Agent, the Canadian Agent, the Documentation Agents, the Syndication Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable fees, disbursements and other charges of counsel) arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by any Borrower or any of its affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith or with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Borrower, any of their Subsidiaries or any of the Group Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.  All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor.  Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to David Myers (Telephone No. (630) 572-8234) (Telecopy No. (639) 572-8518), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6                           Successors and Assigns; Participations and Assignments.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, the Canadian Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)                                 Any Lender may, without the consent of any Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Parent Borrower and the Administrative Agent (or the Canadian Agent, as applicable) shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would increase commitments, reduce the principal of, or interest on, the Loans or any fees payable hereunder, postpone the date of the final maturity or scheduled amortization of the Loans or release any Guarantor (other than in connection with permitted Asset Sales) or all or substantially all of the Collateral, in each case to the extent subject to such participation.  The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder.  The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Parent Borrower (except in the case of the assignment of a Term Loan, in which case only notice is required) and the Administrative Agent or the Canadian Agent, as well as the U.S. Issuing Lender or the Canadian Issuing Lender, in the case of the assignment of the Canadian Commitments (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent or the Canadian Agent, as appropriate, for its acceptance and recording in its Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall, unless otherwise agreed by the Parent Borrower and the Administrative Agent or the Canadian Agent, as appropriate, be in an aggregate principal amount (treating multiple, simultaneous assignments to two or more Approved Funds managed by the same investment advisor as a single assignment) of less than (i) $1,000,000, in the case of the Term Loans or (ii) $2,500,000, in the case of the U.S. Revolving Loans, unless the entire Commitments and Loans and other interests of the assigning Lender (and of all Lenders which are Approved Funds managed by the same investment advisor as the assigning Lender) are so assigned; provided, further, that, unless otherwise agreed to by the Parent Borrower and the Administrative Agent, no Canadian Lender and no U.S. Lender having a Related Canadian Lender may assign its Commitment in whole or in part unless the Assignee has a Related bank, financial institution or other entity which simultaneously assumes any obligations of the Related Lender of the transferor Lender with respect to the assigned Commitment; and provided, further, that no such assignment of all or any part of the Canadian Commitments or the Canadian Extensions of Credit shall be made in favor of any Person which is a non-resident of Canada for the purpose of Section 212 of the Income Tax Act (Canada).  Any such assignment need not be ratable as among the Facilities other than, unless otherwise agreed to by the Parent Borrower and the Administrative Agent, the Canadian Subfacility.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).  The parties to each such assignment shall execute and deliver to the Administrative Agent or the Canadian Agent, as appropriate, an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent or the Canadian Agent, as appropriate, via an electronic settlement system then acceptable to the Administrative Agent or the Canadian Agent, as appropriate, which shall initially be the settlement system of ClearPar, LLC, or (B) manually executed and delivered together with a processing and recordation fee of $3,500) and the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent or the Canadian Agent, as appropriate, an Administrative Questionnaire and applicable tax form(s).  Notwithstanding any provision of this Section 10.6, the consent of the Parent Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing.  The Canadian Agent shall, on behalf of the Canadian Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a Register for the recordation of the names and addresses of the Canadian Lenders and the Commitment of, and the principal amount of the Loans owing to, each Canadian Lender from time to time.

(d)                                 The Administrative Agent shall, on behalf of the Parent Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Parent Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent or the Canadian Agent, in the case of the assignment of the Canadian Commitments, of a registration and processing fee of $3,500, the Administrative Agent or the Canadian Agent, as appropriate, shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)                                    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g)                                 The Parent Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

10.7                           Adjustments; Set-off.

(a)                                  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender (other than any Canadian Lender) or to the Lenders under a particular Facility (other than the Canadian Subfacility), if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable after all applicable grace periods by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Borrower, as the case may be.  Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower, the Administrative Agent and the Canadian Agent.

10.9                           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                     Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Loan Party, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11                     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  NOTWITHSTANDING THE FOREGOING, HOWEVER, ALL CLAIMS AND RIGHTS OF ACTION OF THE CANADIAN LENDERS AGAINST THE CANADIAN BORROWER OR ANY OF THEM HEREUNDER OR UNDER THE CANADIAN LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO (EXCLUDING ANY PROVISION THEREOF WHICH MAY MAKE THE LAWS OF ANOTHER JURISDICTION APPLICABLE) AND THE LAWS OF CANADA APPLICABLE THEREIN.

10.12                     Submission to Jurisdiction; Waivers.  Each Borrower hereby irrevocably and unconditionally:

(a)                                  if it is a U.S. Borrower or the Canadian Borrower, submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; and, if it is the Canadian Borrower, submits for itself and its property in any legal or proceeding relating to this Agreement and the Canadian Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the Province of Ontario;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent (and in the case of the Canadian Borrower, the Canadian Agent) shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13                     Acknowledgements.  Each Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent, the Canadian Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Canadian Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Parent Borrower and the Lenders.

10.14                     Confidentiality.  Each of the Administrative Agent, the Canadian Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent, the Canadian Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Canadian Agent, any other Lender or any affiliate of any Lender, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s advisor (so long as such contractual counterparty agrees to be bound by the provisions of this Section 10.14).

10.15                     Joint and Several Obligations.  All of the obligations of the U.S. Borrowers hereunder shall be joint and several; provided, however, that in no event shall the maximum liability of any U.S. Borrower in respect of Obligations arising out of Loans and other extensions of credit made to the other U.S. Borrowers exceed the greater of (a) the actual loan to such U.S. Borrower and (b) the maximum amount which can be guaranteed by such U.S. Borrower under applicable Federal and state laws relating to the insolvency of debtors.

10.16                     WAIVERS OF JURY TRIAL.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17                     Canadian Amendments and Waivers.  Neither the Canadian Loan Documents nor any terms in respect of the Canadian Commitments hereof or thereof may be amended, supplemented or modified without the prior written consent of the Canadian Agent and the Canadian Lenders.

10.18                     Judgment Currency.

(a)                                  Borrower’s obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

10.19                     USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address and tax identification number of the Borrowers and other information regarding the Borrowers that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.  This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SAFETY PRODUCTS HOLDINGS, INC.

By:	/s/ Benjamin Hochberg
Name: Benjamin Hochberg
Title: Vice President

SPH ACQUISITION LLC
(the rights and obligations of which hereunder
are to be assumed by
NORCROSS SAFETY PRODUCTS, L.L.C.
NORTH SAFETY PRODUCTS INC.
and
MORNING PRIDE MANUFACTURING L.L.C.)

By:	/s/ Benjamin Hochberg
Name: Benjamin Hochberg
Title: Vice President

CREDIT SUISSE, acting through its Cayman Islands Branch, as Administrative Agent and as a Lender

By:	/s/ Bill O’ Daly
Name: Bill O’ Daly
Title: Director

By:	/s/ Cassandra Droogan
Name: Cassandra Droogan
Title: Associate

CREDIT SUISSE, TORONTO BRANCH, as Canadian Agent and as a Canadian Lender

By:	/s/ Bruce F. Wetherby
Name: Bruce F. Wetherby
Title: Director and Principal Officer

By:	/s/ Duncan Webb
Name: Duncan Webb
Title:

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Peter Vander Horst
Name: Peter Vander Horst
Title: Principal

GMAC COMMERCIAL FINANCE LLC, as Documentation Agent and as a Lender

By:	/s/ W. Wakefield Smith
Name: W. Wakefield Smith
Title: Director

LASALLE BANK NATIONAL ASSOCIATION, as
Documentation Agent and as a Lender

By:	/s/ Oscar D. Johnson Jr
Name: Oscar D. Johnson Jr
Title: First Vice President

US BANK NATIONAL ASSOCIATION, as
Documentation Agent and as a Lender

By:	/s/ Matthew J. Schulz
Name: Matthew J. Schulz
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By:	/s/ Julia R. Meade
Name: Julia R. Meade
Title: Duly Authorized Signatory

GMAC COMMERCIAL FINANCE CORPORATION –
CANADA, as Canadian Lender

By:	/s/ W. Wakefield Smith
Name: W. Wakefield Smith
Title: Director

GE CANADA ASSET FINANCING, INC., as Canadian Lender

By:	/s/ [ILLEGIBLE]
Name:
Title: Duly Authorized Signatory

ABN AMRO N.V., Canada Branch, as Canadian Lender

By:	/s/ Darcy Mack
Name: Darcy Mack
Title: First Vice President

By:	/s/ Barry Walsh
Name: Barry Walsh
Title: Vice President

[OTHER LENDERS]

[OTHER CANADIAN LENDERS]

Annex A

PRICING GRID FOR U.S. REVOLVING LOANS, U.S. SWINGLINE LOANS
AND CANADIAN LOANS

Consolidated Total Leverage Ratio of the Parent Borrower	Applicable Margin for Eurodollar Loans and Bankers’ Acceptances or B/A Equivalent Loans	Applicable Margin for ABR Loans and C$Prime Loans	Commitment Fee Rate
X >4.25x	2.50%	1.50%	0.50%
4.25x> X >3.25x	2.25%	1.25%	0.50%
X< 3.25x	2.00%	1.00%	0.375%

Changes in the Applicable Margin resulting from changes in the Consolidated Total Leverage Ratio of the Parent Borrower shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1(a) (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph; provided that the foregoing changes in the Applicable Margin shall not be effective until at least one full fiscal quarter of the Parent Borrower after the Closing Date has been completed.  If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered the Consolidated Total Leverage Ratio of the Parent Borrower as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.0 to 1.0.  In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Total Leverage Ratio of the Parent Borrower shall for the purposes of this definition be deemed to be greater than 4.0 to 1.0.  Each determination of the Consolidated Total Leverage Ratio of the Parent Borrower pursuant to this pricing grid shall be made with respect to (or, in the case of Consolidated Total Debt, as at the end of) the period of four consecutive fiscal quarters of the Parent Borrower ending at the end of the period covered by the relevant financial statements.